++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+  THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE   +
+                                   CHANGED.                                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION. DATED NOVEMBER 12, 1998.
            Prospectus Supplement to Prospectus dated May 19, 1998.

                                       Units
[LOGO]
                                MONSANTO COMPANY
                % Adjustable Conversion-rate Equity Security Units

                                  -----------

     Monsanto Company is offering Units that will result in gross proceeds of
approximately $500,000,000. Each Unit has a stated value of $       and
consists of:

     (1) a purchase contract under which (a) on November   , 2001, the holder
  will purchase not more than one share and not less than     shares of Common
  Stock depending on the average trading price of the Common Stock during a
  20-day period ending before November   , 2001 and (b) the holder or the
  Company, as specified in the final prospectus, will pay contract fees to the
  other at      %; and

     (2) a Junior Subordinated Deferrable Debenture having a principal amount
  equal to the stated value, an interest rate of      % and a maturity date of
  November   , 2003, subject to a call option granted to Goldman, Sachs & Co.

     The Company will pay interest on the Junior Subordinated Deferrable Debentures on January 15, April 15, July 15 and October 15 of each year. The Company can defer these payments, but deferrals will bear additional interest at
     %. The holders will pledge the Junior Subordinated Deferrable Debentures to secure their obligations under the purchase contract. As long as a purchase contract is effective for a Unit, a holder cannot separate or separately transfer the purchase contract and the Junior Subordinated Deferrable Debentures (or other pledged securities).


     Prior to this offering of Units, there has been no public market for Units. The Company intends to list the Units on the New York Stock Exchange under the
symbol "   ". The Common Stock is listed on the New York Stock Exchange under the symbol "MTC". The last reported sale price of the Common Stock on November 10, 1998 was $39.19 per share.

     Consider carefully the "risk factors" beginning on page S-11 of this prospectus.

                                  -----------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                           Per Unit    Total
                                                           --------    -----
Initial public offering price of Units................... $          $
Proceeds from sale of Call Options....................... $          $
Underwriting discount.................................... $          $
Proceeds, before expenses, to Monsanto Company........... $          $

     The underwriters may, under certain circumstances, purchase up to an
additional     Units from Monsanto Company at the initial public offering price less the underwriting discount.

                                  -----------

     The underwriters are severally underwriting the Units being offered. The underwriters expect to deliver the Units against payment in New York, New York on November , 1998.

                          Joint Book-Running Managers

GOLDMAN, SACHS & CO.                                        SALOMON SMITH BARNEY

                                  -----------

                 Prospectus Supplement dated November   , 1998.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere in this prospectus.

                                  THE COMPANY

    Monsanto is a life sciences company, committed to finding solutions to the growing global needs for food and health by applying common forms of science and technology among agriculture, nutrition and health. The 26,500 employees of Monsanto make and market high-value agricultural products, pharmaceuticals and food ingredients.

    Monsanto was an early innovator in agricultural biotechnology, and its Agricultural Products segment is a leading worldwide developer, producer and marketer of crop protection products and of products enhanced by biotechnology. Monsanto markets its technology through its seed companies and through licensing its technology to third-party seed companies.

    The Nutrition and Consumer Products segment of the Company manufactures and markets sweeteners (including NutraSweet brand sweetener and Equal and Canderel tabletop sweeteners), alginates, biogums and other food ingredients. This segment also is investing in a science-based nutrition research program for future life sciences products.

    The Company's wholly-owned subsidiary, G.D. Searle & Co., focuses its pharmaceutical product portfolio and research efforts to solve unmet medical needs in four major therapeutic areas: arthritis/pain; cardiovascular; women's health; and oncology.

    The Company was incorporated in 1933 under Delaware law and is the successor to a Missouri corporation, Monsanto Chemical Works, organized in 1901. The Company's principal executive offices are located at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167 (telephone number (314) 694-
1000) and its internet address is http://www.monsanto.com.

STRATEGY

    Monsanto is a life sciences company that creates value by advancing and applying the rapid innovations in biosciences and genomics to agriculture, nutrition and health. By considering agriculture, nutrition and health as a system rather than as isolated businesses, the Company expects to develop more powerful approaches to medical and agricultural needs. The sharing of these technologies across businesses can result in reduced time and cost of research and development (known as "R&D") and also allows the Company to focus on the most promising candidates in its product pipeline.

    While the life sciences industry is relatively young, Monsanto expects the recent trends of consolidation and alliances in the industry to continue. The Company has assembled a unique network of relationships among technology companies and traditional providers of agriculture, food, and human and animal health during the past several years in order to compete effectively in this emerging industry. Specifically, Monsanto:

 .   Has acquired, or agreed to acquire, several seed companies. These investments are the foundation for Monsanto's continued success in quickly bringing new biotech traits to market worldwide. The integration of seeds, biotechnology and agricultural chemicals allows Monsanto to offer better solutions to customers. Further, Monsanto expects this integration to transform its seed companies from commodity-based operations to value-added businesses. In the near-term, the Company is focusing on the successful integration of its seed assets.

 . Is collaborating with several genomics companies and has created a wholly-owned subsidiary devoted to applying genomics technologies to the discovery and development of plant and agricultural products. These collaborations are expected to increase the speed and precision with which Monsanto can discover and bring to market new life sciences products.

 . Has forged partnerships and alliances with pharmaceutical companies to speed the worldwide development and marketing of several promising products in the Monsanto pipeline. The Company expects to continue this kind of partnering for certain of its pharmaceutical pipeline products. In addition, Searle has recently broadened its geographic presence with strategic acquisitions in key countries, including Brazil, Argentina, Italy and Switzerland.

 . Has agreed with Cargill Incorporated to form a joint venture to create new and better products for animal feed and grain processing that are expected to give growers more options and choices in raising crops geared for those markets.

COMPANY STRENGTHS

   The Company believes its competitive strengths include the following:

 . Broad life sciences platform--Monsanto's portfolio includes products in each of its key business sectors that provide a solid platform for its efforts in furthering the enterprise as a life sciences company. The Company has been recognized for its strong product stewardship--developing and commercializing key products such as Roundup herbicide and NutraSweet brand sweetener, and then maximizing their potential. Searle is currently the No. 1 prescription arthritis treatment provider in the United States and a leading provider worldwide, driven by the success of the Daypro and Arthrotec arthritis treatments. Arthrotec is also the No. 1 prescription arthritis brand in Canada, Sweden and the United Kingdom. The Company's product management capabilities have created the foundation for its life sciences strategy and generated the cash flow that have allowed Monsanto to fund its growth programs to date.

 . Leadership position among agricultural biotechnology firms--Monsanto began commercializing crops that are herbicide-or insect-resistant in 1995. In 1998, there were more than 50 million acres of crops planted with seeds containing Monsanto biotechnology traits. This represents a clear leadership position in this market. Such acreage is expected to grow substantially as the Company continues to commercialize these products around the world and as Monsanto traits are bred into more varieties. In many growing regions, the demand for these products has exceeded supply, and the satisfaction among growers planting these products indicates continued growth potential.

 . Strong near-term product pipeline--Monsanto has more than two dozen products in its near-term product pipeline with expected commercialization dates ranging from 1999 through 2002. The Company believes that the overall expected value of this near-term portfolio exceeds $10 billion and that the product candidates support each of the Company's major business segments (Agricultural Products, Nutrition and Consumer Products and Pharmaceuticals). See the product pipeline section below for additional information.

 . Leading-edge technology--The Company invested early on in agricultural biotechnology, which has led to its strong position in agricultural biotechnology products. Within the past two years, Monsanto has collaborated with several genomics companies, and has created a wholly-owned subsidiary to apply genomics technologies to the discovery and development of plant and agricultural products. Genomics is expected to contribute to an exponential increase in the number of new life sciences products which can be created and brought to market. The Company believes its biotechnology and genomics capabilities are unparalleled in the life sciences industry.

 .   Marketplace presence, sales and distribution strength--Monsanto has well-
    established relationships with a significant number of industry leaders in its target markets, and is adding new relationships through its partnering arrangements and alliances. This additional presence will position the Company well as it continues to grow its life sciences franchise.

                              RECENT TRANSACTIONS

Agricultural Products Segment

    The addition of seed companies to Monsanto's life sciences portfolio is expected to speed the development and commercialization of seeds that: (1) allow growers to use fewer insecticides or other inputs and allow for growing crops in a more environmentally friendly manner; (2) have greater yields; or
(3) contain an improved quality (for example, a healthier oil) for human or animal consumption.

    Monsanto is focusing its agricultural biotechnology efforts and related seed products on the major row crops (wheat, corn, soybeans, cotton, canola and rice). As the Company has aggressively pursued its life sciences strategy, it has entered into the following transactions during 1998:

    DEKALB Genetics Corporation. On May 11, 1998, Monsanto announced a definitive agreement to acquire the remaining shares of DEKALB Genetics Corporation ("DEKALB") that Monsanto did not already own for a purchase price of approximately $2.3 billion. This transaction is subject to regulatory approvals and other customary conditions. DEKALB is a worldwide leader in agricultural genetics and a top hybrid seed corn company in the United States. DEKALB also has a strong presence in Latin America, plus seed interests in Europe and Southeast Asia. DEKALB currently offers its customers Monsanto traits for YieldGard insect-protected corn and Roundup Ready herbicide-tolerant corn.

    Delta and Pine Land Company. On May 11, 1998, Monsanto announced a definitive agreement with Delta and Pine Land Company ("Delta Pine") to merge Delta Pine with Monsanto. Under the terms of the agreement, Monsanto will issue approximately 33 million shares of its Common Stock to Delta Pine shareowners. The merger is subject to regulatory approvals, shareowner consent and other customary conditions. Delta Pine is a leading breeder, producer and marketer of cotton seed. It currently sells Monsanto's Bollgard and Ingard insect-protected cotton in the United States, Mexico, Australia and China, and Roundup Ready cotton in the United States. Delta Pine's international experience in commercializing crops developed through biotechnology has allowed it to quickly bring these new seeds to global markets.

    Plant Breeding International Cambridge Limited. On July 16, 1998, Monsanto acquired Plant Breeding International Cambridge Limited ("PBIC") for a purchase price of approximately $525 million. PBIC breeds and produces new and improved varieties of winter wheat and other crops. PBIC's principal operations are in the United Kingdom, France and Germany.

    Cargill International Seed Operations. In October 1998, Monsanto announced the acquisition of the international seed operations of Cargill Incorporated ("Cargill") in Central and Latin America, Europe (excluding certain operations in the United Kingdom), Asia and Africa for a purchase price of approximately $1.4 billion. Cargill's international seed businesses specialize in the development and marketing of corn, rapeseed and sunflower seeds.

    Cargill Joint Venture. On September 25, 1998, Monsanto and Cargill signed an agreement to form a worldwide joint venture to create and market new products enhanced through biotechnology for the grain processing and animal feed markets. The 50-50 joint venture is expected to draw from Monsanto's capabilities in genomics, biotechnology and seeds and Cargill's global agricultural input, processing and marketing infrastructure to develop new products with traits aimed at improving the processing efficiencies and animal nutrition qualities of major crops.

Pharmaceuticals Segment

    The Pharmaceuticals segment has entered into agreements designed to enhance its ability to develop and commercialize its products and broaden its geographical presence, including the following transactions:

 .   On January 19, 1998, Searle and Yamanouchi Pharmaceutical Co., Ltd.
    announced an alliance to develop and commercialize key compounds from the Searle product pipeline for the Japanese market.

 .   On February 18, 1998, Searle and Pfizer Inc. announced that they had entered into definitive agreements covering the promotion in the United States of Searle's novel COX-2 inhibitors under development for the treatment of arthritis and pain. On March 24, 1998, Searle and Pfizer expanded their collaboration agreement covering Searle's COX-2 arthritis product to include all world areas except Japan.

Other Segments

    The Company has focused on divesting certain non-core businesses, including the following transactions:

 .   On June 25, 1998, Monsanto announced that it had signed a letter of intent to sell its lawn-and-garden business exclusive of its Roundup herbicide products for residential use to The Scotts Company for $300 million. Under a separate, long-term, exclusive agreement, Monsanto will continue to make Roundup for residential use, and The Scotts Company will market the product.

 .   During the course of 1998, the Company completed the sale or restructuring of several small, non-core businesses. This effort is expanding to include a number of other non-core initiatives with potential gross proceeds of up to $700 million.

                                PRODUCT PIPELINE

    The Company's near-term product pipeline, defined as products that are expected to be commercialized during the 1999-2002 period, includes significant products in major markets. The expected productivity of the Company's R&D investment represented in the near-term pipeline is 13:1, or for every dollar of expected R&D and market launch costs, Monsanto estimates receiving $13 in value.

    Highlights of Monsanto's near-term pipeline include:

 .   Celebrex, a COX-2 inhibitor currently undergoing priority review at the
    U.S. Food and Drug Administration (known as the "FDA") for acute or chronic use in the treatment of the signs and symptoms of osteoarthritis and rheumatoid arthritis and for the management of pain. Celebrex is designed to treat arthritis without gastrointestinal side effects, which are common in arthritis sufferers using non-steroidal anti-inflammatory medications currently on the market.

 .   Other COX-2 candidates under development include: a once-a-day dosing product for arthritis sufferers; an injectable COX-2 compound formulated for the management of acute pain in a hospital setting; a treatment of certain cancers; a dental analgesic; and, in the medium-term pipeline, a COX-2 compound that may lessen the severity of Alzheimer's disease.

 .   Other near-term pharmaceutical pipeline products include: leridistim, a blood cell growth factor expected to help prevent infections in cancer patients after chemotherapy; daniplestim, another oncology compound designed to help protect patients from infections and bleeding episodes; and xemilofiban, an oral anti-platelet agent designed to prevent blood-clot formation after coronary angioplasty.

 . Neotame is an important product in the Nutrition and Consumer Products segment's pipeline that can build on the market leadership created by NutraSweet brand sweetener. Monsanto filed a limited-use food additive petition with the FDA for this unique, no-calorie, high-intensity sweetener in December 1997. The Company plans to file for general use in the near future.

 .  The near-term agricultural pipeline includes products that will strengthen
   Monsanto's already strong portfolio. The near-term pipeline currently includes two herbicides and one seed treatment that address specific weed and disease problems in wheat, which is planted on more acres worldwide than any other crop. In addition, the pipeline includes: a biotechnology-based product that will give corn growers protection against the corn rootworm, a pest that costs U.S. growers $1 billion annually in lost yields; and, next-generation agricultural biotechnology products that will incorporate insect and herbicide resistance traits in corn and cotton seeds.
                                 THE OFFERING

                                   THE UNITS

  TITLE.  % Adjustable Conversion-rate Equity Security Units (the "Units")

  TOTAL STATED AMOUNT.  $500,000,000

  STATED AMOUNT. $   per Unit

  PAYMENT RATE.   % of the Stated Amount per year (   % if the Company defers
payment)

  QUARTERLY PAYMENT DATES. January 15, April 15, July 15 and October 15, which may be deferred as described below

  STOCK PURCHASE DATE. November   , 2001

  STOCK PURCHASE UPON SETTLEMENT. On the Stock Purchase Date, a holder of a Unit must purchase, for the Stated Amount, a number of shares of Common Stock, or fraction thereof, equal to the Settlement Rate.

  SETTLEMENT RATE. The Settlement Rate per Unit will be not more than one
share and not less than     shares of Common Stock, depending on the average
trading price of the Common Stock during a 20-day period ending before
November   , 2001 ("Applicable Market Value") and will be determined as described under "--Description of Purchase Contracts--General".

  The following table illustrates the applicable Settlement Rate and approximate market value of the Common Stock receivable upon settlement of the Units at certain assumed Applicable Market Values:


                                                                     VALUE OF SHARES
   IF THE APPLICABLE               SETTLEMENT                       RECEIVED PER UNIT
    MARKET VALUE IS                   RATE                         UPON SETTLEMENT(1)
---------------------------------------------------------------------------------------
   $        per share                                                    $
     (i.e., 150% of                                                  (i.e.,    % of
     Stated Amount)                                                  Stated Amount)
---------------------------------------------------------------------------------------
   $        per share                                                   $
    (i.e., Threshold                                              (i.e., Stated Amount)
  Appreciation Price)
---------------------------------------------------------------------------------------
   $        per share                                                   $
 (i.e., 1/2 way between                                           (i.e., Stated Amount)
     Stated Amount
     and Threshold
  Appreciation Price)
---------------------------------------------------------------------------------------
   $        per share                 1.0                               $
 (i.e., Stated Amount)                                            (i.e., Stated Amount)
---------------------------------------------------------------------------------------
   $        per share                 1.0                               $
     (i.e., 50% of                                                    (i.e., 50% of
     Stated Amount)                                                  Stated Amount)

-------
(1) Assumes that Applicable Market Value accurately reflects fair market value on the Stock Purchase Date.

  COMPONENTS OF THE UNITS. Each Unit will initially consist of:

(1) a purchase contract ("Purchase Contract") under which (a) the holder will purchase, on the Stock Purchase Date, a share of Common Stock, or fraction thereof, equal to the Settlement Rate and (b) the holder or the Company, as specified in the final
   prospectus, will pay contract fees to the other at   % of the Stated Amount
   per year; and

(2) a Junior Subordinated Deferrable Debenture having a Principal Amount equal to the Stated Amount (the "Debenture"), subject to a Call Option granted by the holder of the Unit to Goldman, Sachs & Co. (in such capacity, the "Call Option Holder"). Under the Call Option, the Call Option Holder is entitled to acquire, on or before the last Quarterly Payment Date before the Stock Purchase Date, the Debentures underlying the Units.

  The Debentures and any substituted securities will be pledged to
              , as collateral agent for the Company and the Call Option Holder, to secure the holder's obligations to the Company and the Call Option Holder under the Purchase Contract and Call Option underlying the Unit. If a holder of Units does not purchase the shares of Common Stock as required by the corresponding Purchase Contracts, the purchase obligation will be funded by the pledged securities or their proceeds.

  The Units described above are referred to in this document as "Normal Units". If the Call Option Holder in its discretion agrees, each holder of Normal Units may elect to substitute, as pledged securities, Treasury Securities in return for the Debentures underlying the Normal Units. If a holder of Normal Units elects to substitute Treasury Securities as pledged securities, the Debentures will be released from the pledge arrangement and delivered to the holder. The Normal Units would then become "Stripped Units". The Stripped Units will no longer generate cash payments to the holder, other than any Contract Fees payable by the Company. Stripped Units will not be listed on the New York Stock Exchange ("NYSE") or be fungible with Normal Units.

  CONTRACT FEES. The holders of Units may be required to pay Contract Fees to the Company, or the Company may be required to pay Contract Fees to the holders of Units, as specified in the final prospectus.

  Contract Fees payable by the Company may be deferred and will bear additional
Contract Fees at the rate of   % per year plus, for the period after the Call
Option Expiration Date, the amount, if any, by which the interest rate on the Debentures has been increased until paid.

  TERMINATION. The Purchase Contract will automatically terminate if the Company becomes subject to certain events of bankruptcy, insolvency or reorganization. If the Purchase Contract is terminated, the Call Options also will terminate and the Collateral Agent will release the Pledged Securities held by it to the Unit Agent for distribution to the holders.

                                 THE DEBENTURES

  INDENTURE. The Debentures will be issued by the Company under the Indenture
between                     , as trustee, and the Company, in an aggregate
principal amount equal to the aggregate Stated Amount.

  INTEREST.   % of the principal amount. Interest will be payable quarterly in arrears on each Quarterly Payment Date, subject to the deferral provisions described below.

  MATURITY. The Company must repay the Debentures on the Maturity Date of
November   , 2003, at the principal amount plus unpaid accrued interest. The
Company does not have the option to redeem the Debentures prior to the Maturity Date.

  INTEREST RATE INCREASE. On the Call Option Expiration Date, a nationally recognized investment banking firm chosen by the Company (the "Rate Increase Agent") may decide to increase the interest rate on the

Debentures after analyzing the then current aggregate market value of the Debentures and the Aggregate Call Option Exercise Consideration.

  INTEREST DEFERRAL PROVISIONS. Generally, the Company may defer the payments of interest on the Debentures. Any deferred payments of interest will bear
additional interest at a rate per year equal to the Deferral Rate of   % until
paid.

  DEBENTURE PUT OPTIONS. Each holder of Debentures may elect to require the Company to repurchase the Debentures on the Stock Purchase Date or, in the event of certain Cash Mergers, on or after the date of the Cash Merger, at a price equal to the principal amount plus unpaid accrued interest, but only if the cash received on the exercise of such option is used to settle the Purchase Contracts.

  SINKING FUND. The Debentures will not be entitled to the benefits of any sinking fund.

                                    GENERAL

  LISTING. Application will be made to list the Normal Units on the NYSE. Stripped Units will not be listed on the NYSE.

  FEDERAL INCOME TAX CONSEQUENCES. In general, holders of the Units will be subject to federal income tax on the accrual of original issue discount in respect of the Units and upon sale or transfer of the Units, including sale or transfer pursuant to exercise of the Call Option. Prospective investors should be aware that no statutory, judicial or administrative authority directly addresses the tax treatment of Units or instruments similar to Units for United States federal income tax purposes. Accordingly, prospective investors are urged to consult their tax advisors concerning the tax consequences of an investment in the Units, including the application of state, local and foreign or other tax laws and the possible effects of changes in federal or other tax laws.

                                OTHER OFFERINGS
    Concurrently, the Company is also offering approximately $1 billion in Common Stock in a separate public offering. In a subsequent private debt offering, the Company expects to offer $2.5 billion in aggregate principal amount of senior unsecured long-term debt. The offerings of Units, Common Stock and debt securities together are referred to as the "Financings." None of the offerings is conditioned upon the consummation of any other offering. This prospectus relates only to the offering of Units and no other securities.

    Trademarks and service marks owned or licensed by Monsanto and its subsidiaries are indicated by special type throughout this prospectus.

                       SUMMARY HISTORICAL FINANCIAL DATA

    The following table sets forth selected historical financial data of the Company. The interim financial data have been derived from the unaudited financial statements of the Company. The Company believes that the financial statements reflect all adjustments necessary for a fair presentation of the financial data. The results of the nine months do not necessarily indicate the results to be expected for the full year. The year-end financial data have been derived from the Company's audited financial statements. The data set forth are based on, and should be read together with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements, the notes thereto and the other financial data and statistical information included or incorporated by reference in this prospectus.

                          AS OF AND FOR THE
                             NINE MONTHS
                                ENDED                      AS OF AND FOR THE
                            SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                          -------------------   -------------------------------------------
                          1998(1)    1997(2)    1997(3)  1996(4)  1995(5)  1994(6)  1993(7)
                          --------   --------   -------  -------  -------  -------  -------
                               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)
OPERATING RESULTS:
Net Sales...............  $  6,500   $  5,694   $7,514   $6,348   $5,410   $4,679   $4,304
Operating Income........       805        445      499      595      698      643      485
 As a Percent of Net
  Sales.................        12%         8%       7%       9%      13%      14%      11%
Income from Continuing
 Operations.............       353        289      294      413      461      454      298
 As a Percent of Net
  Sales.................         5%         5%       4%       7%       9%      10%       7%
Income (Loss) from
 Discontinued
 Operations(8)..........                  176      176      (28)     278      168      196
Net Income..............       353        465      470      385      739      622      494
BASIC EARNINGS PER
 SHARE:(9)
Income from Continuing
 Operations.............      0.59       0.49     0.50     0.71     0.81     0.79     0.50
Net Income..............      0.59       0.79     0.80     0.66     1.30     1.09     0.83
DILUTED EARNINGS PER
 SHARE:(9)
Income from Continuing
 Operations.............      0.56       0.47     0.48     0.69     0.79     0.78     0.50
Net Income..............      0.56       0.76     0.77     0.64     1.27     1.06     0.82
FINANCIAL POSITION:
Total Assets............    12,866     10,375   10,774   11,237   10,731    9,103    8,788
Working Capital.........     1,158        593      727      939    1,493    1,448    1,377
Property, Plant and
 Equipment:
 Gross..................     5,206      4,570    4,701    4,428    4,111    3,748    3,687
 Net....................     2,729      2,263    2,400    2,095    1,893    1,673    1,669
Long-Term Debt..........     2,506      1,507    1,979    1,608    1,667    1,405    1,502
Shareowners' Equity.....     4,686      3,963    4,104    3,690    3,732    2,948    2,855
Current Ratio...........       1.3        1.2      1.2      1.3      1.5      1.6      1.6
Percent of Total Debt to
 Total Capitalization...        50%        47%      47%      38%      35%      37%      38%

(1) Income from continuing operations for the nine months ended September 30, 1998 included $200 million, or $0.32 per share-diluted, primarily for the write-off of acquired in-process research and development, and other unusual items.
(2) Income from continuing operations for the nine months ended September 30, 1997 included $405 million, or $0.67 per share-diluted, for the write-off of acquired in-process research and development.
(3) Income from continuing operations for 1997 included $455 million, or $0.75 per share-diluted, for the write-off of acquired in-process research and development.
(4) Income from continuing operations for 1996 included restructuring and other unusual charges of $257 million, or $0.43 per share-diluted, associated with the closure or rationalization of certain facilities, asset write-offs and work force reductions.
(5) Income from continuing operations for 1995 included net restructuring expenses and other unusual items of $63 million, or $0.11 per share-diluted.
(6) Income from continuing operations for 1994 included a net after tax gain for restructuring and other unusual items of $20 million, or $0.03 per share-diluted.
(7) Income from continuing operations for 1993 included a net after-tax loss for restructuring and other unusual items of $11 million, or $0.02 per share-diluted.
(8) Includes sale of styrenics plastics business in 1995 in the spinoff of the Company's chemical businesses in 1997.
(9) Per share amounts were restated to reflect the May 1996 five-for-one stock split.

                  UNAUDITED SUPPLEMENTAL PRO FORMA INFORMATION

    During May 1998, Monsanto entered into agreements (1) to acquire the remaining shares of DEKALB that Monsanto did not already own for a purchase price of approximately $2.3 billion and (2) to issue approximately 33 million shares of Common Stock in connection with the merger of Delta Pine with Monsanto. On July 16, 1998, Monsanto acquired PBIC for a purchase price of approximately $525 million. In October 1998, Monsanto announced the acquisition of the international seed operations of Cargill in Central and Latin America, Europe (excluding certain operations in the United Kingdom), Asia and Africa for a purchase price of approximately $1.4 billion. Outlined below, as supplemental information, is unaudited pro forma financial information as if the DEKALB, Delta Pine, PBIC, and Cargill transactions (hereinafter collectively referred to as the "Monsanto Transactions") had occurred at the beginning of the earliest period presented. The Company will account for the Monsanto Transactions under the purchase method of accounting.

The unaudited supplemental pro forma information is presented for illustrative purposes only and does not necessarily indicate the operating results or financial position that would have occurred had the Company completed the Monsanto Transactions at the dates indicated, nor does it necessarily indicate future operating results or financial position.

                                             FOR THE NINE         FOR THE
                                             MONTHS ENDED       YEAR ENDED
                                          SEPTEMBER 30, 1998 DECEMBER 31, 1997
                                          ------------------ -----------------
                                                (IN MILLIONS, EXCEPT FOR
                                                   PER SHARE AMOUNTS)
NET SALES
Monsanto.................................       $6,500            $7,514
Monsanto Transactions....................          798               836
                                                ------            ------
Monsanto supplemental pro forma..........       $7,298            $8,350
                                                ======            ======
INCOME (LOSS) FROM CONTINUING OPERATIONS
Monsanto.................................       $  353            $  294
Monsanto Transactions....................           29                25
Pro forma net interest and amortization
 of intangible assets....................         (316)             (435)
                                                ------            ------
Monsanto supplemental pro forma..........       $   66            $ (116)
                                                ======            ======
WEIGHTED AVERAGE SHARES OUTSTANDING--
 BASIC
Monsanto.................................          600               590
Delta Pine effect(1).....................           31                31
                                                ------            ------
Total....................................          631               621
                                                ======            ======
BASIC EARNINGS (LOSS) PER SHARE--
 CONTINUING OPERATIONS
Monsanto.................................       $ 0.59            $ 0.50
Monsanto supplemental pro forma..........         0.10             (0.19)
                                                ------            ------
Supplemental pro forma dilution..........       $(0.49)           $(0.69)
                                                ======            ======
WEIGHTED AVERAGE SHARES OUTSTANDING--
 DILUTED(2)
Monsanto.................................          627               611
Delta Pine effect(1).....................           33                32
                                                ------            ------
Total....................................          660               643
                                                ======            ======
DILUTED EARNINGS (LOSS) PER SHARE--
 CONTINUING OPERATIONS(2)
Monsanto.................................       $ 0.56            $ 0.48
Monsanto supplemental pro forma..........         0.10             (0.19)
                                                ------            ------
Supplemental pro forma dilution..........       $(0.46)           $(0.67)
                                                ======            ======

(1) Represents the historical weighted average shares of Delta Pine, excluding shares already owned by Monsanto, multiplied by the merger exchange ratio.
(2) When calculating Monsanto's diluted earnings per share--continuing operations for the year ended December 31, 1997, weighted average shares outstanding--diluted of 611 million is used. However, because the pro forma effects of the Monsanto Transactions result in a loss from continuing operations for the year ended December 31, 1997, common share equivalents are anti-dilutive. Therefore, when calculating the Monsanto supplemental pro forma diluted loss per share--continuing operations for the year ended December 31, 1997, weighted average shares outstanding--basic of 590 million and 31 million for Monsanto and the Delta Pine effect, respectively, are used.

    The estimated excess of the purchase price over the acquired net assets of DEKALB, Delta Pine, PBIC and Cargill has been assigned to acquired in-process R&D, goodwill and other intangible assets. The unaudited supplemental pro forma information reflects the amortization of goodwill and other intangible assets over lives ranging from 7 to 20 years. The write-offs for acquired in-process R&D, currently estimated to be between $900 million and $1.2 billion (pre-tax), have not been included in the unaudited supplemental pro forma information. Pro forma interest expense is computed using a weighted average rate of 7.0 percent for the year ended December 31, 1997, and a weighted average rate of 6.5 percent for the nine months ended September 30, 1998. The net assets, the acquired in-process R&D and the acquired intangibles of DEKALB, Delta Pine, PBIC and Cargill were valued using preliminary estimates of fair values which are subject to change.

    The Monsanto supplemental pro forma loss from continuing operations for the year ended December 31, 1997 includes an after-tax special charge of $455 million related to acquired in-process R&D for Monsanto. Excluding this special charge, the Monsanto supplemental pro forma income from continuing operations for the year ended December 31, 1997 would total $339 million, or $0.55 per share-basic and $0.53 per share-diluted.

    The Monsanto supplemental pro forma income from continuing operations for the nine months ended September 30, 1998, includes an after-tax special charge of $200 million for the write-off of acquired in-process R&D and other unusual items for Monsanto. Excluding this special charge, the Monsanto supplemental pro forma income from continuing operations for the nine months ended September 30, 1998 would total $266 million, or $0.42 per share-basic and $0.40 per share-diluted.

                                  RISK FACTORS
    Before purchasing any of the Units offered hereby, prospective purchasers of Units should consider, in addition to the other information with respect to the Company and its business contained in this prospectus or incorporated in this prospectus by reference, the following risk factors.

                        RISK OF DECLINE IN EQUITY VALUE

    The market value of the Common Stock receivable upon settlement of the Purchase Contracts may be materially different than the purchase price payable for such Common Stock. If the Applicable Market Value of the Common Stock on the Stock Purchase Date is less than the Stated Amount (i.e., less than the Closing Price of the Common Stock on the date of this prospectus), each holder of Units will, on the Stock Purchase Date, be required to purchase shares of Common Stock for an amount greater than the aggregate Applicable Market Value of such shares, i.e., at a loss. Accordingly, a holder of Units assumes the risk that the market value of the Common Stock may decline, and such decline could be substantial. See "Prospectus Summary--The Offering--Settlement Rate" for a tabular presentation of the Settlement Rate and the approximate market value of the Common Stock receivable upon settlement of the Units at certain assumed Applicable Market Values.

                  LIMITATION ON EQUITY APPRECIATION POTENTIAL

    Since the number of shares of Common Stock issuable upon settlement of each
Purchase Contract may decline by up to   % as the Applicable Market Value
increases, the opportunity for equity appreciation afforded by an investment in the Units is less than that afforded by a direct investment in the Common Stock. Assuming the Applicable Market Value accurately reflects fair market value, the Applicable Market Value on the Stock Purchase Date must exceed the
Threshold Appreciation Price of $        per share before a holder of the Units
will realize any appreciation.

         LIMITATION ON VALUE OF DEBENTURES AS A RESULT OF CALL OPTIONS

    If the value of the Debentures underlying the Normal Units is greater than the value of the Aggregate Call Option Exercise Consideration (as expected), it is likely that the Call Option Holder will exercise its Call Options. In that case, the Call Option Holder rather than holders of Normal Units will realize the benefit of that greater value. The Debentures may increase in value due to, among other things, a decrease in interest rates or an increase in the perceived credit quality of the Company. See "Description of the Units-- Description of the Debentures--Market Rate Increase".

                 LIMITATIONS ON RIGHT TO CREATE STRIPPED UNITS

    Each holder of Normal Units will have the right to substitute, as Pledged Securities, Treasury Securities that will generate payments matching such holder's obligations under the underlying Purchase Contracts, in return for the securities that had been the Pledged Securities. As long as the Call Options underlying such Normal Units remain exercisable, such right may be exercised only if the holder obtains an instrument from the Call Option Holder releasing its security interest in the Pledged Securities securing such Call Options and agreeing that such Call Options no longer underlie such Units. The holder might obtain such an instrument by separately documenting such Call Options with the Call Option Holder (and, if required by the Call Option Holder, entering into credit support arrangements satisfactory to the Call Option Holder backing such Call Options), paying the Call Option Holder to cancel such Call Options or otherwise. However, the Call Option Holder will be under no obligation to deliver such an instrument, and there can be no assurance that a holder will be able to induce the Call Option Holder to do so. Therefore, investors may not be able to capitalize on any appreciation of the Units through this means. Goldman, Sachs & Co. have advised the Company that, while they are the Call Option Holder, they will evaluate requests to release their security interests in the Pledged Securities on a case-by-case basis, taking into account (1) the market value of the Pledged Securities as compared to the cost to the Call Option Holder of exercising the Call Options, (2) the availability and amount of credit support, (3) any payments to be made in connection therewith and (4) other factors pertaining at the time of any requested release. In doing so, Goldman, Sachs & Co. would expect that they would not grant such a request unless the value of the payments and other new rights offered by the holder were no less valuable to Goldman, Sachs & Co. than the rights they had before granting such request.

                         PLEDGED SECURITIES ENCUMBERED

    Although holders of Units will be beneficial owners of the underlying Pledged Securities, those Pledged Securities will be pledged with the Collateral Agent to secure the obligations of the holders under the Purchase Contracts and the Call Options. Thus, for so long as the Purchase Contracts remain in effect, holders will not be entitled to withdraw their Pledged Securities from this pledge arrangement except in the limited circumstances described in this prospectus.

                      SUBORDINATION OF COMPANY OBLIGATIONS

    The obligations of the Company under the Debentures will be unsecured and subordinate and rank junior in right of payment to all present and future Senior Indebtedness of the Company to the extent and in the manner set forth in the Indenture. No payments on account of principal of or interest on the Debentures (including payments on exercise of Debenture Put Options) may be made if there shall have occurred and be continuing (1) a default in any payment with respect to Senior Indebtedness beyond any applicable grace period,
(2) an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or (3) if any judicial proceeding shall be pending with respect to any default as described in the Indenture and this prospectus.

    Neither the Indenture nor the Master Unit Agreement places any limitation on the amount of secured or unsecured debt, including Senior Indebtedness, that may be incurred by the Company or any of its subsidiaries.

    See "Description of the Units--Description of the Debentures--
Subordination".

                            OPTION TO DEFER PAYMENTS

    The Company will generally have the right to defer payments of interest on the Debentures at any time or from time to time for a period not extending beyond the Maturity Date. Upon any such deferral, quarterly distributions on the Debentures by the Company will be deferred. However, deferred payments of interest on the Debentures will bear additional interest or distributions at a rate per year equal to the Deferral Rate (compounding on each succeeding Quarterly Payment Date) until paid. See "Description of the Units--Description of the Debentures--Interest" and "--Description of the Debentures--Option to Extend Interest Payment Date".

    The Company will generally have the right to defer the payment of Contract Fees on the Purchase Contracts at any time or from time to time for a period not extending beyond the Stock Purchase Date. However, deferred payments of Contract Fees will bear additional Contract Fees at a rate per annum equal to the Deferral Rate (compounding on each succeeding Quarterly Payment Date) until paid. If the Purchase Contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency, or reorganization with respect to the Company), the right to receive Contract Fees, including deferred Contract Fees, will terminate.

    Should the Company elect to exercise its right to defer payments of interest on the Debentures or Contract Fees, the market price of the Debentures or, for so long as the Purchase Contracts remain in effect, the Units is likely to be affected. A holder that disposes of its Debentures or Units during such deferral period, therefore, might not receive the same return on its investment as a holder that continues to hold its Debentures or Units. In addition, the mere existence of the Company's right to defer such payments may cause the market price of the Debentures or Units to be more volatile than the market prices of other securities that are not subject to such deferrals.

    For information about the taxation of holders in the event that the Company exercises its right to defer payments, see "--Tax Matters" and "Certain Federal Income Tax Consequences--Interest Received on the Debentures".

     MASTER UNIT AGREEMENT NOT QUALIFIED UNDER TRUST INDENTURE ACT; LIMITED
                           OBLIGATIONS OF UNIT AGENT

    Although the Debentures constituting a part of the Normal Units will be issued pursuant to an indenture under the Trust Indenture Act, the Master Unit Agreement relating to the Units and the appointment of the Unit Agent (as defined here) as the agent and the attorney-in-fact for the holders of the Units will not be qualified as an indenture under the Trust Indenture Act, and the Unit Agent will not be required to qualify as a trustee thereunder. Accordingly, holders of the Units will not have the benefits of the protections of the Trust Indenture Act. Under the terms of the Master Unit Agreement, the Unit Agent will have only limited obligations to the holders of the Units. See "Description of the Units--Certain Provisions of the Principal Agreements-- Information Concerning the Unit Agent".

                  POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET

    The Units are securities for which there is currently no secondary market. It is not possible to predict how the Units will trade in the secondary market or whether the market for the Units will be liquid or illiquid. Application has been made to list the Normal Units on the NYSE. The Underwriters have advised the Company that the Underwriters intend to make a market for the Normal Units; however, the Underwriters are not obligated to do so and any market making may be discontinued at any time.

                                  TAX MATTERS

    For United States federal income tax purposes, the Debentures will be classified as contingent debt instruments. Consequently, they will be considered to be issued with original issue discount ("OID"), which each holder of Debentures, including holders of Normal Units for so long as Units include Debentures, will be required to include in income during the holder's period of ownership of the Debentures, subject to certain adjustments. Additionally, holders may be required to recognize ordinary income on all or a portion of any gain realized on a sale of Debentures or any gain attributable to Debentures on a sale of Units before maturity. See "Certain Federal Income Tax Consequences-- Interest Received on the Debentures" and "--Sale or Disposition of Units".

    If the Company exercises its right to defer payments of interest on the Debentures, each holder of Debentures, including holders of Normal Units for so long as Normal Units include Debentures, will continue to be required to accrue OID in respect of the Debentures for United States federal income tax purposes. As a result, for any period in respect of which payment of interest is deferred, each holder of Debentures will recognize income for United States federal income tax purposes but will not receive from the Company cash attributable to such income prior to the end of the Extension Period relating to that interest payment. In addition, a holder will not receive from the Company any cash related to the income accrued during any period in respect of which payment of interest is deferred if the holder disposes of the Debentures (or Normal Units) prior to the record date for the payment of interest deferred during the related Extension Period. Assuming, however, that the Company does not exercise its right to defer payments, the Company believes that the amount of taxable income required to be recognized each year with respect to the Debentures generally will not exceed materially the amount of cash distributed each year with respect to the Debentures. See "Certain Federal Income Tax Consequences--Interest Received on the Debentures".

    If holders are required to pay Contract Fees to the Company, it is unlikely that the fees will be deductible for federal income tax purposes. Therefore, although the amount of cash interest received by Unit holders will be reduced by the amount of Contract Fees payable to the Company, holders most likely will include in income the full amount of OID on the Debentures (or interest or OID on other Pledged Securities), without a deduction for payment of the Contract Fees. See "Certain Federal Income Tax Consequences--Contract Fees".

                                USE OF PROCEEDS

    The Company estimates that the net proceeds to the Company from this Units offering (after deducting estimated expenses) will be approximately $
million (or $    million assuming full exercise of the underwriters' over-
allotment option). The Company plans to use the net proceeds of this offering to finance or refinance seed company acquisitions, including to refinance its outstanding commercial paper as it becomes due, and for working capital purposes.

    The Company also plans to sell (1) Common Stock in a separate public offering and (2) senior unsecured long-term debt securities in a private placement. The Company plans to use the net proceeds from the sale of Common Stock and the debt securities (assuming completion of the private placement) to finance or refinance seed company acquisitions, including to refinance its outstanding commercial paper as it becomes due, and for working capital purposes.

    Assuming completion of the private placement of debt securities, the Company estimates that it will receive net proceeds of approximately $ billion from the Financings. None of the offerings is conditioned upon the consummation of any other offering.

    The Company will use a portion of the net proceeds from the Financings, including this offering, to reduce the outstanding amount of its commercial paper, which was used primarily in connection with prior acquisitions. Such commercial paper has an average maturity of 57 days and a weighted average interest rate of 5.41%, both as of November 6, 1998.

    Pending the use of the net proceeds of the Financings for the purposes described above, the Company plans to invest such proceeds in short-term investment grade marketable securities or money market obligations.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
    The Common Stock is traded on the New York Stock Exchange under the symbol "MTC". The following table sets forth, for the periods indicated, the high and low sales prices per share for the Common Stock, reported by the New York Stock Exchange.

                                                          MONSANTO COMMON STOCK
                                                       ---------------------------
                                                       HIGH(1) LOW(1) DIVIDENDS(2)
                                                       ------- ------ ------------
1996
  First Quarter....................................... $31.75  $23.00    $0.138
  Second Quarter......................................  34.50   28.13     0.150
  Third Quarter.......................................  37.88   26.13     0.150
  Fourth Quarter......................................  43.25   36.50     0.150
1997
  First Quarter....................................... $42.25  $34.75    $0.150
  Second Quarter......................................  46.50   37.00     0.160
  Third Quarter.......................................  52.31   36.38     0.160
  Fourth Quarter......................................  45.75   38.00     0.030
1998
  First Quarter....................................... $53.06  $38.31    $0.030
  Second Quarter......................................  60.38   51.31     0.030
  Third Quarter.......................................  63.94   50.50     0.030
  Fourth Quarter (through November 10, 1998)............55.88.  33.75     0.030

--------
(1) Market prices prior to September 1997 were not restated to reflect the spinoff of Monsanto's chemical businesses.

(2) In the fourth quarter of 1997, following the spinoff of Monsanto's chemical businesses, Monsanto's Board of Directors re-evaluated its dividend policy and reduced the quarterly dividend on Common Stock.

    Monsanto has paid quarterly dividends on its common shares without interruption since 1928. In 1997, following the spinoff of its chemical businesses, the Company's Board of Directors re-evaluated the dividend policy and reduced the quarterly dividend on its Common Stock. The lower dividend payout was chosen to reflect the desire to fund the Company's growth opportunities appropriately to create long-term economic value for shareowners. Monsanto's dividend policy reflects the Company's expectations of future growth, profitability, financial position, acquisitions, working and fixed capital needs, scheduled debt repayments, and economic conditions, including inflation. The Company has declared a dividend of $0.03 per share payable on December 11, 1998 to holders of record on November 16, 1998. The shares of Common Stock sold pursuant to this offering are not eligible to receive this dividend. Dividends are declared and paid at the discretion of the Company's Board of Directors.

                                 CAPITALIZATION

    The following table sets forth as of September 30, 1998 (1) the historical capitalization of the Company; (2) the capitalization of the Company giving pro forma effect to the Monsanto Transactions; and (3) such pro forma amounts as adjusted to give effect to the Financings and the application of the estimated net proceeds as described in "Use of Proceeds." The table should be read in conjunction with the Company's financial statements, the notes thereto and the other financial data and statistical information included or incorporated by reference in this prospectus. See "Unaudited Supplemental Pro Forma Informa-tion" and "Summary Historical Financial Data."

                                                          AS OF
                                                   SEPTEMBER 30, 1998
                                             (IN MILLIONS OF DOLLARS, EXCEPT
                                                   PER SHARE AMOUNTS)
                                          -------------------------------------
                                                                   PRO FORMA
                                          ACTUAL(1) PRO FORMA(2) AS ADJUSTED(3)
                                          --------- ------------ --------------
SHORT-TERM DEBT:
  Commercial paper.......................  $ 1,754    $ 5,113       $ 1,113
  Other short-term debt..................      415        930           930
                                           -------    -------       -------
    Total short-term debt................    2,169      6,043         2,043
LONG-TERM DEBT:
  Commercial paper(4)....................    1,000      1,000         1,000
  Senior debt............................    1,506      1,667         4,167 (5)
  Subordinated debt......................                               500 (6)
                                           -------    -------       -------
    Total long-term debt.................    2,506      2,667         5,667
SHAREOWNERS' EQUITY:
  Common stock, par value $2.00 per
   share.................................    1,644      1,711         1,764
  Additional paid-in capital.............      518      1,339         2,256
  Reinvested earnings....................    5,272      4,538         4,538
  Other shareowners' equity..............     (248)      (248)         (248)
  Treasury stock.........................   (2,500)    (2,117)       (2,117)
                                           -------    -------       -------
    Total shareowners' equity............    4,686      5,223         6,193
                                           -------    -------       -------
Total Capitalization.....................  $ 9,361    $13,933       $13,903
                                           =======    =======       =======

(1) Reflects capitalization of the Company at September 30, 1998, which includes the acquisition of PBIC.

(2) Reflects pro forma adjustments giving effect to the Monsanto Transactions as of September 30, 1998 as described in the "Unaudited Supplemental Pro Forma Information" and the notes thereto.

(3) Reflects pro forma adjustments giving effect to the Financings and the application of the estimated net proceeds as described in "Use of Proceeds."

(4) These amounts have been classified as long-term as Monsanto has the ability and intent to renew these obligations beyond a one-year period.

(5) Reflects the issuance of $2.5 billion in aggregate principal amount of senior unsecured long-term debt, assuming completion of the private placement of debt securities.

(6) Reflects the issuance of $500 million of junior subordinated deferrable debt due 2003 relating to the sale of the Units.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                       I. SELECTED NINE MONTH DISCUSSION

   RESULTS OF OPERATIONS--FIRST NINE MONTHS OF 1998 COMPARED WITH FIRST NINE
                                 MONTHS OF 1997

    Net income and income from continuing operations totaled $353 million, or $0.56 per share, for the first nine months of 1998 compared with net income of $465 million, or $0.76 per share, and income from continuing operations of $289 million, or $0.47 per share, for the first nine months of 1997. However, results for both years included unusual items. Net income and income from continuing operations for the first nine months of 1998 included an aftertax net charge of $13 million, or $0.02 per share, for the net cost of exiting the Company's optical products business and a restructuring reserve reversal, and an aftertax charge of $187 million, or $0.30 per share, for the write-off of in-process R&D primarily related to the acquisition of PBIC. Prior-year income from continuing operations included aftertax charges totaling $405 million, or $0.67 per share, for the write-off of in-process R&D, principally related to the acquisitions of Asgrow Agronomics ("Asgrow"), Calgene, Inc. ("Calgene"), Holden's Foundation Seeds ("Holden's") and Corn States Hybrid Service ("Corn States"). Excluding the unusual items in 1998 and 1997, income from continuing operations would have totaled $553 million, or $0.88 per share, in 1998, versus $694 million, or $1.14 per share, in 1997, a decrease of $141 million, or $0.26 per share. The decrease in income from continuing operations, excluding unusual items, was primarily attributable to increased operating expenses and interest costs, which more than offset the effect of higher sales. Year-to-date sales grew $806 million, or 14 percent, led by substantially higher sales in the Agricultural Products segment. Selling, general and administrative ("SG&A") and technological expenses rose in the first nine months of 1998 compared with expenses in the year-ago period, driven by increased expenses in the Agricultural Products and Pharmaceuticals segments. The increase in amortization of intangible assets was caused by the increase in intangible assets related to seed company acquisitions made in 1997 and the acquisition of PBIC, and by the write-off of goodwill related to the Company's exit from the optical products business. Year-to-date interest expense increased because of a greater amount of debt outstanding during the first nine months of 1998 versus the prior-year nine-month period. The decline in other income was principally caused by decreased income from equity affiliates in the 1998 period and small gains from asset sales that were included in the 1997 period. The effective tax rate of 41.5 percent for the nine months ended September 30, 1998 was higher than the effective tax rate of 21.7 percent for the year-ago period primarily because of the effect of the PBIC acquisition and changes in the mix of pretax income outside the United States.

    Strong sales for the family of Roundup herbicides led to a substantial increase in year-to-date net sales for the Agricultural Products segment. Segment sales grew $566 million, or 22 percent, in the first nine months of 1998 versus sales in the comparable prior-year period. The increase in sales of Roundup was caused by substantial growth in worldwide sales volumes, which more than offset the year-to-date worldwide average price decline. The higher sales volumes, led by increases in the United States, Latin America and Canada, were primarily driven by increased use of Roundup herbicide in conservation tillage applications and with Roundup Ready crops. Economic conditions in Southeast Asia caused sales volumes and prices of Roundup to decline in that region. Net sales for the Agricultural Products segment also benefited from the inclusion of sales from seed companies Monsanto acquired during 1997; from higher licensing revenues from crops developed through biotechnology, principally Roundup Ready soybeans and canola; and from increased sales of Posilac bovine somatotropin. Year-to-date operating income for the Agricultural Products segment increased $329 million in 1998 versus 1997. However, results for both years included unusual items.

Operating income for the first nine months of 1998 included a $189 million pretax charge for the write-off of in-process R&D related to the PBIC acquisition, and operating income for the first nine months of 1997 included $558 million of pretax charges for the write-off of in-process R&D principally related to the Asgrow, Calgene, Holden's and Corn States acquisitions. If these unusual charges were excluded, operating income would have decreased $40 million, or 5 percent, in period-to-period comparisons, as the effect of higher sales was more than offset by increased SG&A, technological and amortization expenses. SG&A expenses rose primarily because of the inclusion in 1998 of SG&A expenses from the acquired seed companies. Technological expenses grew primarily because of higher spending on crop biotechnology initiatives, including genomics, and the inclusion of technological expenses from the acquired seed companies. Amortization of intangible assets increased principally because of the increase in intangible assets related to seed company acquisitions made in 1997.

    Year-to-date net sales for the Nutrition and Consumer Products segment rose slightly compared with sales in the comparable 1997 period. Segment sales reflected $32 million in payments received as part of the agency agreement with The Scotts Company to market Roundup herbicide for residential uses. While sales volumes of Equal sweetener increased, the effect of the increase was more than offset by decreased sales volumes of bulk aspartame. Operating income for the Nutrition and Consumer Products segment increased $64 million in the first nine months of 1998 compared with operating income in the first nine months of 1997. However, operating income for the 1997 period included $51 million of pretax charges for the write-off of in-process R&D related to the acquisition of Calgene. Excluding these charges, year-to-date 1998 operating income would have increased $13 million, or 7 percent, as the effect of higher sales was partially offset by higher expenses, particularly technological expenses which grew due to increased spending for science-based nutrition programs.

    Net sales for Pharmaceuticals totaled $1,903 million in the first nine months of 1998 compared with sales of $1,633 million in the prior-year period, an increase of $270 million, or 17 percent. Net sales for the 1998 period included partnering revenues of $240 million related to an alliance for the co-promotion of Celebrex, Searle's new arthritis treatment currently under development, while net sales for the 1997 period included the sale of certain product rights totaling $49 million. In addition, the increase in sales in period-to-period comparisons reflected a significant increase in sales volumes of Arthrotec arthritis treatment. Year-to-date sales of Arthrotec more than tripled, primarily because of successful 1998 launches in the United States and France. Sales of Ambien short-term treatment for insomnia also increased. Ambien continued to be the leader in the U.S. sleep-aid market, as its total market share increased to 51.4 percent and its share of new prescriptions increased to 52.7 percent in August 1998. The increases in partnering revenues and in sales of Arthrotec and Ambien were partially offset by lower sales volumes of Cytotec ulcer-preventive medication and verapamil calcium channel blockers. Sales for the family of Calan calcium channel blockers continued to decline, but were partially offset by higher sales of Covera-HS. Year-to-date operating income for the Pharmaceuticals segment totaled $186 million compared with operating income of $147 million in the year-ago period. However, operating income for the nine months ended September 30, 1998 included a $35 million gain from the reversal of past restructuring reserves. Excluding this unusual gain, year-to-date 1998 operating income would have totaled $151 million, a 3 percent increase over the prior year, as the growth in sales was nearly offset by increased expenses. SG&A expenses rose primarily because of increased spending associated with the Arthrotec launches and higher expenses related to the sales force which continued to expand during 1998 in anticipation of the launch of new products from the strong pharmaceutical pipeline. Technological expenses grew as Searle continued to develop its six new product candidates which continued to move through the final, more expensive stages of the research and development approval process.

    Year-to-date net sales for the Corporate and Other segment declined 14 percent in year-over-year comparisons primarily because of the absence of sales of divested businesses and a decrease in sales at Enviro-Chem, primarily caused by economic conditions in Asia. The year-to-date operating losses of $181 million in 1998 increased $72 million from the operating loss of $109 million in the comparable 1997 period. The increased operating loss primarily resulted from charges related to the Company's exit from the optical products business in the second quarter of 1998.

                   OUTLOOK FOR AGRICULTURAL PRODUCTS--UPDATE

    Monsanto completed the acquisition of PBIC and announced several other strategic transactions involving agricultural seed companies in the first nine months of 1998.

              OUTLOOK FOR NUTRITION AND CONSUMER PRODUCTS--UPDATE

    On June 25, 1998, Monsanto announced that it had signed a letter of intent to sell its lawn-and-garden business exclusive of its Roundup herbicide products for residential use to The Scotts Company for $300 million. Under a separate, long-term, exclusive agreement, Monsanto will continue to make Roundup herbicide for residential use, and The Scotts Company will market the product.

                      OUTLOOK FOR PHARMACEUTICALS--UPDATE

    Ambien, a short-term treatment for insomnia, is licensed to a joint venture in which Searle, Monsanto's pharmaceutical subsidiary, is a general partner. On May 26, 1998, Monsanto announced that it had signed an agreement with the other joint venture partner to continue the joint venture until April 16, 2002, at which time the other partner will acquire Searle's 51 percent interest in the joint venture. The buy-out price will be calculated on the basis of a progressive percentage of the sales achieved by the joint venture in the 12 months preceding the acquisition, and is not likely to exceed three-fourths of the sales during that period. Searle's share of profits will be reduced from 90 percent to 82 percent in 1999, 60 percent in 2000, 53 percent in 2001 and 51 percent from January 1 to April 15, 2002.

    On November 4, 1998, Searle announced that it ended further enrollment into a Phase III clinical trial for orbofiban, after preliminary data showed an unexpected excess of early (30 day) mortality in one of two active treatment arms. Researchers were unable to interpret the discrepancy between the two groups of patients, and variables other than the study drug may explain this unexpected finding. Orbofiban is one of Searle's antiplatelet drugs currently under development, and the trial is designed to assess the long-term safety and efficacy of orbofiban therapy. The trial will continue with approximately 8000 patients who have been part of the trial longer than 30 days.

 CHANGES IN FINANCIAL CONDITION--SEPTEMBER 30, 1998 COMPARED WITH DECEMBER 31,
                                      1997

    Working capital at September 30, 1998 increased to $1,158 million from $727 million at December 31, 1997, primarily because of a seasonal increase in trade receivables in the Agricultural Products segment partially offset by higher short-term debt primarily used to fund the PBIC acquisition. The current ratio was 1.3 at September 30, 1998 and 1.2 at year-end 1997. The percent of total debt to total capitalization was 50 percent at September 30, 1998 compared with 47 percent at December 31, 1997. The total amount of debt outstanding at September 30, 1998 versus December 31, 1997 increased $970 million principally because of the acquisition of PBIC and the seasonal increase in trade receivables of the Agricultural Products segment. During the second quarter of 1998, Monsanto reclassified $475 million of outstanding commercial paper from short-term to long-term debt because Monsanto has the ability and intent to renew these obligations.

    Cash provided by continuing operations totaled a net $216 million for the nine months ended September 30, 1998, compared with $101 million for the same period in 1997. The increase in cash provided by continuing operations resulted primarily from the collection in 1998 of miscellaneous receivables related to 1997 Pharmaceutical licensing and product rights sales. In addition, cash provided by continuing operations for the prior-year nine-month period included higher employee incentive payouts for the final payment of a three-year incentive plan. These positive effects on cash provided by continuing operations for the first nine months of 1998 compared with the first nine months of 1997 were partially offset by an increase in accounts receivable. Year-to-date 1998 investing activities used $1,204 million compared with $2,081 million in the comparable prior-year period. Major investing activities included the purchase of PBIC in 1998 and the purchases of Asgrow, Calgene, Holden's and Corn States in 1997. Financing activities provided $1,069 million in 1998 versus $2,107 in 1997. Financing activities in 1998 included the issuance of $100 million of fixed-rate, medium-term notes with an average interest rate of 6.2 percent, due from 2005 to 2018, and the issuance of $100 million of variable-rate notes with an average interest rate of 4.6 percent at September 30, 1998, due 2003.

    On July 16, 1998, Monsanto acquired PBIC for a purchase price of approximately $525 million. In October, 1998, Monsanto acquired certain international seed operations of Cargill for a purchase price of approximately $1.4 billion. Also, in May 1998, Monsanto entered into an agreement to acquire the remaining shares of DEKALB for approximately $2.3 billion and a merger agreement with Delta Pine. Approximately 33 million shares of Monsanto common stock are expected to be issued to Delta Pine shareowners which would result in an increase in the number of Monsanto common shares outstanding. Monsanto initially financed the PBIC and Cargill acquisitions through the issuance of short-term debt. Monsanto is in the process of implementing financing plans, which include the issuance of debt and equity, and the possible divestiture of non-core assets. These financing plans, together with the cash flow from the Company's businesses, are expected to provide sufficient liquidity for the Company's estimated financing needs for the next 12 months. If a decision is made to dispose of certain non-core assets, those assets would then be classified as held for sale. This could result in asset impairment charges.

    Given current market conditions and financing requirements, in October 1998, Monsanto mandated Citibank, N.A. and Salomon Smith Barney Inc. to arrange an additional $2 billion 364-day revolving credit facility. The facility is expected to be used to support the issuance of commercial paper.

    On June 16, 1998, Monsanto announced that it had rescinded and terminated its existing share repurchase program.

                          II. SELECTED 1997 DISCUSSION

                                    GENERAL

    In 1997, Monsanto achieved record results, if unusual items were excluded, and sharpened its focus on life sciences following the spinoff of its chemical businesses on September 1, 1997. As a life sciences company, Monsanto has focused its efforts in three areas--agriculture, nutrition and health. Income from continuing operations totaled $294 million, or $0.48 per share, in 1997. Results included after-tax charges of $455 million, or $0.75 per share, for write-offs of in-process R&D related to strategic acquisitions. If these unusual write-offs were excluded, income from continuing operations would have totaled a record $749 million, or a record $1.23 per share. The Company's core businesses delivered strong results in 1997, as sales of key products continued to grow. Monsanto also made several strategic acquisitions, investments and alliances in 1997 to strengthen the core capabilities necessary to be the first to invent important new life sciences products and bring them to customers worldwide.

                                   NET SALES

    Net sales were a record $7.5 billion in 1997, topping last year's net sales of $6.3 billion by 18 percent. The increase came primarily from continued strong performances by the Agricultural Products and Pharmaceuticals segments. Net sales for Agricultural Products set another record in 1997, led by significant sales volume increases for the family of Roundup herbicides. Increases in the use of conservation tillage; increases in over-the-top applications of Roundup on Roundup Ready soybeans, cotton and canola;

and an increase in the acres of major row crops planted worldwide drove sales of Roundup herbicide to a new high. The increase in 1997 net sales for the Agricultural Products segment also reflected the inclusion of sales from Asgrow, a seed company Monsanto acquired in 1997. Higher sales volumes of Posilac bovine somatotropin and Harness herbicide also contributed to the sales growth. In addition, net sales benefited from increased demand for crops developed through biotechnology, including Roundup Ready soybeans, cotton and canola, Bollgard insect-protected cotton and YieldGard insect-protected corn.

    Net sales for the Pharmaceuticals segment also reached record levels, increasing $412 million, or 21 percent, from 1996 net sales. The increase is attributable primarily to higher sales volumes of Ambien short-term treatment for insomnia and Daypro and Arthrotec arthritis treatments. Sales of these key growth products grew 26 percent from sales in the prior year. Sales also benefited from licensing revenues of $75 million related to a collaborative partnership, and from sales of product rights, which totaled $117 million. Lower sales of verapamil calcium channel blockers partially offset these increases. Sales for the family of Calan calcium channel blockers continued to decline, but that decrease was partially offset by growing sales of Covera-HS, Searle's newest verapamil product.

    Sales for the Corporate and Other segment in 1997 increased significantly compared with year-ago sales, primarily because of the inclusion in 1997 of sales from the produce business of Calgene. Monsanto acquired a controlling interest in Calgene in November 1996. Prior to that time, Calgene was accounted for as an equity affiliate, and its results were not consolidated.

    Lower net sales for the Nutrition and Consumer Products segment partially offset the sales increases in the other segments. Nutrition and Consumer Products' sales declined 3 percent in 1997 vs. sales in 1996 primarily because of lower sales volumes of Equal and Canderel tabletop sweeteners. These decreases were partially offset by higher sales volumes of biogums and Roundup herbicide for lawn-and-garden use. Sales of NutraSweet, the company's trademark aspartame product, were essentially flat compared with sales in the prior year.

    Monsanto's net sales in markets outside the United States represented 44 percent of 1997 net sales, compared with 45 percent in 1996.

                                 UNUSUAL ITEMS

    During 1997, Monsanto acquired several seed companies specializing in various stages of seed production. These acquisitions included Asgrow, a global leader in soybean research and seeds; Holden's, a global leader in the development and growth of corn germplasm and a supplier of parent seed to retail seed companies; Corn States, the exclusive marketer and distributor for Holden's products; and Sementes Agroceres S.A., the leading seed corn company in Brazil. Monsanto also acquired the remaining interest in Calgene, which has done significant biotechnology research in oils, cotton and produce.

    The company recorded pretax charges of $684 million ($455 million aftertax, or $0.75 per share) for the write-off of acquired in-process R&D related to these acquisitions. This is an accounting treatment that values and immediately writes off research that is under way at the time of an acquisition but that has not resulted in commercial products and has no alternative future use.

    In December 1996, the Board of Directors approved pretax restructuring charges and other unusual items of $376 million ($257 million aftertax, or $0.43 per share) for the closure or rationalization of certain facilities, asset write-offs, and work force reductions. Approximately 940 of the 1,520 positions expected to be eliminated by the restructuring had been eliminated by the end of 1997.

    Without the unusual events in 1997 and 1996, income from continuing operations would have been $749 million for 1997, an increase of 12 percent from $670 million for the prior year. Earnings per share from continuing operations in 1997 would have been $1.23 vs. $1.12 for 1996, an increase of 10 percent.

                               OPERATING RESULTS

    Operating income totaled $499 million in 1997, $96 million, or 16 percent, lower than operating income of $595 million in 1996. If the net pretax unusual charges of $684 million in 1997 and $407 million in 1996 were excluded, operating income would have increased $181 million, or 18 percent, in 1997. The increase primarily resulted from higher sales volumes, licensing revenues and sales of product rights. These increases were partially offset by increased SG&A expenses and higher technological spending.

    If unusual charges in 1997 and 1996 were excluded from segment results, operating income would have increased in 1997 for both the Agricultural Products and Pharmaceuticals segments. The increase in operating income for Agricultural Products was driven by record sales, partially offset by increased SG&A expenses and technological spending. Selling expenses for Agricultural Products rose primarily because of higher selling expenses from seed companies Monsanto acquired in 1997. The segment's technological expenses rose principally because of higher spending on crop biotechnology initiatives and the inclusion of expenses from the acquired seed companies. The increase in operating income for the Pharmaceuticals segment resulted from higher sales volumes of key products, licensing revenues, and sales of product rights, partially offset by increased selling and technological expenses. SG&A expenses for Pharmaceuticals were higher because of an expansion in the sales force and because of preparations for new product launches in 1998. The segment's technological expenses increased markedly as new product candidates advanced to later, more expensive phases of development. If unusual items were excluded, operating income for the Nutrition and Consumer Products segment would have declined in 1997, primarily because of lower sales volumes of tabletop sweeteners and increased technological spending. Technological expenses for Nutrition and Consumer Products rose principally because of the continuing development of a new no-calorie sweetener called neotame.

    Total SG&A expenses increased $163 million, or 9 percent, in 1997 compared with expenses in 1996, principally because of the spending increases in the Agricultural Products and Pharmaceuticals segments. Total technological expenses increased $342 million, or 49 percent, compared with those in 1996. Technological expenses rose for all segments, as Monsanto's focus on developing new products continued.

    Amortization of intangible assets increased in 1997 compared with amortization in the prior year, principally because of the increase in intangible assets related to current-year seed company acquisitions. The increase in interest expense in year-to-year comparisons was caused by a greater amount of debt outstanding during 1997. If $31 million of unusual income in 1996 were excluded, "Other income (expense)--net" would have shown a small decline in 1997. This decrease was caused by significantly higher exchange losses partially offset by increased income from equity affiliates, primarily from European aspartame joint ventures and DEKALB. The currency exchange losses stemmed primarily from southeast Asia, particularly Indonesia and Malaysia. The 1997 effective tax rate of 20 percent was lower than the 1996 effective tax rate of 25 percent, primarily because of the decrease in pretax income, which gave tax benefits a greater relative effect in 1997. If the unusual items in 1997 and 1996 were excluded, the effective tax rate would have been 29 percent in 1997 vs. 28 percent in 1996.

                                  COST SAVINGS

    In prior years, Monsanto took steps to make worldwide operations more focused, productive and cost-effective. The effect of these actions benefited operating income by more than $400 million in 1997. The Company invests the savings in its core businesses, new product development, and strategic acquisitions and investments to enhance its long-term profitability. These savings are in line with original expectations, and they are expected to continue. Business redesign and other productivity efforts have yielded significant benefits as well. These initiatives will continue as the company responds to increased global competition and higher customer expectations.

                                  NEW PRODUCTS

    New product development and commercialization continue to be strategic priorities for Monsanto. Recent efforts include insect-protected and herbicide-tolerant crops, a novel arthritis treatment, and a new sweetener. Monsanto's R&D expenditures were $939 million in 1997, or 12 percent of net sales, a level that reflects management's strong, long-term commitment to R&D. The discovery and development of pharmaceutical, agricultural and science-based nutritional products continue to be the focus of most of these expenditures. Significant R&D efforts in existing product technologies and new product applications also continue across all business sectors. Additionally, Monsanto's research program includes new technologies and proprietary information obtained through licensing and strategic acquisitions. As a result, Monsanto has numerous products in the R&D pipeline. Many of them are expected to be commercialized in the next few years.

                              SEGMENT INFORMATION

    In 1997, Monsanto redefined its segments. The principal factors that accounted for the segments' performances in 1997 and 1996, along with the factors that are expected to affect operating results in the near term, are described on the following pages.

AGRICULTURAL PRODUCTS SEGMENT

    The Agricultural Products segment is a leading worldwide developer, producer and marketer of crop protection products. This group also develops and markets products enhanced by biotechnology. These products improve the efficiency of food production and preserve environmental quality for agricultural and industrial uses. More than half of the unit's herbicide net sales are made outside the United States. Weather conditions in agricultural markets worldwide affect sales volumes.

    Net sales for Agricultural Products totaled a record $3.1 billion in 1997, surpassing the 1996 record by $571 million, or 22 percent. The increase in net sales was fueled by higher worldwide sales volumes for the family of Roundup herbicides, led by strong sales in Brazil, Argentina and the United States. Sales volumes of Roundup herbicide were driven to a new high by increases in the use of conservation tillage, an increase in the acres of major row crops planted worldwide, and applications of Roundup on Roundup Ready soybeans, cotton and canola. Selling price reductions, principally in markets outside the United States, made Roundup more cost effective for weed control in a broader range of crop and industrial uses. The effect of generic competition, especially in certain foreign markets, dampened selling prices modestly. However, the effect of increased sales volumes more than offset the effect of lower selling prices.

    Sales from seed companies Monsanto acquired in 1997, particularly Asgrow, also added to sales. Net sales for the Agricultural Products segment also benefited from record sales of Posilac bovine somatotropin, which increased 25 percent from sales in the prior year; increased demand for crops developed through biotechnology, including Roundup Ready soybeans, cotton and canola, Bollgard insect-protected cotton and YieldGard insect-protected corn; and higher sales volumes of acetanilide-based herbicides, particularly Harness herbicide.

    Operating income for Agricultural Products in 1997 decreased $408 million from operating income in 1996, while operating contribution increased $123 million, or 19 percent. Operating income was affected by unusual items in both years. In 1997, operating income included $633 million of pretax charges for the write-off of in-process R&D, primarily associated with the acquisitions of Asgrow, Calgene's cotton business, Holden's and Sementes. In 1996, the unusual items included $106 million in charges for restructuring and other actions, principally related to the cost of work force reductions. If these unusual items in 1997 and 1996 were excluded, operating income for

Agricultural Products would have increased $119 million, or 19 percent, in year-to-year comparisons. Higher sales volumes and increased licensing fees from biotechnology products contributed to the increase. These positive effects were partially offset by increased operating expenses. SG&A expenses increased primarily because of higher selling expenses from the seed companies Monsanto acquired in 1997. Technological expenses grew primarily because of higher spending on crop biotechnology initiatives and the inclusion of seed company expenses. Amortization of intangible assets rose principally because of the acquisition of Holden's.

NUTRITION AND CONSUMER PRODUCTS SEGMENT

    The Nutrition and Consumer Products segment manufactures and markets sweeteners (including NutraSweet brand sweetener and Equal and Canderel tabletop sweeteners), alginates, biogums and other food ingredients. It also develops, produces and markets Ortho brand lawn-and-garden products, and Roundup herbicide for residential use.

    Net sales for the Nutrition and Consumer Products segment declined 3 percent in 1997 from sales in 1996 primarily because of lower sales volumes of tabletop sweeteners. The sales decrease was caused by a continued decline in market share in the United States and Europe because of lower-priced generic competition, as well as a decline in the overall U.S. grocery market for tabletop sweeteners. Sales of NutraSweet, the company's trademark aspartame product, were essentially flat compared with sales in the prior year. Higher sales volumes of biogums and lawn-and-garden products partially offset the tabletop sweetener sales decreases. Biogum sales grew 14 percent because of record customer demand. The increase in lawn-and-garden sales resulted from higher sales of Roundup for residential use, partially offset by lower sales of the Ortho line of products. A global initiative implemented at the end of 1996 boosted sales of Roundup for residential use in 1997, despite poor weather in several key markets.

    Operating income for the Nutrition and Consumer Products segment in 1997 increased
9 percent from 1996 operating income, while operating contribution declined 10 percent. Unusual items affected operating income in both years. Operating income in 1997 included $51 million in pretax charges for in-process research and development related to the acquisition of Calgene's oils business. In 1996, operating income included restructuring charges of $103 million, principally for the cost of work force reductions and facility rationalizations. If these unusual items were excluded, 1997 operating income for the Nutrition and Consumer Products segment would have totaled $262 million, an 11 percent decline from 1996 operating income of $296 million. The decrease was caused primarily by lower sales volumes of tabletop sweeteners and increased technological spending related to the development of a new no-calorie sweetener, called neotame, and other nutrition products. These effects were partially offset by lower selling expenses.

PHARMACEUTICALS SEGMENT

    The Pharmaceuticals segment reflects the operations of Searle. Searle develops, produces and markets prescription pharmaceuticals. Its major products include medications to relieve the symptoms of arthritis, to control high blood pressure, to relieve insomnia, to prevent the formation of ulcers, and to provide better health care for women.

    In 1997, net sales for Pharmaceuticals grew to a record $2.4 billion, $412 million, or 21 percent, higher than 1996 net sales. Higher sales volumes of Ambien short-term treatment for insomnia, and Daypro and Arthrotec arthritis treatments contributed nearly $170 million to the sales increase. Ambien continued to be the leader in the U.S. sleep-aid market. Its sales rose 31 percent in 1997, and its market share increased to 50 percent. Daypro and Arthrotec also gained market share, with increased sales of 20 percent and 25 percent, respectively. Segment net sales also benefited from licensing revenues of $75 million related to a collaborative partnership and from sales of product rights totaling $117 million. Lower sales of verapamil calcium channel blockers partially offset these increases. Sales for the family of Calan calcium channel blockers continued to decline, but the decrease was partially offset by growing sales of Covera-HS, introduced in 1996 as the first calcium channel blocker with a unique delivery system that provides 24 hours of blood pressure control.

    Operating income for the Pharmaceuticals segment totaled $318 million in 1997, compared with $79 million in 1996. However, 1996 operating results included $125 million in restructuring and other unusual charges. Operating income would have increased $114 million, or 56 percent, in 1997, if the unusual items were excluded from 1996 operating income. The improvements in operating income and operating contribution primarily resulted from higher sales volumes of key products, licensing revenues and sales of product rights. Increased technological and selling expenses partially offset the strong sales growth. Technological spending rose in 1997, as new product candidates advanced to later, more expensive phases of development.

    At the end of 1997, the following five new product candidates were in Phase III clinical trials, the final stage before submission for regulatory approval:
Celebra(/1/), Searle's proposed trademark for celecoxib, an arthritis treatment that is designed to treat arthritis and pain selectively without gastrointestinal side effects; xemilofiban and orbofiban, drugs for the treatment of cardiovascular conditions; daniplestim, a compound that stimulates the replenishment of white blood cells and platelets in chemotherapy patients; and hormone replacement therapy patches, hormone replacement therapy for menopausal symptoms. Technological expenses increased in year-to-year comparisons also because of an absence of cost-sharing payments from alliances and licensing agreements in 1997 compared with the level of such payments in 1996. Selling expenses rose in 1997 because of an expansion in Searle's sales force and new product launch preparations. The product launch preparations primarily were related to oxaprozin potassium and Arthrotec arthritis treatments, both of which will be introduced in the United States in 1998.

    Searle's investment in R&D continues to be significant. R&D expenditures were 24 percent of the segment's net sales in 1997 and 22 percent in 1996, if cost-sharing payments from alliances in 1996 were excluded. Future R&D spending also is expected to be significant. This investment reflects the segment's commitment to the continuing discovery and development of innovative new products.

CORPORATE AND OTHER SEGMENT

    The Corporate and Other segment comprises various smaller businesses, as well as certain corporate items that are not allocated to the segments. Segment sales increased significantly in 1997 compared with sales in 1996, primarily because of the inclusion in 1997 of sales from Calgene's produce business. Monsanto acquired a controlling interest in Calgene in November 1996. Before that time, Calgene was accounted for as an equity affiliate, and its results were not consolidated. If unusual items of $73 million in 1996 were excluded, the 1997 operating loss for the Corporate and Other segment would have increased $18 million, primarily because of increased technological spending related to genomics. Genomics, which is the study of all the genes in an organism and their organization into chromosomes, is an important enabling technology. This technology will allow Monsanto to develop, at a faster pace, more and better life sciences products in the areas of agriculture, health and nutrition.

                             III. YEAR 2000 UPDATE

    Beginning in 1996, Monsanto initiated the Global Year 2000 Program (the "Y2K Program") to ensure that its business would not be adversely affected by the inability of many existing computer systems to distinguish between the year 1900 and the year 2000. The Y2K Program covers more than 100 Company sites in 33 countries.
--------
(1) The Company now uses the name Celebrex for this product.

                   DESCRIPTION AND STATUS OF THE Y2K PROGRAM

INTERNAL SYSTEMS

    Monsanto's Y2K Program encompasses all areas of Monsanto's internal systems including conventional information technology ("IT") business applications, IT infrastructure, and embedded systems. The remediation process applied to each area consists of four steps: identification of the systems or components that need to be replaced or fixed; assessment of the extent of the work required; prioritization of the work; and successful completion of the required remediation activity.

    Each of the approximately 1,260 applications in Monsanto's IT applications portfolio has been assessed for Y2K compliance and this portfolio is currently 42% compliant. An additional 13% of the portfolio is believed to be compliant, but is awaiting testing for confirmation. On-schedule replacement and upgrade initiatives will remediate another 27% of this portfolio and 3% of the applications in the portfolio will be retired. The remaining applications in this portfolio are at various stages of renovation, redevelopment, or testing. The IT applications portfolio is anticipated to be compliant by the third quarter of 1999.

    Almost 600 IT infrastructure products have been defined and are being assessed for compliance. This process is approximately 44% complete. The IT infrastructure assessment and remediation phases are expected to be complete by the third quarter of 1999.

    Embedded systems include process control/manufacturing and laboratory automation systems and site-specific facility management systems. An inventory of embedded systems has been completed and approximately 7,000 unique process control systems and attached devices from nearly 1,200 manufacturers and 4,250 laboratory automation products from over 700 vendors have been identified. These systems are currently under Y2K compliance review which is approximately 40% complete. Compliance information is obtained from purchased commercial databases and from manufacturers. If such information indicates that an embedded system is not Y2K compliant, appropriate remediation plans are implemented. Current findings, as well as industry experience, indicate that a relatively small percentage of these items are subject to Y2K problems. The embedded device research phase of the Y2K Program is expected to be completed by December 1998, with any necessary remediation of embedded devices expected to be completed by the third quarter of 1999.

SUPPLIERS

    Monsanto has contacted its major suppliers to assess their preparations for the Year 2000. Over 650 key corporate suppliers have been identified and contacted in addition to thousands of suppliers critical to individual locations. Approximately 56% of the Company's key corporate suppliers have been identified as likely to be Y2K compliant. The status of another 14% of these key suppliers is of concern and further action is being taken by managers responsible for these suppliers or supplier contracts. At present, approximately 30% of the key suppliers have not informed the Company of their compliance status or plans. Where appropriate, Monsanto representatives may conduct an in-depth investigation of a particular supplier's ability to be compliant and site visits may be made.

CONTINGENCY PLANS

    The Company's contingency plans are continuously evolving as it proceeds with the Y2K Program. The Company will begin a major initiative to finalize its contingency plans in the fourth quarter of 1998, with a target of having all such plans in place no later than the third quarter of 1999. Where a supplier's performance is in doubt, the Company's contingency plans may include the stockpiling of raw materials or a switch to a different supplier. The Company will increase testing of pharmaceutical and nutrition products as the Year 2000 nears and may also increase production of critical product inventory.

                                     COSTS

    The Company continues to evaluate the estimated costs associated with Y2K compliance based on actual experience. The current estimated total cost is expected to be approximately $25 million, with $13 million expended through September 30, 1998. Such costs encompass only the Company's Y2K remediation efforts and do not include expenses such as overtime wages, additional warehouse space or increased finance costs which may be incurred upon implementation of the Company's contingency plans. Monsanto does not expect the costs associated with its Year 2000 efforts to be materially adverse to the Company's business operations, financial position, profitability or liquidity.

                                     RISKS

    Monsanto believes that its Y2K Program follows both prudent and best demonstrated practices (including contingency planning) and makes use of appropriate internal and external skills at the proper level and in the proper amount to minimize the impact of any failures. However, since the Year 2000 problem is unprecedented in scope or complexity, no complete assurance of risk avoidance can be given. In the Company's case, failure to correct a material Year 2000 problem could result in lost profits or breach of contract claims in the event Monsanto is unable to deliver its products pursuant to the terms of its agreements or such products fail to meet contract specifications as well as claims for personal injury or property damage at its facilities. Monsanto may also experience lost revenues in the event any of its customers experience Y2K problems which cause them to order less product from Monsanto or which cause financial difficulties resulting in a breach of their payment obligations to Monsanto.

                              IV. EURO CONVERSION

    On January 1, 1999, more than two-thirds of the member countries of the European Union are scheduled to establish fixed conversion rates between their existing sovereign currencies and the euro as common legal currency. During the transition period from January 1, 1999 until June 30, 2002, both the existing sovereign currencies of the participating countries and the euro will be legal currency. Beginning July 1, 2002, the existing sovereign currencies of the participating countries will no longer be legal tender for any transactions.

    In September 1997, Monsanto formed a cross-functional team and has engaged a consultant to address issues associated with the euro conversion. Monsanto expects to be able to engage in euro-denominated transactions and to be legally compliant by January 1, 1999, and to have all affected information systems fully converted by April 2001. Monsanto does not expect the euro conversion to have a material effect on its competitive position, business operations, financial position or results of operations.

                DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

    Under the Private Securities Litigation Reform Act of 1995, companies are provided a "safe harbor" for making forward-looking statements about the potential risks and rewards of their strategies. Monsanto believes it is in the best interest of its shareowners to use these provisions in discussing future events, as it does in this prospectus and other communications. These forward-looking statements include Monsanto's plans for growth, the potential for the development, regulatory approval and public acceptance of new products from its pipelines, and other factors that could affect Monsanto's future operations or financial position and may be preceded by, followed by or include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

    Monsanto's ability to achieve its goals depends on many known and unknown risks and uncertainties, as well as on changes in general economic and business conditions. These factors could cause the anticipated performance and results of the Company to differ materially from those described or implied in forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below.

              FACTORS IMPACTING THE AGRICULTURAL PRODUCTS SEGMENT

  GENERIC COMPETITION. Roundup and other glyphosate-based herbicides are major products for Monsanto's Agricultural Products segment and are likely to face increasing competition from generic products. Patents protecting Roundup in various countries expired in 1991, while compound per se patent protection for the active ingredient in Roundup herbicide expires in the United States in September 2000.

    Monsanto believes its pricing strategy will aid it in compensating for increased generic competition in the United States. Monsanto recently significantly reduced the price of Roundup herbicide brands in the United States based on its prior experience in numerous markets worldwide that price reductions on Roundup have stimulated volume growth via price elasticity. This pricing strategy is expected to also result in increased demand for Roundup herbicide in the United States because the lower prices will make Roundup more economical, encouraging both new uses of the product and growers to expand the number of acres treated. If Monsanto's experience with price elasticity in non-United States markets does not hold true in the United States, and the increased demand for Roundup products does not fully compensate for the price decreases, Monsanto will experience an associated loss of revenue.

    Monsanto also believes that increased volumes and technological innovations will lead to improved manufacturing and cost efficiencies, thus reducing the production cost of glyphosate. Such cost reductions will be dependent on the realization of such increased volumes and innovations and the Company's ability to secure the additional resources required to expand its production of Roundup.

  GOVERNMENTAL AND CONSUMER ACCEPTANCE. The commercial success of genetically engineered agricultural and food products will depend in part on governmental and public acceptance of their cultivation, distribution and consumption. Public attitudes may be influenced by media and opponents' claims that genetically engineered plant products are unsafe for consumption or pose unknown risks to the environment or to social or economic practices. The Company has expended significant efforts to foster governmental and consumer acceptance of nutritional and agricultural biotechnology products, in the latter case particularly in Europe where securing governmental approvals for, and achieving consumer confidence in, such products is posing numerous challenges. For instance, France has instituted a moratorium on the planting of certain genetically modified seeds and similar bans exist in some other member states. Many countries also have significant labeling requirements. The market success of Monsanto's genetically altered products may be delayed or impaired in certain geographical areas due to such existing or future regulatory, legislative or public acceptance issues or related litigation.


  TECHNOLOGICAL CHANGE AND COMPETITION. A number of companies are engaged in research related to plant biotechnology. Technological advances by others could render Monsanto's products less competitive. Monsanto believes that competition will intensify, particularly from agricultural biotechnology firms and major agrichemical, seed and food companies with biotechnology laboratories. Some of Monsanto's agricultural competitors have substantially greater financial, technical and marketing resources than Monsanto.

  IMPACT OF, AND ABILITY TO INTEGRATE, TRANSACTIONS. Monsanto has completed or entered into agreements for significant acquisitions, mergers and joint ventures involving seed, agricultural biotechnology and grain processing companies. These transactions are designed to strengthen Monsanto's capability to bring important new life sciences products to customers worldwide, and to contribute to Monsanto's long-term growth. The DEKALB and Delta Pine transactions are each subject to regulatory approvals and the Delta Pine transaction is also subject to Delta Pine shareowner consent and other customary conditions. It is anticipated that the pending DEKALB and Delta Pine transactions, when consummated, and the recently consummated PBIC and Cargill transactions will result in significant dilution to Monsanto's results of operation for the next several years. Long term, Monsanto must integrate these companies into its business, realize projected synergies and fit such acquisitions, mergers and joint ventures into its growth strategy in order to realize sufficient value to justify their cost. Mergers, acquisitions and joint ventures also present integration and implementation challenges including, among other things, the necessity of coordinating geographically separated organizations, integrating personnel with diverse business backgrounds and integrating corporate cultures. The process of integrating operations could cause an interruption of, or loss of momentum in, Monsanto's business and the loss of key personnel. There can be no assurance that the diversion of management's attention and any delays or difficulties encountered in connection with completing and implementing these transactions and integrating the acquired, merged or joint venture companies' operations will not have an adverse effect on Monsanto's business, results of operations or financial condition.

    The Company plans to continue to frequently explore the potential benefits of possible strategic alliances, joint ventures and divestitures. However, despite its efforts, the Company may be unable to divest assets at an acceptable price or to reach agreement with third parties with whom it desires to enter into a joint venture or other alliance.

  PLANTING DECISIONS; WEATHER. The Company's Agricultural Products segment is highly seasonal and subject to weather conditions and natural disasters, which affect commodity prices, seed yields and decisions by farmers regarding planting and herbicides. Commodity prices also affect farmers' decisions on the types and amounts of crops to plant. The results of these factors will influence sales of Monsanto's herbicide and seed products.

                 FACTORS IMPACTING THE PHARMACEUTICALS SEGMENT

  ABILITY TO REALIZE POTENTIAL OF EXISTING PHARMACEUTICAL PIPELINE PRODUCTS. Pharmaceutical research and development is subject to inherent uncertainty, difficulties and delays including, but not limited to, successful completion of clinical trials and the ability to obtain and maintain regulatory approval for the compounds in the United States as well as other countries. Failure to timely receive and to maintain government approvals could preclude or substantially delay commercialization of products in the Company's R&D programs.

  DEVELOPMENT AND COMMERCIALIZATION OFNEW PHARMACEUTICAL PRODUCTS. The Pharmaceuticals segment's long-term success will depend in great part on its ability to develop and commercialize new products. Such efforts require substantial funding of R&D and launch expenses. If Monsanto is unable to generate sufficient revenues or otherwise acquire sufficient resources to fund such expenses, its ability to develop new products will suffer. Further, the results of the research and development of new pharmaceutical products is inherently difficult to predict. Anticipated research results may never materialize or may be insufficiently promising. Even if new pharmaceutical products are developed, there can be no guarantees of their commercial success because of consumer demand and competitive factors (including the availability of treatment alternatives and the indications, adverse event and other information contained on the labels for such products). In addition, the timing of completion and the results of research and development of new pharmaceutical products are difficult to forecast and to coordinate with the marshaling and deployment of the commercialization resources necessary to realize the full value of the products successfully completing development.

  PRODUCT LIABILITY AND CONSUMER ACCEPTANCE. The development, manufacture and sale of pharmaceutical products involves a risk of product liability claims and associated adverse publicity. Substantial damage awards have been made against certain pharmaceutical companies in past years based upon claims for injuries allegedly caused by the use of their products. In addition, unexpected safety or efficacy concerns arising with respect to marketed products, whether or not scientifically justified, could lead to product recalls, withdrawals or declining sales.

  COMPETITION. Research in the field of pharmaceuticals is intense, highly competitive and characterized by rapid technological change. Depending on the product involved, various types of competition are encountered, including price, delivery, service, performance, innovation, recognition and quality. Many of Monsanto's pharmaceuticals competitors have greater research, financial, marketing and other resources than the Company. Further, some of Monsanto's trademarked pharmaceuticals products face increasing pressures from producers of lower-priced generic products and from new products entering the marketplace.

  PRICING ABILITY. Managed care groups, institutions and government agencies, both within the United States and abroad, actively seek price discounts or to otherwise lower prices. Monsanto's challenge is to negotiate prices with such institutions which allow it to profit at acceptable levels.

         FACTORS IMPACTING THE NUTRITION AND CONSUMER PRODUCTS SEGMENT

    Monsanto's Nutrition and Consumer Products segment faces many challenges which are similar to those faced by the Agricultural Products and Pharmaceuticals segments. These challenges include, among others, increased competition from generic substitutes for its aspartame-based tabletop and ingredient sweeteners, the need to keep pace with rapid technological change, realize the potential of its pipeline products, develop new products and negotiate favorable pricing terms with its major customers. Each of these challenges is subject to comparable risks and uncertainties to those described above.

                FACTORS AFFECTING EACH OF THE COMPANY'S SEGMENTS

  FINANCIAL REQUIREMENTS. Monsanto's recent and planned acquisitions will require a significant commitment of the Company's financial resources and will also require the Company to seek financing from outside sources. In addition, new technological innovations generally require a significant investment for R&D and product launch. Insufficient funds available for investment in these areas could hinder the Company's ability to make technological innovations and introduce and distribute new products. Monsanto anticipates generating required capital by maintaining revenues of its core businesses, seeking sufficient outside financing and containing costs. Its ability to do so will depend on the result of the factors listed elsewhere in this section and capital market conditions generally.

  INTELLECTUAL PROPERTY. Monsanto has devoted significant resources to its efforts to obtain and maintain patent protection, both in the United States and in other countries, for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Monsanto's patents and trademarks are of material importance in the operation of its business, particularly in the Agricultural Products and Pharmaceuticals segments. Intellectual property positions will become increasingly important within the agricultural biotechnology and pharmaceutical industries as genetically engineered products become a larger part of the product landscape.

    The Company generally relies upon patent and trademark laws in the United States and other countries to establish and maintain its proprietary rights in its technology and products, although there is some uncertainty about the value of available patent protection in some countries outside the United States. Moreover, the patent positions of biotechnology and pharmaceuticals companies involve complex legal and factual questions and, because of rapid technological advances and the number of companies performing research in these areas, involve an uncertain environment. Patent applications in the United States are maintained in secret and outside the United States such applications are published 18 months after filing. Accordingly, patents belonging to competitors may issue from time to time without any prior warning to Monsanto which may decrease the value of similar technologies currently being developed by Monsanto. Also because of this rapid pace of change, some of the Company's products may unknowingly rely on key technologies developed by others. In such event, the Company may be required to obtain licenses to such technologies in order to continue to use them.

    Certain of Monsanto's germplasm and other genetic material, patents and licenses are currently the subject of litigation as disclosed in this prospectus, and additional future litigation can be anticipated. While the outcome of such litigation cannot be predicted with certainty, Monsanto will continue to vigorously defend and litigate its positions and believes it has meritorious defenses and claims in the pending suits.

    FOREIGN MARKETS. Monsanto intends to continue to actively explore sales opportunities outside of the United States which made up approximately 44% of the Company's 1997 revenues. Challenges the Company may face in international markets include changes in foreign currency exchange rates, changes in a specific country's or region's political or economic conditions, trade protection measures, import or export licensing requirements and unexpected changes in regulatory requirements. In particular, the decline in the value of southeast Asian and Brazilian currencies may, if not reversed, adversely affect future income. Also, future sales may decrease because the decline in southeast Asian and Brazilian economies could cause customers to purchase fewer goods in general, and also because Monsanto products may become more expensive for customers to purchase in their local currency.

    YEAR 2000 READINESS. The dates on which Monsanto believes the Y2K Program will be completed are based on management's best estimates, which were derived utilizing numerous assumptions of future events. There can be no guarantee that these estimates will be achieved, or that there will not be a delay in, or increased costs associated with, the implementation of the Y2K Program. Factors which may cause delays in the Y2K Program or increased costs in connection therewith include, but are not limited to, the continued availability and cost of personnel and consultants trained in these areas, the ability to locate and correct all relevant computer code and embedded systems and the success of similar programs conducted by suppliers and other third parties.
                              ACCOUNTING TREATMENT

    The Purchase Contracts are forward transactions in the Common Stock. Under generally accepted accounting principles, the Purchase Contracts will not be recorded on the Company's consolidated balance sheets but will be disclosed in the notes to the Company's consolidated financial statements. Upon settlement of a Purchase Contract, the Company will receive the Stated Amount of such Purchase Contract and will issue the requisite number of shares of Common Stock. The Stated Amount thus received will be credited to shareowners' equity allocated between the common stock and additional paid-in capital accounts.

    Prior to the issuance of shares of Common Stock upon settlement of the Purchase Contracts, it is anticipated that the Units will be reflected in the Company's diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of Common Stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the Purchase Contracts over the number of shares that could be purchased by the Company in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently, it is anticipated there will be no dilutive effect on the Company's diluted earnings per share except during periods when the average market price of Common Stock is above the Threshold Appreciation Price.

                              DESCRIPTION OF UNITS

    The summaries of documents described below are not necessarily complete. Potential investors should read the description of the Units contained in the related prospectus and the copies of such documents which are on file with the Securities and Exchange Commission (the "Commission"). Wherever particular sections of, or terms defined in, such documents are referred to in this prospectus, such sections or defined terms are incorporated by reference in this prospectus. Capitalized terms not defined in this prospectus have the meanings set forth in the Principal Agreements (as defined herein). The following description of the specific terms of the Units, including underlying agreements, supplements and, to the extent inconsistent with, replaces the description of the general terms of the Units set forth in the related prospectus. See "Description of Debt Securities" and "Description of Stock Purchase Contracts and Stock Purchase Units" in the related prospectus.

                                    GENERAL

    Each Unit will have a Stated Amount of $ . Each Unit will initially consist of:

    (1) a Purchase Contract under which (a) the holder will purchase from the
Company on the Stock Purchase Date of November   , 2001, for cash in an amount
equal to the Stated Amount, between    of a share and one share of Common Stock
of the Company, which will have the terms set forth in the Company's certificate of incorporation, (depending on the Applicable Market Value of the Common Stock on the Stock Purchase Date, as described below) subject to adjustment in certain circumstances, and (b) the Company will pay the holders of Units or the holders of Units will pay the Company (as specified in the
final prospectus), at the Contract Fee Rate of   % of the Stated Amount per
year as described below (see "--Description of the Purchase Contracts"), and

    (2) a Debenture having a Principal Amount equal to the Stated Amount,
bearing interest at a rate of   % of the Principal Amount per year and maturing
on November   , 2003 (see "--Description of the Debentures"), subject to a Call
Option granted by the holder of the Unit to the Call Option Holder which (when aggregated with the Call Options underlying all other Units) will entitle the Call Option Holder to acquire the Debentures underlying the Units, on or before the last Quarterly Payment Date before the Stock Purchase Date (or, if such date is not a Trading Day, the next Trading Day) (i.e., the Call Option Expiration Date) in exchange for the Aggregate Call Option Exercise Consideration (see "--Description of the Call Options").

    As long as a Purchase Contract remains in effect, such Purchase Contract and the Debentures or other Pledged Securities securing it (and, for so long as the Call Option relating to such Pledged Securities is exercisable, the obligations of the holder to the Call Option Holder) cannot be separated and may be transferred only as an integrated Unit.

    Between the date of issuance of the Units and the Stock Purchase Date, each holder of a Unit (other than a Stripped Unit) will be entitled to receive cash
payments of   % of the Stated Amount per year, payable in arrears on the
Quarterly Payment Dates of January 15, April 15, July 15 and October 15 of each year (unless deferred as described herein). Such payments will consist of payments on the Debentures or other Pledged Securities plus Contract Fees payable by the Company or net of Contract Fees payable by the holders, as the case may be. See "--Description of the Call Options" and "--Description of the Purchase Contracts--Contract Fees". If a holder of a Unit does not provide cash to settle the underlying Purchase Contract in the manner described in this prospectus, cash proceeds from the Debentures or other Pledged Securities will be applied on the Stock Purchase Date to the purchase of Common Stock pursuant to such Purchase Contract.

    Each holder will pledge the Debentures underlying a Normal Unit to the Collateral Agent to secure the holder's obligations to the Company and the Call Option Holder under the Purchase Contract and Call Option underlying such Unit. If Treasury Securities are exchanged for Pledged Securities, upon exercise of the Call Options, the Treasury Securities will automatically be substituted as Pledged Securities.

    Each holder, by accepting the Units, will, under the terms of the Principal Agreements and the Purchase Contracts and Call Options underlying such Units, be deemed to have (1) irrevocably agreed to be bound by the terms of the Principal Agreements and such Purchase Contracts and Call Options for so long as such holder remains a holder of such Units, and (2) duly appointed the Unit Agent (as defined herein) as such holder's agent and attorney-in-fact to enter into and perform such Purchase Contracts and Call Options on behalf of such holder.

    Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Units, in the open market or by private agreement.

                             FORMATION OF THE UNITS

    At the closing of the offering of the Units, the Underwriters will (1) enter into Purchase Contracts with the Company and (2) purchase Debentures from the Company for cash. The Underwriters will fund that cash in part by the sale of the Units to the initial investors and in part by the sale of Call Options (on behalf of such investors) to the Call Option Holder. The Debentures will then be pledged to the Collateral Agent to secure the obligations owed to the Company under the Purchase Contracts and the obligations owed to the Call Option Holder under the Call Options. The rights to purchase Common Stock under a Purchase Contract, together with the Debentures or other Pledged Securities, subject to (1) the obligations owed to the Company under such Purchase Contract, (2) the obligations owed to the Call Option Holder under the Call Option relating to such Debentures or other Pledged Securities and (3) the pledge arrangements securing the foregoing obligations, are collectively referred to in this prospectus as a "Normal Unit".

    Each holder of Normal Units will have the right, at any time on or prior to the second Business Day before the Stock Purchase Date, to substitute, as Pledged Securities, Treasury Securities that will generate payments matching such holder's obligations under the underlying Purchase Contracts, in return for the securities that until then had been the Pledged Securities underlying such Units. For so long as the Call Options underlying such Units remain exercisable, such substitution right may be exercised only if the holder obtains an instrument from the Call Option Holder releasing the Call Option Holder's security interest in the Pledged Securities and agreeing that such Call Options no longer underlie such Units. The holder might obtain such an instrument by separately documenting such Call Options with the Call Option Holder (and, if required by the Call Option Holder, entering into credit support arrangements satisfactory to the Call Option Holder backing such Call Options), paying the Call Option Holder to cancel such Call Options or otherwise. However, the Call Option Holder will be under no obligation to deliver such an instrument, and there can be no assurance that a holder will be able to induce the Call Option Holder to do so. Therefore, investors may not be able to realize any appreciation of the Debentures through this means.

    Goldman, Sachs & Co. have advised the Company that, while they are the Call Option Holder, they will evaluate requests to release their security interests in the Pledged Securities on a case-by-case basis, taking into account the market value of the Pledged Securities as compared to the cost to the Call Option Holder of exercising the Call Options, the availability and amount of credit support, any payments to be made in connection with the Call Options and other factors pertaining at the time of any requested release. In doing so, Goldman, Sachs & Co. would expect that they would not grant such a request unless the value of the payments and other new rights offered by the holder were at least as valuable to Goldman, Sachs & Co. as the rights they had before granting such request.

    If a holder of Normal Units exercises its right to substitute Treasury Securities for Pledged Securities, the securities that until then had been the Pledged Securities will be released from the pledge arrangement and delivered to the holder. Such holder's remaining rights and obligations under such Normal Units will then become "Stripped Units" that will no longer generate cash payments (other than Contract Fees payable by the Company pursuant to the underlying Purchase Contracts) and will no longer be listed on the NYSE or be fungible with Normal Units.

    A holder of Normal Units may exercise the right referred to in the preceding paragraph by presenting and surrendering the certificate evidencing such Normal Units, at the offices of the Unit Agent, together with the completed and executed "Request to Create Stripped Units," and concurrently delivering to the Collateral Agent (1) Treasury Securities that will generate, on the Stock Purchase Date, an amount of cash equal to the aggregate Stated Amount of such Normal Units and (2) if the Call Options underlying any Normal Units remain exercisable, the instrument from the Call Option Holder referred to above. If Treasury Securities are the Pledged Securities underlying such Normal Units, such right must be exercised with respect to a number of Normal Units that will result in the release of Treasury Securities in denominations of $1,000 and integral multiples thereof. A certificate representing the newly created Stripped Units to replace the surrendered Normal Units will then be issued and delivered to such holder or such holder's designee. In addition, the securities that until then had been the Pledged Securities underlying such Normal Units will then be released from the pledge under the Pledge Agreement and delivered to such holder or such holder's designee, upon payment by the holder of any transfer or similar taxes payable in connection with the transfer of Units or the securities that until then had been Pledged Securities to any person other than such holder.

    The Company will enter into (1) an agreement (the "Master Unit Agreement")
with           , as unit agent (together with any successor thereto in such capacity, the "Unit Agent"), governing the appointment of the Unit Agent as the agent and attorney-in-fact for the holders of the Units, the Purchase Contracts, the transfer, exchange or replacement of certificates representing the Units and certain other matters relating to the Units and (2) an agreement (the "Pledge Agreement") among the Company, the Collateral Agent and the Call Option Holder creating a pledge and security interest for the benefit of the Company to secure the obligations of holders of Units under the Purchase Contracts and a pledge and security interest for the benefit of the Call Option Holder to secure the obligations of the holders of Units under the Call Options. In addition, the Unit Agent will enter into an agreement (the "Call Option Agreement") with the Call Option Holder governing the Call Options. The Master Unit Agreement, the Pledge Agreement and the Call Option Agreement are collectively referred to herein as the "Principal Agreements".

                     DESCRIPTION OF THE PURCHASE CONTRACTS

GENERAL

    The Purchase Contracts will be governed by the Master Unit Agreement.

    Each Purchase Contract underlying a Unit (unless earlier terminated) will require the holder of such Unit to purchase, and the Company to sell, on the Stock Purchase Date, for cash in an amount equal to the Stated Amount, a number of newly issued shares of Common Stock equal to the Settlement Rate. The Settlement Rate will be calculated as follows (subject to adjustment under the circumstances described below under "--Anti-Dilution Adjustments"):

  (a) if the Applicable Market Value is greater than or equal to the
      Threshold Appreciation Price of $   (i.e., approximately   % higher
      than the Stated Amount), the Settlement Rate will be   ;

  (b) if the Applicable Market Value is between the Threshold Appreciation Price and the Stated Amount, the Settlement Rate will equal the Stated Amount divided by the Applicable Market Value (i.e., the Settlement Rate will be calculated so that the Applicable Market Value of the Common Stock purchasable under each Purchase Contract would equal the Stated Amount payable therefor) rounded to the nearest 1/10,000th of a share; and

  (c) if the Applicable Market Value is less than or equal to the Stated Amount, the Settlement Rate will be one.

    "Applicable Market Value" means the average of the Closing Prices per share of Common Stock on each of the twenty consecutive Trading Days ending on the last Trading Day before the Stock Purchase Date.

    "Closing Price" of the Common Stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of the Common Stock on the NYSE on such date, or if the Common Stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is so listed, or if the Common Stock is not so listed on a United States national or regional securities exchange, as reported by The Nasdaq Stock Market, or if the Common Stock is not so reported, the last quoted bid price of the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or if such bid price is not available, the market value of the Common Stock on such date as determined by a nationally recognized investment banking firm retained for this purpose by the Company.

    "Trading Day" means a day on which the Common Stock (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

    The Company will not issue any fractional shares of Common Stock pursuant to the Purchase Contracts. In lieu of a fraction of a share otherwise issuable in respect of Purchase Contracts being settled by a holder of Units, the holder will be entitled to receive an amount of cash equal to such fraction times the Applicable Market Value.

    Cash payments on the Units will accrue at a rate per year that is greater than the current dividend yield on the Common Stock. However, since the number of shares of Common Stock issuable upon settlement of each Purchase Contract
may decline by up to approximately   % as the Applicable Market Value
increases, the opportunity for equity appreciation afforded by an investment in the Units is less than that afforded by a direct investment in the Common Stock.

    Prior to the Stock Purchase Date, the Common Stock purchasable on settlement of Purchase Contracts will not be deemed to be outstanding for any purpose and no holder of Units will have any voting rights, rights to dividends or other distributions or other rights or privileges of a stockholder of the Company by virtue of holding such Units.

SETTLEMENT

    In order to settle the Purchase Contracts underlying any Units, the holder of such Units will, by no later than 10:00 a.m., New York City time, on the Stock Purchase Date, deliver payment (in the form of a certified or cashier's check payable to the order of the Company in immediately available funds), at the offices of the Unit Agent, of an amount equal to the aggregate Stated Amount of such Units; provided, however, that the holder's obligation to satisfy such Purchase Contracts may be offset by any amounts due and owing by the Company to such holder. The Common Stock purchased on settlement of such Purchase Contracts will then be issued and delivered to such holder or such holder's designee and the Pledged Securities securing such Purchase

Contracts (or, in the case of Treasury Securities, the proceeds from the payment of such Treasury Securities at maturity) will then be released from the pledge under the Pledge Agreement and delivered to such holder or such holder's designee, upon presentation and surrender of the certificate evidencing such Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of Common Stock or the transfer of Pledged Securities to any person other than such holder.

    On the Stock Purchase Date, if a holder of Units has not delivered cash to settle the underlying Purchase Contracts in the manner described above and no event described under "--Termination" below has occurred, then (1) the Unit Agent will notify the Collateral Agent and the Collateral Agent, on behalf of such holder, will, as Put Agent, exercise the Debenture Put Option with respect thereto (see "Description of the Debentures--Debenture Put Options" ), (2) a portion of the proceeds from the exercise of such Debenture Put Option (or, if Treasury Securities underlie such Units, a portion of the proceeds from the payment of such Treasury Securities at maturity) will be applied to satisfy in full such holder's obligation to purchase Common Stock under such Purchase Contracts and (3) the remainder of such proceeds, if any, will be paid to such holder. Such Common Stock will then be issued and delivered to such holder or such holder's designee, upon presentation and surrender of the certificate evidencing such Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of Common Stock to any person other than such holder.

    Prior to the Stock Purchase Date, in the event of a merger involving the Company in which at least 30% of the consideration consists of cash or cash equivalents and in which the Company is not the surviving entity ("Cash Merger"), on or after the date of the Cash Merger each holder of the Units may accelerate and settle the underlying Purchase Contracts at the Settlement Rate as set forth above, by paying cash to the Unit Agent, and subject to any anti-dilution adjustments as set forth below. See "--Anti-Dilution Adjustments".

CONTRACT FEES

    The holders of Units may be required to pay Contract Fees to the Company, or the Company may be required to pay Contract Fees to the holders of Units, as specified under "--General" above.

    Any obligation of the holders of Units to pay Contract Fees to the Company will be funded out of the interest payments that will be made on the Pledge Securities. If such payments are insufficient to cover the obligation of the holders of the Units to pay Contract Fees, such obligation will be deferred until the earlier of the date sufficient cash is available and the Stock Purchase Date.

    Any obligation of the Company to pay Contract Fees to the holder of Units will be subordinated and junior in right of payment to the Company's obligations under its Senior Indebtedness (as defined herein), in a manner substantially similar to the manner in which the Debentures are subordinated as described under "--Description of the Debentures" below.

    So long as no default in the Company's obligations under the Principal Agreements has occurred and is continuing, the Company will have the right to defer the payment of Contract Fees at any time or from time to time for a period not extending beyond the Stock Purchase Date. To exercise such right, the Company must give the Unit Agent notice at least five Business Days before the earlier of (1) the date such payment would otherwise have been payable, (2) the date the Company is required to give notice to any securities exchange or to holders of Units of the record date or the date such payment is payable and
(3) such record date. During any such deferral period, the Company may not take any of the actions that it would be prohibited from taking during an Extension Period as described under "--Description of the Debentures--Option to Extend Interest Payment Date" below.

    Any deferred Contract Fees will bear additional Contract Fees at     % (the
"Deferral Rate") (compounding on each succeeding Quarterly Payment Date) until paid. Contract Fees payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Contract Fees will accrue from and including the date of issuance of the Units to but excluding the Stock Purchase Date and will be payable in arrears on the Quarterly Payment Dates (unless deferred as described above). If the Purchase Contracts are terminated, the right of holders of Units to receive Contract Fees (including any deferred Contract Fees) will also terminate.

ANTI-DILUTION ADJUSTMENTS

    The formula for determining the Settlement Rate may be adjusted if certain events occur, including: (1) the payment of dividends (and other distributions) of Common Stock on capital stock; (2) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the Current Market Price (as defined herein); (3) subdivisions of Common Stock; (4) distributions to all holders of Common Stock of evidences of indebtedness of the Company, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash); (5) distributions consisting exclusively of cash to all holders of Common Stock in an aggregate amount that, when combined with (a) other all-cash distributions made within the preceding 12 months and (b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration paid in respect of any tender or exchange offer by the Company or a subsidiary for the Common Stock concluded within the preceding 12 months,
exceeds   % of the Company's aggregate market capitalization (such aggregate market capitalization being the product of the Current Market Price of the Common Stock multiplied by the number of shares of Common Stock then outstanding) on the date fixed for the determination of stockholders entitled to receive such distribution; and (6) the successful completion of a tender or exchange offer made by the Company or any subsidiary for the Common Stock which involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by the Company or a subsidiary for the Common Stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of the Common Stock made within the preceding 12
months, exceeds   % of the Company's aggregate market capitalization on the
date of expiration of such tender or exchange offer.

    The "Current Market Price" per share of Common Stock on any day means the average of the daily Closing Prices for the five Consecutive Trading Days selected by the Company commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date", when used with respect to any issuance or distribution, shall mean the first date on which the Common Stock trades on such exchange or in such market without the right to receive such issuance or distribution.

    Certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions may cause the Common Stock to be converted into the right to receive other securities, cash or property. If this happens, each Purchase Contract would, without the consent of the holders of Units, become a contract to purchase only the kind and amount of securities, cash or other property that the holder would be entitled to receive if the holder had settled its Purchase Contract immediately before such transaction.

    If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for United States federal income tax purposes (i.e., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the Settlement Rate adjustment provisions of the Master Unit Agreement, the Settlement Rate is increased, such increase may be deemed to be the receipt of taxable income to holders of

Units. See "Certain Federal Income Tax Consequences--Adjustment of Settlement Rate".

    In addition, the Company may increase the Settlement Rate if the Board of Directors of the Company deems it advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

    Adjustments to the Settlement Rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the Settlement Rate will be required unless such adjustment would require an increase or decrease of at least one percent in the Settlement Rate. If any adjustments are not required to be made because they would not change the Settlement Rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

    The Company will be required, as soon as practicable, following the occurrence of an event that requires or permits an adjustment in the Settlement Rate, to provide written notice to the holders of Units of the occurrence of such event. The Company will also be required to deliver a statement in reasonable detail setting forth the method by which the adjustment to the Settlement Rate was determined and setting forth the revised Settlement Rate.

TERMINATION

    The Purchase Contracts, and the rights and obligations of the Company and of the holders of the Units under the Purchase Contracts (including any right to receive or obligation to pay Contract Fees or deferred Contract Fees and the right and obligation of the holders to purchase and the Company to sell Common Stock), will automatically terminate if the Company becomes subject to certain events of bankruptcy, insolvency or reorganization. Upon any termination, the Call Options will terminate and the Pledged Securities will be distributed in the manner described under "--Pledged Securities and Pledge Agreement--Termination of Purchase Contracts".

                        DESCRIPTION OF THE CALL OPTIONS

    At the closing of the offering of the Units, the underwriters (on behalf of the initial investors in the Units) will sell the Call Options to the Call
Option Holder at a price equal to $   per Call Option. The Call Option
Agreement will govern the Call Options.

    Each Call Option underlying a Normal Unit (unless earlier terminated), when combined with the Call Options underlying all other Normal Units, will entitle the Call Option Holder to acquire the Debentures underlying the Normal Units, on or before the Call Option Expiration Date, in exchange for the Aggregate Call Option Exercise Consideration. The Aggregate Call Option Exercise Consideration will consist of:

  (1) Treasury Securities that will generate, by each Quarterly Payment Date falling after the settlement date for the Call Options (the "Call Settlement Date") and on or before the Stock Purchase Date, an amount of cash equal to the aggregate interest payments that are scheduled to be payable on the Debentures underlying the Normal Units on such Quarterly Payment Date (assuming for this purpose, even if not true, that (a) no interest payments will then have been deferred and (b) the interest rate on the Debentures remains at the initial Debenture Rate);

  (2) Treasury Securities that will generate, by the Stock Purchase Date, an amount of cash equal to the aggregate Stated Amount of the Normal Units; and

  (3) if the Company is, at the Call Settlement Date, deferring interest payments on the Debentures (see
     "--Description of the Debentures--Option to Extend Interest Payment Date"), an amount in cash equal to (a) the aggregate unpaid interest payments on the Debentures underlying the Normal Units accrued to the Call Settlement Date, if the Call Settlement Date is a Quarterly Payment Date, and (b) the aggregate unpaid interest payments on the Debentures underlying the Normal Units accrued to the Quarterly Payment Date before the Call Settlement Date plus interest on the Debentures at the Deferral Rate for the period from and including such Quarterly Payment Date to but excluding such Call Settlement Date, if the Call Settlement Date is not a Quarterly Payment Date.

    The Call Option Holder may exercise all of its Call Options (but not less than all) by (1) delivering to the Unit Agent and the Collateral Agent, on or prior to the Call Settlement Date, a notice stating that the Call Option Holder is exercising its Call Options and specifying the Call Settlement Date (which may not be after the Call Option Expiration Date) and (2) delivering to the Collateral Agent, by noon, New York City time, on the Call Settlement Date, the Aggregate Call Option Exercise Consideration. Pursuant to the Pledge Agreement, when the Collateral Agent receives the Aggregate Call Option Exercise Consideration, the Collateral Agent will transfer the Debentures underlying the Normal Units to the Call Option Holder or its designee free and clear of the pledge and security interest created by the Pledge Agreement. In addition, the Treasury Securities included in the Aggregate Call Option Exercise Consideration will automatically be substituted for the Debentures as Pledged Securities, and the Call Option Holder will cease to have a security interest in the Pledged Securities.

    It the Call Options are exercised, the Unit Agent will, not later than three Business Days after the Call Settlement Date, mail notice of such exercise to the holders of the Normal Units.

    The Call Options, and the rights and obligations of the Call Option Holder and of the holders of the Units under the Call Options, will automatically terminate if the Company becomes subject to certain events of bankruptcy, insolvency or reorganization. See "--Description of the Purchase Contracts-- Termination" and "--Pledged Securities and Pledge Agreement--Termination of Purchase Contracts".

                    PLEDGED SECURITIES AND PLEDGE AGREEMENT

GENERAL

    Under the Pledge Agreement, the Pledged Securities will be pledged to the Collateral Agent, for the benefit of the Company and the Call Option Holder, to secure (1) the obligations of holders of Units to purchase Common Stock under the Purchase Contracts, (2) any obligations of holders to pay Contract Fees to the Company and (3) the obligations of holders of Normal Units to deliver the underlying Debentures to the Call Option Holder if the Call Options are exercised. The Pledged Securities will initially consist of the Debentures. If Treasury Securities are exchanged for Pledged Securities upon exercise of the Call Options or in connection with the creation of Stripped Units, the Treasury Securities will automatically be substituted as Pledged Securities and the former Pledged Securities will automatically be released from the pledge and security interest created by the Pledge Agreement.

    The rights of the holders of the Units to the underlying Pledged Securities will be subject to the pledge and security interest created by the Pledge Agreement; no holder of Units will be permitted to withdraw the Pledged Securities underlying such Units from the pledged arrangement except upon the settlement or termination of the Purchase Contracts or as described under "-- Formation of the Units" above. Subject to such pledge and security interest, however, each holder of Units will have full beneficial ownership of the underlying Pledged Securities and will be entitled (directly or through the Collateral Agent) to all of the rights provided by such Pledged Securities, and the Company and Call Option Holder will have no rights in Pledged Securities other than their respective security interests.

QUARTERLY PAYMENTS ON PLEDGED SECURITIES

    The Collateral Agent, upon receipt of any payments of interest on the Pledged Securities, will distribute such payments by paying (1) to the Company an amount therefrom equal to the aggregate Contract Fees (if any) then due from the holders of the Units to the Company and (2) the remainder to the Unit Agent, which will, in turn, distribute that amount together with the Contract Fees (if any) then due from the Company to the holders of Units, to the holders of Units on the Record Date. As long as the Units remain in book-entry only form, the Record Date for any payment will be one Business Day before such payment date.

SUBSTITUTION OF PLEDGED SECURITIES

    For a description of the right of a holder of Units to substitute Treasury Securities for Pledged Securities, see "--Formation of the Units" above.

SETTLEMENT OF PURCHASE CONTRACTS

    On the Stock Purchase Date, the Pledged Securities (or, if Treasury Securities have been exchanged for the Pledged Securities, the amount paid on such Treasury Securities at maturity) will be released from the pledge and security interest created by the Pledge Agreement and distributed or delivered as specified under "--Description of the Purchase Contracts--Settlement".

TERMINATION OF PURCHASE CONTRACTS

    Upon termination of the Purchase Contacts (see "--Description of the Purchase Contracts--Termination"), the Collateral Agent will release the Pledged Securities underlying the Units to the Unit Agent for distribution to the holders of such Units, upon presentation and surrender of the certificates evidencing such Units. If upon such termination any holder would otherwise be entitled to receive a principal amount of Treasury Securities of any series that is not an integral multiple of $1,000, the Unit Agent will distribute to such holder Treasury Securities of such series in a principal amount equal to the next lower integral multiple of $1,000. The Unit Agent will sell the Treasury Securities of such series not otherwise distributed to such holder (together with the Treasury Securities of such series not otherwise distributed to other holders) and will distribute the net proceeds to all such holders (in accordance with their respective interests therein).

                               BOOK-ENTRY SYSTEM

    The Depository Trust Company (the "Depositary") will act as securities depositary for the Units. The Units will be issued only as fully-registered securities registered in the name of Cede & Co. or another nominee of the Depositary. Fully-registered global security certificates ("Global Security Certificates"), representing the total aggregate number of Units, will be issued, will be deposited with the Depositary and will bear a legend regarding restrictions on their exchanges and registration of transfer as described below.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Units so long as such Units are represented by Global Security Certificates.

    The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Depositary holds securities that its participants ("Participants") deposit with it. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National

Association of Securities Dealers, Inc. Access to the Depositary system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

    Generally, Units represented by Global Security Certificates may not be exchanged in whole or in part for Units registered. No transfer of Global Security Certificates in whole or in part may be registered, in the name of any person other than the Depositary or a nominee of the Depositary unless the Depositary has notified the Company that it is unwilling or unable to continue as depositary for such Global Security Certificates or has ceased to be qualified to act as Depositary under the Master Unit Agreement or if there occurs and continues a default by the Company under one or more Principal Agreements. All Units and portions of Units represented by Global Security Certificates will be registered in such names as the Depositary may direct.

    As long as the Depositary or its nominee is the registered owner of the Global Security Certificates, such Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the Global Security Certificates and all Units represented thereby for all purposes under the Units, Purchase Contracts, Call Options and Principal Agreements. Except in the limited circumstances referred to in the paragraph above, owners of beneficial interests in Global Security Certificates will not be entitled to have such Global Security Certificates or the underlying Units registered in their names, will not receive or be entitled to receive physical delivery of certificates and will not be considered to be owners or holders of such Global Security Certificates or any underlying Units for any purpose under the Units, Purchase Contracts, Call Options and Principal Agreements. All payments on the Units represented by the Global Security Certificates and all deliveries of Pledged Securities or Common Stock to the holders thereof will be made to the Depositary or its nominee, as the case may be, as the holder thereof.

    Ownership of beneficial interests in the Global Security Certificates will be limited to Participants or persons that may hold beneficial interests through institutions that have accounts with the Depositary. Ownership of beneficial interests in Global Security Certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary or its nominee (with respect to Participants' interests) or any such Participant (with respect to interests of persons held by such Participants on their behalf). Procedures for settlement of Purchase Contracts on the Stock Purchase Date will be governed by arrangements among the Depositary, Participants and persons that may hold beneficial interests through Participants designed to permit such settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global Security Certificates may be subject to various policies and procedures adopted by the Depositary from time to time. The Depositary has advised the Company that it will not take any action permitted to be taken by a holder of Units unless directed to do so by one or more Participants to whose account the Depositary interests in the Global Security Certificates are credited and only for the number of Units as to which such Participant or Participants has or have given such direction. None of the Company, the Unit Agent nor any of their agents will have any responsibility or liability for any aspect of the Depositary's or any Participant's records relating to, or for payments made on account of, beneficial interests in Global Security Certificates, or for maintaining, supervising or reviewing any of the Depositary's records or any Participant's records relating to such beneficial ownership interests.

    The information in this section concerning the Depositary and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take responsibility for its accuracy.

                 CERTAIN PROVISIONS OF THE PRINCIPAL AGREEMENTS

GENERAL

    Distributions on the Units will be payable, Purchase Contracts (and related documents) will be settled and transfers of the Units will be registrable at the office of the Unit Agent in the Borough of Manhattan, The City of New York. In addition, in the event that the Units do not remain in book-entry form, payment of distributions on the Units may be made, at the option of the Company, by check mailed to the address of the persons shown on the Unit Register.

    In the event that any Quarterly Payment Date, the Stock Purchase Date or any Put Date is not a Business Day, then any payment required to be made on such date must be made on the next Business Day (and so long as such payment is made on the next Business Day, without any interest or other payment on account of any such delay), except that if the next Business Day is in the next calendar year, such payment or settlement will be made on the prior Business Day with the same force and effect as if made on such payment date. "Business Day" means any day other than Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to be closed.

    If a holder of Units fails to present and surrender the certificate evidencing its Units to the Unit Agent on the Stock Purchase Date, the shares of Common Stock issuable in settlement of the related Purchase Contracts will be registered in the name of the Unit Agent. These shares of Common Stock, together with any distributions thereon, will be held by the Unit Agent as agent for the benefit of such holder, until such certificate is presented and surrendered or the holder provides satisfactory evidence that such certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Unit Agent and the Company.

    If the Purchase Contracts have terminated prior to the Stock Purchase Date, the related Pledged Securities have been transferred to the Unit Agent for distribution to the holders and a holder of Units fails to present and surrender the certificate evidencing its Units to the Unit Agent, the Pledged Securities that would otherwise be delivered to such holder and any related payments will be held by the Unit Agent as agent for the benefit of such holder, until the holder presents and surrenders its certificate or provides the evidence and indemnity described above.

    The Unit Agent will not be required to invest or to pay interest on any amounts held by it before distribution.

    No service charge will be made for any registration of transfer or exchange of the Units, except for any applicable tax or other governmental charge.

MODIFICATION

    The Principal Agreements will contain provisions permitting the relevant parties to modify the terms of the Principal Agreements, the Purchase Contracts and the Call Options with the consent of the holders of a majority of the Units at the time outstanding (or, in the case of modifications affecting only holders of Normal Units or Stripped Units, the consent of the holders of a majority of the Normal Units or Stripped Units, as the case may be). However, no modification may, without the consent of the holder of each outstanding Unit affected by the modification, (1) change any payment date, (2) change the amount or type of Pledged Securities required to be pledged to secure obligations under the Units, impair the right of the holder of any Units to receive distributions on the Pledged Securities underlying such Units or otherwise adversely affect the holder's rights in or to Pledged Securities, (3) change the place or currency of payment for any amounts payable in respect of the Units, increase any amounts payable by holders in respect of Units or decrease any other amounts receivable by holders in respect of Units, (4) impair the right to institute suit for the enforcement of any Purchase Contract, (5) reduce the amount of Common Stock purchasable under any Purchase Contract, increase the price to purchase Common Stock on settlement of any

Purchase Contract, change the Stock Purchase Date or otherwise adversely affect the holder's rights under any Purchase Contract, (6) reduce the amount payable on exercise of any Call Option, extend the Call Option Expiration Date or otherwise adversely affect the holder's rights under any Call Option or (7) reduce the above-stated percentage of outstanding Units the consent of whose holders is required for the modification or amendment of the provisions of the Principal Agreements, the Purchase Contracts or the Call Options.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

    The Company will agree in the Master Unit Agreement that it will not merge with or into or consolidate with any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person, firm or corporation unless (1) the Company is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America or a state thereof; (2) such corporation expressly assumes the obligations of the Company under the Principal Agreements and the Purchase Contracts; and (3) the Company or such successor corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of its obligations under the Purchase Contracts and the Principal Agreements.

TITLE

    The Company, the Unit Agent, the Collateral Agent and the Call Option Holder may treat the registered holder of any Units as the absolute owner of those Units for the purpose of making payment and settling the related Purchase Contracts or Call Options and for all other purposes.

REPLACEMENT OF UNITS CERTIFICATES

    In the event that physical certificates are issued, any mutilated certificate will be replaced by the Company at the expense of the holder upon surrender of such certificate to the Unit Agent. Certificates that become destroyed, lost or stolen will be replaced by the Company at the expense of the holder upon delivery to the Company and the Unit Agent of satisfactory evidence that such certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Unit Agent and the Company.

    The Company, however, is not required to issue any certificates representing Units on or after the Stock Purchase Date or after the Purchase Contracts have terminated. In place of the delivery of a replacement certificate following the Stock Purchase Date, the Unit Agent, upon delivery of the evidence and indemnity described above, will deliver the Common Stock issuable pursuant to the Purchase Contracts included in the Units evidenced by such certificate, or, if the Purchase Contracts have terminated prior to the Stock Purchase Date, transfer the Pledged Securities related to the Units evidenced by such certificate.

GOVERNING LAW

    The Principal Agreements, the Purchase Contracts and the Call Options will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE UNIT AGENT

        will initially act as Unit Agent. The Unit Agent will act as the agent for the holders of Units from time to time. The Master Unit Agreement will not obligate the Unit Agent to exercise any discretionary actions in connection with a default under the terms of the Principal Agreements, the Purchase Contracts, the Call Options or the Pledged Securities.

    The Master Unit Agreement will contain provisions limiting the liability of the Unit Agent. The Master Unit Agreement will contain provisions under which the Unit Agent may resign or be replaced. Resignation or replacement of the Unit Agent will be effective upon appointment of a successor.

INFORMATION CONCERNING THE COLLATERAL AGENT

        will initially act as Collateral Agent. The Collateral Agent will act solely as the agent of the Company or the Call Option Holder and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Units except for the obligations owed by a pledgee of property to the owner thereof under the Pledge Agreement and applicable law.

    The Pledge Agreement will contain provisions limiting the liability of the Collateral Agent. The Pledge Agreement will contain provisions under which the Collateral Agent may resign or be replaced. Such resignation or replacement would be effective upon the appointment of a successor.

                         DESCRIPTION OF THE DEBENTURES

GENERAL

    The Debentures are to be issued under the Indenture.          will
initially act as Trustee under the Indenture. The Indenture will be qualified under the Trust Indenture Act.

    The Debentures will be unsecured and subordinate and rank junior in right of payment to the extent and in the manner set forth in the Indenture to all Senior Indebtedness of the Company.

    The Debentures will mature on the Maturity Date of November   , 2003. The
Debentures will not be redeemable at the option of the Company prior to the Maturity Date.

INTEREST

    Interest on the Debentures will accrue from the first date of issuance of
the Debentures at an initial rate of   % per year (the "Debenture Rate") and
will be payable quarterly in arrears on each Quarterly Payment Date (each, an "Interest Payment Date"), subject to the deferral provisions described below. Interest will be payable to the holders of the Debentures on the relevant record dates, which will be one Business Day before the relevant Interest Payment Date. The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be on the next Business Day (and if payment is made on the next Business Day without any interest or other payment as a result of such delay), except that if such Business Day is in the next succeeding calendar year, the payment will be made on the prior Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. The term "interest", as used in this Description of the Debentures, includes any Additional Sums payable on the Debentures.

MARKET RATE INCREASE

    By 9:30 a.m., New York City time, on the Call Option Expiration Date, the Rate Increase Agent will determine whether the then current aggregate market value of the Debentures underlying the Normal Units is at least equal to 100.25% of the Cash Equivalent of the Aggregate Call Option Exercise Consideration. If the Rate Increase Agent determines that it is (or the Debenture Rate is already equal to or greater than the Maximum Debenture Rate), interest on the Debentures will continue to accrue at the initial Debenture Rate. If the Rate Increase Agent determines that it is not (and the Debenture Rate is less than the Maximum Debenture Rate), the Rate Increase Agent will, by 9:30 a.m., New York City time, on the Call Option Expiration Date, select an increased rate equal to the lower of (1) the rate that it determines is sufficient to cause the then current aggregate market value of such Debentures to be at least equal to 100.25% of the Cash Equivalent of the Aggregate Call Option Exercise Consideration and (2) the Maximum Debenture Rate (and notify the Company and the Call Option Holder of such increased rate). The Debenture Rate will then become that increased rate.

    "Cash Equivalent of the Aggregate Call Option Exercise Consideration" means the cash value on the Call Option Expiration Date of the Aggregate Call Option Exercise Consideration, assuming for this purpose, even if not true, that the Call Options are exercised on the Call Option Expiration Date, and further assuming that (1) the Treasury Securities included in the

Aggregate Call Option Exercise Consideration are highly liquid Treasury Securities maturing on or within 35 days prior to the Stock Purchase Date (as designated in good faith by the Call Option Holder in a notice delivered to the Rate Increase Agent by 8:30 a.m., New York City time, on the Call Option Expiration Date or, if the Call Option Holder fails to so designate such Treasury Securities, as designated in good faith by the Rate Increase Agent, in either case in a manner intended to minimize the Cash Equivalent of the Aggregate Call Option Exercise Consideration) and (2) such Treasury Securities are valued based on the ask-side price of the Treasury Securities at 9:00 a.m., New York City time, on the Call Option Expiration Date (as determined on a same day settlement basis by a reasonable and customary means selected in good faith by the Rate Increase Agent and notified to the Call Option Holder prior thereto) plus accrued interest to such date.

    "Maximum Debenture Rate" means (1) the yield to maturity (calculated in accordance with standard market practice) corresponding to the bid-side price at 9:00 a.m., New York City time, on the Call Option Expiration Date (as determined by a reasonable and customary means selected in good faith by the Rate Increase Agent and notified to the Call Option Holder prior thereto) of highly liquid Treasury Securities maturing on or around the Debenture Maturity
Date as selected in good faith by the Rate Increase Agent plus (2)    basis
points (  %).

OPTION TO EXTEND INTEREST PAYMENT DATE

    So long as no Event of Default has occurred and is continuing, the Company will have the right under the Indenture at any time during the term of the Debentures to defer the payment of interest at any time or from time to time for a period not extending beyond the Maturity Date (each such period of deferral, an "Extension Period"). At the end of an Extension Period, the Company must pay all interest then accrued and unpaid (together with accrued interest at the Deferral Rate compounded on each succeeding Interest Payment
Date). During an Extension Period, interest will continue to accrue on the Debentures and holders of Debentures will be required to accrue interest income for United States Federal income tax purposes prior to the receipt of cash attributable to such income. See "Certain Federal Income Tax Consequences-- Interest Received on the Debentures".

    During any Extension Period, the Company may not take any of the prohibited actions described in the first paragraph under "--Certain Covenants of the Company".

    Prior to the expiration of any Extension Period, the Company may further extend the Extension Period, provided that the extension does not cause the Extension Period to extend beyond the Maturity Date. Upon the termination of any Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period, subject to the above requirements. No interest will be due and payable during an Extension Period. The Company must give the Trustee written notice of its election of any Extension Period (or its further extension) at least five Business Days prior to the earlier of (1) the date the interest on the Debentures would have been payable except for the election to begin or extend the Extension Period, (2) the date the Trustee is required to give notice to any securities exchange or to holders of Debentures of the record date or the date the interest is payable and (3) such record date. The Trustee must give notice of the Company's election to begin or extend a new Extension Period to the holders of the Debentures. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

DEBENTURE PUT OPTIONS

    Each holder of Debentures will have the right (a "Debenture Put Option") to require the Company to repurchase its Debentures, on the Stock Purchase Date or, in the event of a Cash Merger before the Stock Purchase Date, on or after the date of the Cash Merger, for a purchase price (the "Put Price") equal to the Principal Amount plus unpaid interest accrued to but not including the Stock Purchase Date, but only if the cash received on the exercise of such option is used to settle the related Purchase Contracts.

    Each holder of Debentures or the Put Agent on behalf of the holder may exercise the Debenture Put Option related to its securities by presenting and surrendering the certificate evidencing such securities, at the offices of the Trustee, with the form of "Notice of Exercise of Put Right" on the reverse side of the certificate completed and executed as indicated, by 10:00 a.m., New York City time, on the Stock Purchase Date.

CERTAIN COVENANTS OF THE COMPANY

    The Company will covenant that, during an Extension Period or during the continuance of an Event of Default, it will not (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, (b) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in right of payment to the Debentures or (c) make any guarantee payments with respect to any guarantee by the Company of any securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in right of payment to the Debentures (other than, in the case of clauses (a), (b) and (c), (1) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of the Company, (2) any declaration of a dividend in connection with the implementation of a stockholder's rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,
(3) as a result of a reclassification of the Company's capital stock solely into shares of one or more classes or series of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (4) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged and (5) purchases of common stock in connection with the satisfaction by the Company of its obligations under any of the Company's benefit plans for its and its subsidiaries' directors, officers or employees or any of the Company's dividend reinvestment plans).

EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following events regarding the Debentures constitutes an "Event of Default" (whatever the reason for such Event of Default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

  (a) default in payment of principal on the Debentures at the Maturity Date;

  (b) default for 30 days in payment of interest on the Debentures when due;

  (c) failure by the Company in the performance of any other of the covenants or warranties in the Indenture continued for 90 days after due notice by the Trustee or by holders of at least 25% in principal amount of the Debentures;

  (d) certain events of bankruptcy, insolvency or reorganization of the Company; and

  (e) failure to pay the Put Price when due upon exercise of a Debenture Put Option.

    If any Event of Default with respect to the Debentures occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debentures may declare the principal amount of all the Debentures to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the Debentures and certain other specified defaults) may be waived by the holders of a majority in principal amount of the Debentures on behalf of the holders of all the Debentures.

    The Trustee will, within 90 days after the occurrence of an Event of Default, give the holders of the Debentures notice of such Event of Default known to it if uncured or not waived, provided that, except in the case of an Event of Default in the payment of principal of or interest on the Debentures, such notice shall not be given until 30 days after the occurrence of an Event of Default.

    The Indenture entitles the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of the Debentures before proceeding to exercise any right or power under the Indenture at the request of the holders of such Debentures. The Indenture provides that the holders of a majority in principal amount of Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee, with respect to the Debentures provided that the Trustee may decline to act if such direction is contrary to law or the Indenture or would expose it to personal liability.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The Indenture permits the Company, without the consent of the holders of the Debentures, to consolidate with or merge into any other corporation or transfer or lease its assets substantially as an entirety to any person provided that: (1) the successor is a corporation organized under the laws of any domestic jurisdiction; (2) the successor corporation assumes the Company's obligations on the Debentures and under the Indenture; (3) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have happened and be continuing; and (4) certain other conditions are met.

    The general provisions of the Indenture do not afford holders of the Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Debentures.

MODIFICATION OF THE INDENTURE

    The Indenture permits the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Debentures, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of Debentures, except that no such supplemental indenture may, without the consent of the holder of each Debenture, (1) change the Maturity Date, or reduce the principal amount or the rate of payment of interest thereon, of the Debentures, (2) reduce the aforesaid percentage of Debentures, the consent of the holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults thereunder or (3) effect certain other changes. The Indenture also permits the Company to omit compliance with certain covenants in the Indenture upon waiver by the holders of a majority in principal amount of Debentures.

SATISFACTION AND DISCHARGE

    The Indenture provides that the Company will be discharged from any and all obligations in respect of the Debentures (except for certain obligations to register the transfer or exchange of Debentures, to replace stolen, lost or mutilated Debentures, to maintain paying agencies and hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay and discharge the principal of and interest on, the Debentures on the Maturity Date in accordance with the terms of the Indenture and the Debentures. Such discharge may only occur if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of the Debentures.

    The Indenture provides the Company with the option to omit to comply with certain restrictive covenants. The Company, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. Government Obligations, which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and interest on, the Debentures on the Maturity Date in accordance with the terms of the Indenture and the Debentures. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the Debentures to recognize income, gain or loss for federal income tax purposes. In the event the Company exercises this option and the Debentures are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations, as the case may be, on deposit with the Trustee will be sufficient to pay amounts due on the Debentures at the time of Maturity Date but may not be sufficient to pay amounts due on the Debentures at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

SUBORDINATION

    The obligations of the Company under the Debentures will be unsecured and subordinate and rank junior in right of payment to all present and future Senior Indebtedness to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Indebtedness will first be entitled to receive payment in full of all Senior Indebtedness before the holders of Debentures will be entitled to receive or retain any payment.

    No payments on account of principal of, premium, if any, or interest on the Debentures (including payments on exercise of Debenture Put Options) may be made if a default in any payment on Senior Indebtedness has occurred and is continuing, or an event of default on any Senior Indebtedness resulting in the acceleration of its maturity, or if any judicial proceeding is pending with respect to any such default.

    In the event the maturity of Debentures is accelerated, the holders of all Senior Indebtedness outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due in respect of such Senior Indebtedness before the holders of Debentures will be entitled to receive or retain any payment in respect of the Debentures.

    Amounts that would be due and payable by the Company to holders of Units in the absence of the foregoing subordination provisions, however, may be applied by such holders to offset their obligations under their respective Purchase Contracts.

    "Senior Indebtedness" means, without duplication, the principal, premium (if any) and unpaid interest on all present and future (1) indebtedness of the Company for borrowed money, (2) obligations of the Company evidenced by bonds, debentures, notes or similar instruments, (3) indebtedness incurred, assumed or guaranteed by the Company in connection with the acquisition by it or a Subsidiary of any business, properties or assets (except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles), (4) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, (5) reimbursement obligations of the Company in respect of letters of credit relating to indebtedness or other obligations of the Company that qualify as indebtedness or obligations of the kind referred to in clauses (1) through (4) above, and (6) obligations of the Company under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (1) through (5) above, in each case unless in the instrument creating or evidencing the indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to senior debt securities. Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

    The Indenture places no limitation on the amount of Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur indebtedness constituting Senior Indebtedness.

FORM AND BOOK-ENTRY PROCEDURES

    If the Debentures do not constitute Pledged Securities with respect to the Units, the Debentures may be represented by one or more global certificates registered in the name of the Depositary or its nominee. The depositary arrangements for such Debentures are expected to be substantially similar to those for the Units. For a description of the Depositary and the terms of the depositary arrangements, see "--Book-Entry System".

PAYMENT AND PAYING AGENTS

    Payment of principal of and premium, if any, and any interest on Debentures will be made at the office of the Trustee in The City of New York or at the office of such paying agent or paying agents as the Company may designate from time to time, except that at the option of the Company it may make payments of interest (1) by check mailed to the address of the holder as such address appears in the register for Debentures or (2) by transfer to an account maintained by the holder as specified in such register, provided that proper transfer instructions have been received by the relevant Record Date. Payment of any interest on any Debenture will be made to the Person in whose name such Debenture is registered at the close of business on the Record Date for such interest, except in the case of defaulted interest. The Company may at any time designate additional paying agents or rescind the designation of any paying agent. The Company will at all times, however, be required to maintain a paying agent in each place of payment for the Debentures.

    Any money deposited with the Trustee or any paying agent, or then held by the Company in trust, for the payment of the principal of and premium, if any, or interest on any Debenture (or the Put Price therefor) which remains unclaimed for two years after such principal and premium, if any, or interest (or Put Price) has become due and payable will, at the request of the Company, be repaid to the Company. After that the holder of such Debenture must look, as a general unsecured creditor, only to the Company for payment.

GOVERNING LAW

    The Indenture and the Debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE TRUSTEE

    Except as described above, the Trustee is not required to exercise any of the powers vested in it by the Indenture at the request of any holder of Debentures, unless the holder offers reasonable indemnity against any costs, expenses and liabilities. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES


    The following summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of Units, Debentures and Common Stock is based on the views of Arnold & Porter, special tax counsel to the Company. This summary deals only with Units, Debentures and Common Stock held as capital assets by purchasers who purchase Units in the initial offering at the issue price and who or which are (1) citizens or residents of the United States, (2) corporations created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) estates the income of which is subject to United States federal income taxation without regard to source, or (4) trusts that are United States persons for federal income tax purposes. It does not address consequences to special classes of holders, including dealers in securities or currencies, certain securities traders, financial institutions, insurance companies, tax-exempt entities, taxpayers subject to the alternative minimum tax, non-United States persons or taxpayers holding the Purchase Contracts, Debentures or Common Stock as part of a "straddle" or a hedging or conversion transaction or other integrated investment. Moreover, the effect of any applicable estate and gift tax laws or state, local or foreign tax laws is not discussed.

    NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY ADDRESSES THE TAX TREATMENT OF UNITS OR INSTRUMENTS SIMILAR TO UNITS FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, NO ASSURANCE CAN BE GIVEN THAT THE INTERNAL REVENUE SERVICE (THE "IRS") WILL AGREE WITH THE TAX CONSEQUENCES DESCRIBED HEREIN OR THAT THESE CONSEQUENCES WILL NOT BE SUCCESSFULLY CHALLENGED. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE UNITS, INCLUDING THE APPLICATION OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

    This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, published rulings and court decisions, each as currently in effect and all of which are subject to change. Any such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a holder of Units, Debentures or Common Stock.

    This discussion assumes that, in connection with the formation of the Units, the Underwriters will be acting on behalf of the holders and will (a) sell the Call Options to the Call Option Holder and apply the proceeds from such sale (the "Call Premium") together with the amount paid directly by the holders to the Underwriters (the "Purchase Price") to the purchase of the Units and (b) enter into the Purchase Contracts with the Company, and that holders will assume the rights and obligations arising from these actions undertaken on their behalf. This discussion also assumes that the Call Options will be exercised on the Call Option Expiration Date. Accordingly, this discussion does not address the tax consequences of holding Debentures after the Call Option Expiration Date or of recognition of gain or loss on a disposition of the Debentures after that date. This discussion further assumes that the Company will not exercise its right to defer payment of interest on the Debentures.

                         TREATMENT OF THE CALL PREMIUM

    A holder will not be subject to tax in respect of the receipt of the Call Premium at the time the Call Premium is received. Rather, the amount of the Call Premium will be included in the amount realized by a holder when the Call Option is exercised (see "--Exercise of the Call Option and Ownership of Treasury

Securities," below) or the Units are sold (see "--Sale or Disposition of Units," below).

                        INITIAL TAX BASIS OF DEBENTURES

    The amount paid by a holder for a Unit, which, for United States federal income tax purposes, will equal the sum of the Purchase Price plus the amount of the Call Premium deemed to have been received by such holder and paid to the Company in partial payment for the Units, will be allocated between the Debentures and the Purchase Contract included in such Unit in proportion to their respective fair market values at the time of purchase. Such allocation will establish each holder's initial tax basis in the Debentures and the Purchase Contract. Consistent with the documentation, and reasonably consistent with the facts and circumstances, the Company intends to take the position that, at the time of issuance of the Unit, the fair market value of the Purchase Contract (including the holder's right to receive Contract Fees from the Company or the holder's obligation to pay such fees to the Company) equals zero, and the entire amount paid for the Unit, including the Call Premium, is allocable to the Debentures. Under Treasury regulations dealing with determination of the issue price of a debt instrument that is part of an investment unit, the Company's position will be binding upon each holder unless the holder explicitly discloses a contrary position on a statement attached to the holder's timely filed United States federal income tax return for the taxable year in which Units are acquired by such holder.

    Assuming the above allocation, the holder's basis in the Debentures will exceed the amount payable at maturity with respect to the Debentures by the amount of the Call Premium. Because the Debentures will be classified as contingent debt instruments for United States federal income tax purposes, this excess will not be treated as "bond premium" that is amortizable at the holder's election. Instead, this excess will be taken into account in determining the issue price of the Debentures and in determining the yield at which holders will be required to accrue income. See "--Interest Received on the Debentures," below.

                      INTEREST RECEIVED ON THE DEBENTURES

    Because of the ability of the Rate Increase Agent to increase the Debenture Rate, the Debentures will be classified as contingent debt instruments subject to the "noncontingent bond method" as set forth in applicable Treasury regulations. As discussed below, the Company does not believe that classification of the Debentures as contingent debt instruments will require holders to recognize taxable income that differs materially from the cash payments of interest on the Debentures. As also discussed below, however, as a result of classification of the Debentures as contingent debt instruments, any gain realized on the sale or exchange of the Debentures may be treated as ordinary income, in whole or in part. See "--Sale or Disposition of Units," below.

    Under the noncontingent bond method, the yield on the Debentures is projected based on the yield on a hypothetical noncontingent bond with similar terms. Based on that yield (the "comparable yield"), a projected schedule of payments is determined. In general, holders of Debentures will be required to accrue interest income from the Debentures under the rules applicable to debt instruments with OID, on the assumption that the projected amounts will actually be paid. Under these rules, none of the stated interest on the Debentures will be "qualified stated interest" and, accordingly, all payments of stated interest will be treated as payments of OID or as return of principal.

    Under the noncontingent bond method, holders of a contingent debt instrument generally must take into account adjustments if contingent payments are fixed at amounts that differ from their projected amounts. Holders who do not hold Debentures after the Call Option Expiration Date will not be required to take into account any such adjustments, except in determining the character of any gain realized by the holder pursuant to exercise of the Call Option. See "--Sale or Disposition of Units," below.

    Applying the noncontingent bond method, the Company has determined the comparable yield and a projected payment schedule for the

Debentures. The projected payment, per $100 of Stated Amount, is $ (which is the stated interest payment) for each quarter ending on or prior to the Call
Option Expiration Date, and is $    for each quarter ending after the Option
Expiration Date and prior to the Maturity Date. The projected payment, per $100
of Stated Amount, at the Maturity Date is $    (which includes the stated
principal amount of the Debentures as well as the projected amount of the final interest payment).

    The comparable yield is    %. Applied to the issue price of the Debentures
(   % of their principal amount), this comparable yield results in interest
income to holders of $    , per $100 of Stated Amount, for each quarter ending
on or prior to the Call Option Expiration Date. Thus, assuming the Company does not defer payment of interest on the Debentures, the amount of interest income to holders for each such quarter (other than during Extension Periods) generally is expected to equal the amount of the cash payment due to holders for each such quarter.

    The foregoing comparable yield and projected payment schedule will be used by the Company for purposes of determining its own taxable income and for any required information reporting.

    If a holder of Debentures does not use this projected payment schedule to determine interest accruals, such holder must apply the foregoing rules using its own projected payment schedule. A holder that determines its own projected payment schedule must explicitly disclose this fact and the reason why the holder has used its own schedule (e.g., why the Company's projected payment schedule is unreasonable). In general, this disclosure must be made on a statement attached to the timely filed federal income tax return of the holder for the taxable year that includes the date of its acquisition of the Debentures.

    The foregoing projected payment schedule is supplied by the Company solely for computing income under the noncontingent bond method for federal income tax purposes, and does not constitute a projection or representation as to the amounts that holders of Debentures will actually receive.

    Because income with respect to the Debentures will constitute interest for United States federal income tax purposes, corporate holders of Units will not be entitled to a dividends-received deduction in respect of such income.

                     ADJUSTMENTS TO TAX BASIS IN DEBENTURES

    During the period ending on the Call Option Expiration Date, the initial tax basis of a holder of Debentures (see "--Initial Tax Basis of Debentures," above) will be increased by the amount of any interest recognized under the noncontingent bond method and reduced by payments of interest (or principal) received with respect to the Debentures. Based on the Company's belief (described in "--Interest Received on the Debentures," above) that the taxable income from the Debentures will equal cash payments of interest during this period, the Company believes that the adjusted tax basis of a holder in the Debentures as of the Call Option Expiration Date will equal the initial tax basis.

                                 CONTRACT FEES

    There is no authority describing the tax treatment of the Contract Fees under current law.

    If the Company is required to pay Contract Fees to the holders of the Units, the Company intends to file information returns on the basis that the Contract Fees are ordinary income to holders for the taxable year of receipt. Because any Contract Fees received by a holder will not constitute dividends for United States federal income tax purposes, corporate holders will not be entitled to a dividends-received deduction as a result of receiving such fees. Holders should consult their own tax advisors concerning the treatment of the Contract Fees, including the possibility that the Contract Fees may not be treated as current income to holders, but would instead reduce a holder's basis in the Common Stock received upon exercise of the Purchase Contracts, by analogy to the treatment of rebates. The Company does not intend to deduct any Contract Fees it is required to pay, because it views them as a cost of issuing the Common Stock. If they are treated as items of ordinary income, Contract Fees received by a regulated investment company should be treated as income derived with respect to such company's business of investing in stock and securities.

    If holders are required to pay Contract Fees to the Company, it is unlikely that the fees will be deductible for federal income tax purposes. Therefore, although the amount of cash interest received by Unit holders will be reduced by the amount of Contract Fees payable to the Company, holders most likely will include in income the full amount of OID on the Debentures (or interest or OID on other Pledged Securities), without a deduction for payment of the Contract Fees. Payment of the Contract Fees should increase the holder's basis in the Purchase Contracts and be included in the basis of the Common Stock received under the Purchase Contracts. See "--Purchase of Common Stock under the Purchase Contract" below.

        EXERCISE OF THE CALL OPTION AND OWNERSHIP OF TREASURY SECURITIES

    Exercise of the Call Option by the Call Option Holder will be a taxable event to holders of the Units. As a result, holders will recognize gain or loss equal to the difference between the amount realized from exercise of the Call Option and their adjusted tax basis in the Debentures. The amount treated as the amount realized from exercise of the Call Option will equal the aggregate of the Call Premium and the fair market value of the Treasury Securities received, determined as of the Call Settlement Date. The rules that govern determination of the character of gain or loss on sale of the Debentures (including pursuant to the exercise of the Call Option) are summarized under "--Sale or Disposition of Units," below.

    A holder's basis in the Treasury Securities received as a result of the exercise of the Call Option will be equal to the fair market value of such Treasury Securities, determined as of the Call Settlement Date. Except to the extent the Treasury Securities are "stripped" Treasury securities ("Stripped Treasury Securities"), the treatment of which is discussed in the next paragraph, (a) interest with respect to a holder's portion of the Treasury Securities will be taxable as ordinary income to such holder as it is received or accrued, in accordance with such holder's normal method of accounting for United States federal income tax purposes, (b) any excess of a holder's basis in the Treasury Securities over the amount payable at maturity may be amortized at the holder's election over the remaining term as a reduction of interest income and (c) any gain realized by a holder at maturity of the Treasury Securities will generally be treated as capital gain, unless the Treasury Securities are considered to have more than a "de minimis" amount of market discount.

    A holder will be required to treat a Stripped Treasury Security received by such holder as a bond that was originally issued on the date received by such holder. Stripped Treasury Securities (other than Stripped Treasury Securities with a remaining term of one year or less) will be considered to have OID in an amount equal to the difference between the amount payable on such security and the holder's initial basis in such security (determined as described in the immediately preceding paragraph). As a result, a holder who receives a Stripped Treasury Security (other than a Stripped Treasury Security with a remaining term of one year or less) will be required to include OID in income as ordinary income over the remaining term of such security and will increase its basis in the Stripped Treasury Security by the amount of OID included in income with respect to such security.

    Stripped Treasury Securities with a remaining term of one year or less ("Short-term Stripped Treasury Securities") generally should be considered to have "acquisition discount" in an amount equal to the difference between the principal amount of the Short-term Stripped Treasury Security and the taxpayer's basis in the Short-term Stripped Treasury Security. A holder using the cash method of accounting who has not elected to accrue acquisition discount generally will recognize ordinary income upon maturity of the Short-term Stripped Treasury Security equal to the amount of such acquisition discount.

                          SALE OR DISPOSITION OF UNITS

    A holder generally will recognize gain or loss upon the sale or other disposition of Units. Such gain or loss will be calculated separately with respect to the Debentures or Treasury Securities, as the case may be, and the related Purchase Contract composing such Units by allocating the sum of any cash and the fair market value of any property received between the two components in proportion to their respective fair market values. The amount considered to be received by a holder with respect to the sale of the Debentures will include the value of the assumption of the holder's obligations under the Call Option, which, in the absence of any means of independent valuation, will likely be deemed to equal the amount of the Call Premium previously received by such holder. See "--Treatment of the Call Premium," above.

    The amount of gain or loss with respect to each component will equal the difference between the consideration so allocated to each component (reduced, in the case of certain Treasury Securities, by any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income) and the holder's adjusted tax basis in the respective components. Except in the case of gain or loss with respect to Debentures, such gain or loss will be capital gain or loss.

    If a holder sells or disposes of Debentures prior to the Call Option Expiration Date, the rules governing contingent debt instruments treat any gain recognized as ordinary interest income and treat any loss recognized as ordinary to the extent of prior interest inclusions. If a holder sells Debentures on the Call Option Expiration Date pursuant to exercise of the Call Option or otherwise, any gain recognized will be treated as ordinary interest income to the extent that the total of the actual amounts of the remaining interest and principal payments due on the Debentures exceeds the total of the remaining projected payments on the Debentures set forth above. See "--Interest Received on the Debentures," above. Any gain in excess of this amount, and any loss, recognized on such a sale will be treated as capital gain or loss.

              PURCHASE OF COMMON STOCK UNDER THE PURCHASE CONTRACT

    Assuming that the initial basis of the Purchase Contract will be zero (see "--Initial Tax Basis of Debentures" above), the tax basis of the Common Stock acquired under a Purchase Contract will equal the amount of cash paid to purchase such Common Stock (including cash applied by the Collateral Agent upon maturity of the Treasury Securities), increased by the amount of any non-deductible Contract Fees paid by the holder, and decreased by (a) the amount of any Contract Fees received by the holder and not previously included in income and (b) the amount of any cash received in lieu of fractional shares of Common Stock. A holder will recognize capital gain or loss upon receipt of cash in lieu of fractional shares of Common Stock equal to the difference between the amount of cash received and the holder's basis in such fractional shares. A holder's holding period in the Common Stock purchased pursuant to the Purchase Contract will begin on the day after the purchase of such Common Stock.

         OWNERSHIP OF COMMON STOCK ACQUIRED UNDER THE PURCHASE CONTRACT

    Assuming that the Company has current or accumulated earnings and profits at least equal to the amount of the dividends, a holder will include a dividend on the Common Stock in income when paid, and the dividend will be eligible for the dividends-received deduction if received by an otherwise qualifying corporate holder that meets the holding period and other requirements for such deduction.

    Upon the sale, exchange or other disposition of Common Stock, the holder will recognize gain or loss equal to the difference between the holder's tax basis in the Common Stock and the amount realized on the disposition. The gain or loss will be capital gain or loss.

                         ADJUSTMENT OF SETTLEMENT RATE

    Holders of Units may be treated as receiving a constructive distribution from the Company if (a) the Settlement Rate is adjusted and, as a result of such adjustment, the proportionate interest of holders of Units in the assets or earnings and profits of the Company is increased, and
(b) the adjustment is not made pursuant to a reasonable antidilution formula. An adjustment in the Settlement Rate would not be considered made pursuant to such a formula if the adjustment were made to compensate for certain taxable distributions with respect to Common Stock. Thus, under certain circumstances, an increase in the Settlement Rate is likely to be taxable to holders of Units as a dividend to the extent of the current or accumulated earnings and profits of the Company. Holders of Units would be required to include their allocable share of such constructive dividends in gross income but would not receive any cash related thereto.

                                  UNDERWRITING
    The Company and the underwriters for the offering named below have entered into an underwriting agreement with respect to the Units being offered. Subject to certain conditions, the Company has agreed to (1) enter into the Purchase Contracts with each of the underwriters named below underlying the respective number of Units indicated opposite its name below, (2) sell to each of the underwriters the Debentures underlying the respective number of Units indicated opposite its name below, and (3) each of the underwriters has severally agreed to enter into the Purchase Contracts with the Company, purchase the Debentures from the Company, pledge under the Pledge Agreement such Debentures and sell (on behalf of the initial investors in the Units) to the Call Option Holder the Call Options with respect to such Units.

                               Underwriters                      Number of Units
                               ------------                      ---------------
       Goldman, Sachs & Co.....................................
       Salomon Smith Barney Inc................................
                                                                      ----
        Total..................................................
                                                                      ====

                               ----------------

    If the underwriters sell more Units than the total number set forth in the table above, the underwriters have an option to buy up to an additional
Units from the Company to cover such sales. They may exercise that option for 30 days. If any Units are purchased pursuant to this option, the underwriters will severally purchase Units in approximately the same proportion as set forth in the table above.

    The following tables show the per Unit and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional Units.

                              Paid by the Company
                              -------------------
                                                      No Exercise  Full Exercise
                                                      ------------ -------------
Per Unit............................................. $            $
Total................................................ $            $

    Units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any Units sold by the underwriters to securities dealers may be sold at a
discount of up to $    per Unit from the initial public offering price. Any
such securities dealers may resell any Units purchased from the underwriters to
certain other brokers or dealers at a discount of up to $    per Unit from the
initial public offering price. If all the Units are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    The Company has agreed with the underwriters not to dispose of or hedge any of its Units, Debentures or Common Stock or any securities of the Company which are substantially similar to the Common Stock, or securities convertible into or exchangeable for shares of Common Stock (other than the securities offered in the Financings) during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Salomon Smith Barney Inc. This agreement does not apply to any existing employee benefit plans or the Delta Pine merger.

    In connection with the offering, the underwriters may purchase and sell the Units or Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Units than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Units or the Common Stock while the offering pursuant to this prospectus is in progress.

    The Units will be a new issue of securities with no established trading market. The Company intends to list the Units on the NYSE. The underwriters have advised the Company that they intend to make a market in the Units, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Units.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Units sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Units or the Common Stock. As a result, the price of the Units or the Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

    The Company estimates that its share of the total expenses of the offering,
excluding underwriting discounts and commissions, will be approximately $   .

    The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    Goldman, Sachs & Co. and Salomon Smith Barney Inc. in the past have performed investment banking services for the Company and have received compensation for these services. In October 1998, Citibank, N.A. and Salomon Smith Barney Inc., affiliates of Citigroup, Inc., agreed to serve as administrative agent and arranger, respectively, for a $2 billion revolving credit facility for the Company. In addition, the Company currently has a $1 billion credit facility with Citibank, N.A. acting as the administrative agent. Citibank, N.A. has received, and Citibank, N.A. and Salomon Smith Barney Inc. will receive, compensation for these services. John S. Reed, a Director of the Company, is Co-Chairman and Co-Chief Executive Officer of Citigroup Inc., the parent company of Salomon Smith Barney Inc. and Citibank, N.A.
                             VALIDITY OF SECURITIES

    The validity of the Purchase Contracts, Common Stock and Debentures will be passed upon for the Company by Winston & Strawn and for the underwriters by Sullivan & Cromwell.

                                    EXPERTS

    The consolidated financial statements of the Company at December 31, 1997 and 1996 and for each of the three years in the period ending December 31, 1997 incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31,
1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is also incorporated herein by reference. Such statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                $2,000,000,000

                               MONSANTO COMPANY

  Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants to Purchase Common Stock, Warrants to Purchase Preferred Stock, Warrants to Purchase Debt Securities, Warrants to Purchase Depositary Shares and Stock Purchase Contracts

  Monsanto Company, a Delaware corporation (the "Company"), may from time to time offer (i) shares of Common Stock, $2.00 par value per share ("Common Stock"), (ii) whole or fractional shares of Preferred Stock, no par value per share (collectively, "Preferred Stock"), (iii) Preferred Stock represented by Depositary Shares ("Depositary Shares"), (iv) debt securities ("Debt Securities"), which may be senior debt securities ("Senior Debt Securities") or subordinated (including junior subordinated) debt securities ("Subordinated Debt Securities"), and which may be secured or unsecured, (v) warrants to purchase Common Stock ("Common Stock Warrants"), (vi) warrants to purchase Preferred Stock ("Preferred Stock Warrants"), (vii) warrants to purchase Debt Securities ("Debt Warrants"), (viii) warrants to purchase Depositary Shares ("Depositary Share Warrants" and, together with the Common Stock Warrants, Preferred Stock Warrants and Debt Warrants, the "Warrants") and (ix) contracts to purchase Common Stock or Preferred Stock ("Stock Purchase Contracts"), with an aggregate public offering price of up to $2,000,000,000, on terms to be determined at the time or times of offering. The Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Common Stock Warrants, Preferred Stock Warrants, Debt Warrants, Depositary Share Warrants and Stock Purchase Contracts (collectively referred to herein as the "Securities") may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

  All specific terms of the offering and sale of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, when applicable: (i) in the case of Common Stock, the maximum aggregate number of shares offered and any public offering price; (ii) in the case of Preferred Stock, the specific class, series, title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, any dividend payment dates, any sinking fund provisions, the maximum aggregate number of shares offered and any public offering price; (iii) in the case of Depositary Shares, the aggregate number of shares offered, the shares of whole or fractional Preferred Stock represented by each such Depositary Share and any public offering price; (iv) in the case of Debt Securities, the specific title, aggregate principal amount, denomination, form, maturity, interest rate and time of payment, currency, ranking as Senior or Subordinated Debt Securities, redemption, repayment or sinking fund provisions, terms for conversion into Common Stock or Preferred Stock and any public offering price; (v) in the case of Common Stock Warrants, the duration, offering price, exercise price and detachability features; (vi) in the case of Preferred Stock Warrants, description of the Preferred Stock for which each warrant will be exercisable and the duration, offering price, exercise price and detachability features, (vii) in the case of Debt Warrants, description of the Debt Securities for which each warrant will be exercisable and the duration, offering price, exercise price and detachability features; (viii) in the case of Depositary Share Warrants, the duration, offering price, exercise price and detachability features; and (ix) in the case of Stock Purchase Contracts, the designation and number of shares of Preferred Stock or Common Stock issuable thereunder, the purchase price of the Preferred Stock or Common Stock, the date or dates on which the Preferred Stock or Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contract or vice versa, and the terms of the offering and sale thereof. If any Securities are offered together in the form of Units, the specific terms of any such Units will be set forth in the applicable Prospectus Supplement.

  The applicable Prospectus Supplement will also contain information, when applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by that Prospectus Supplement.

  The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth in or will be calculable from the information set forth in the applicable Prospectus Supplement. No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of those Securities. See "Plan of Distribution" for possible indemnification arrangements with underwriters, dealers and agents.

  The Common Stock is traded on the New York Stock Exchange under the symbol "MTC."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus may not be used to consummate sales of the Securities unless accompanied by a Prospectus Supplement.

                 The date of this Prospectus is May 19, 1998.

                             AVAILABLE INFORMATION

  The Company has filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") with respect to the Securities. This Prospectus which constitutes part of the Registration Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement, and each such statement shall be deemed qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company is subject to the electronic filing requirements of the Commission. Accordingly, pursuant to the rules and regulations of the Commission, certain documents, including annual and quarterly reports and proxy statements, filed by the Company with the Commission have been or will be filed electronically. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange under the symbol MTC, and such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act.

                     INFORMATION INCORPORATED BY REFERENCE

  The following documents, each of which has been filed with the Commission, are incorporated by reference in this Prospectus:

    the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

    the Company's Current Report on Form 8-K dated January 23, 1998;

    the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

    the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated April 16, 1953; and

  the description of the Company's preferred share purchase rights ("Rights") associated with the Common Stock contained in the Company's Registration Statement on Form 8-A filed on January 31, 1990.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus, excluding exhibits. Such requests should be directed to Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167,
Attention: Corporate Secretary, Telephone: (314) 694-1000.

                                  THE COMPANY

  The Company and its subsidiaries are engaged in the worldwide manufacture and sale of a diversified line of agricultural products, nutrition and consumer products, pharmaceuticals, and other products. The Company was incorporated in 1933 under Delaware law and is the successor to a Missouri corporation, Monsanto Chemical Works, organized in 1901. Unless otherwise indicated by the context, "Monsanto" means Monsanto Company and consolidated subsidiaries, and the "Company" means Monsanto Company only. The Company's principal executive offices are located at 800 N. Lindbergh Boulevard, St. Louis, Missouri 63167.

                                USE OF PROCEEDS

  Unless otherwise indicated in an accompanying Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Securities will be used for general corporate purposes, which may include capital expenditures, acquisitions, reducing short-term borrowings, and meeting working capital needs. Pending such uses, the Company may temporarily invest the net proceeds in interest-bearing securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the unaudited historical ratio of earnings to fixed charges of the Company for the periods indicated.

      THREE MONTHS ENDED
          MARCH 31,                         YEAR ENDED DECEMBER 31,
      ------------------          ---------------------------------------------------------------------
       1998        1997           1997           1996           1995           1994           1993
       ----        ----           ----           ----           ----           ----           ----
      4.55        7.35            2.42           4.44           4.60           5.50           3.87

  The ratio of earnings to fixed charges represents the number of times fixed charges (interest expense, capitalized interest, and other fixed charges) are covered by income from continuing operations before income taxes, extraordinary credits and fixed charges (other than capitalized interest), but excluding undistributed earnings of affiliated companies. Income from continuing operations before income taxes included charges for acquired in-process research and development of $101 million for the three months ended March 31, 1997, and $684 million for the year ended December 31, 1997, and charges for restructuring and other unusual items of $376 million and $90 million for the years ended December 31, 1996 and 1995, respectively. Excluding these unusual items, the ratio of earnings to fixed charges would have been 9.70 for the three months ended March 31, 1997, and 5.32, 6.60 and
5.10 for the years ended December 31, 1997, 1996 and 1995, respectively.

The ratio was not materially affected by the restructuring and other unusual items in 1994 and 1993. The ratio of earnings to fixed charges for Preferred Stock has not been separately presented because such ratio is identical to the ratio presented above.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 1,000,000,000 shares of Common Stock, $2.00 par value per share, and 10,000,000 shares of Preferred Stock, no par value per share, of which 595,284,668 shares of Common Stock (exclusive of treasury shares) were issued and outstanding on December 31, 1997. No shares of Preferred Stock were outstanding at that date.

COMMON STOCK

  Subject to the rights of holders of any outstanding Preferred Stock, the holders of outstanding shares of Common Stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time lawfully determine.

  Each holder of Common Stock is entitled to one vote for each share held and, except as otherwise required by law or provided with respect to any series of Preferred Stock, the holders of Common Stock will exclusively possess all voting power. Holders of Common Stock are not entitled to cumulate votes for the election of directors. The Common Stock is not entitled to conversion or preemptive rights and is not subject to redemption or assessment. Subject to the rights of holders of any outstanding Preferred Stock, upon liquidation, dissolution or winding up of the Company, any assets legally available for distribution to shareholders as such are to be distributed ratably among the holders of the Common Stock at that time outstanding. The Common Stock presently outstanding is, and the Common Stock issued upon conversion of the Debt Securities, exercise of the Common Stock Warrants (upon payment in full of the Common Stock Warrant exercise price) or conversion of any convertible Preferred Stock offered hereby, as the case may be, will be, fully paid and nonassessable. The Common Stock is listed on the New York Stock Exchange under the symbol "MTC" and any Common Stock offered will be listed, subject to notice of issuance, on such exchange.

PREFERRED STOCK

  The following summary of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Charter or the applicable Certificate of Designations of Preferred Stock (each a "Preferred Stock Designation"), the form of which is filed as, or will be incorporated by reference as, an exhibit to the Registration Statement of which this Prospectus is a part in connection with the issuance of such series of Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement.

  The authorized shares of Preferred Stock are issuable, without further shareholder approval, in one or more series as determined by the Board of Directors, with such rights, privileges and preference as are fixed by the Board of Directors, including dividend, liquidation, redemption, voting and other rights preferred over the Common Stock, subject to the restrictions in the Preferred Stock Designation or the Indentures referred to below. The Preferred Stock issuable upon exercise of any Preferred Stock Warrants (upon payment in full of the Preferred Stock Warrant exercise price), conversion of any Depositary Shares, exercise of any Depositary Share Warrants and subsequent conversion of any Depositary Shares received thereby or conversion of any Debt Securities convertible into Preferred Stock will be fully paid and nonassessable. The Preferred Stock may be convertible and, if so convertible, may be converted into one or both of Common Stock and Debt Securities. The Preferred Stock may also be exchangeable, at the option of the Company, for Debt Securities (see "Description of Debt Securities"). If Preferred Stock, Preferred Stock Warrants, Depositary Shares or Depositary

Share Warrants are being offered or if the Preferred Stock is exchangeable for Debt Securities, the accompanying Prospectus Supplement will describe the rights, privileges, preferences and restrictions of such Preferred Stock (including, without limitation, the designation, the number of authorized shares of the series in question, the dividend rate (or method of calculation), any voting rights, conversion rights, anti-dilution protections, exchangeability provisions and terms of the Debt Securities that are exchangeable for the Preferred Stock, any redemption provisions, liquidation preferences and any sinking fund provisions). If fractional interests in shares of Preferred Stock may be issued, such interests may be issued in the form of Depositary Shares. See "Description of Depositary Shares."

  No shares of Preferred Stock are currently outstanding. Shares of Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The liquidation preference of any series of Preferred Stock is not indicative of the price at which shares of such series of Preferred Stock will actually trade on or after the date of issuance.

DESCRIPTION OF RIGHTS

  In January 1990, the Company's Board of Directors declared a dividend of one Preferred Stock purchase right on each then-outstanding share of the Common Stock. If a person or group acquires beneficial ownership of 20 percent or more, or announces a tender offer that would result in beneficial ownership of 20 percent or more, of the Company's outstanding Common Stock, the rights become exercisable and, as a result of two subsequent stock splits, for every 10 rights held, the owner will be entitled to purchase one one-hundredth of a share of a new series of Preferred Stock for $450. If Monsanto is acquired in a business combination transaction while the rights are outstanding, for every 10 rights held, the holder will be entitled to purchase, for $450, common shares of the acquiring company having a market value of $900. In addition, if a person or group acquires beneficial ownership of 20 percent or more of the Company's outstanding Common Stock, for every 10 rights held, the holder (other than such person or members of such group) will be entitled to purchase, for $450, a number of shares of Common Stock having a market value of $900. Furthermore, at any time after a person or group acquires beneficial ownership of 20 percent or more (but less than 50 percent) of the Company's outstanding Common Stock, the Board of Directors may, at its option, exchange part or all of the rights (other than rights held by the acquiring person or group) for shares of Common Stock on a one-share-for-every-10-rights basis. At any time prior to the acquisition of such a 20 percent position, the Company can redeem each right for $0.001. The Board of Directors also is authorized to reduce the aforementioned 20 percent thresholds to not less than 10 percent. The rights expire in January 2000.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York and for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN CHARTER AND BY-LAWS PROVISIONS AND THE RIGHTS

  GENERAL. The Certificate of Incorporation (the "Charter") and the By-Laws of the Company contain provisions that will make more difficult the acquisition of control of the Company by means of a tender offer, open market purchases, a proxy fight or other means that are not approved by the Board. The purposes of such provisions of the Charter and the By-Laws are to discourage certain types of transactions which may involve an actual or threatened change of control of the Company and to encourage persons seeking to acquire control of the Company to negotiate the terms of any proposed business combination or offer with the Board. Set forth below is a general description of such provisions in the Charter and the By-Laws which is qualified in its entirety by reference to such documents. Capitalized terms used and not defined herein are defined in the Charter or the By-Laws, as the case may be.

  CLASSIFIED BOARD OF DIRECTORS. The Charter provides for the Board to be divided into three classes serving staggered terms. Therefore, at least two annual meetings of stockholders will generally be required to effect a change in a majority of the Board.

  NUMBER OF DIRECTORS; REMOVAL; FILING VACANCIES. The Charter provides that the number of directors will be fixed from time to time exclusively by the Board and that, subject to any rights of the holders of Preferred Stock, only a majority of the Board of Directors then in office shall have the authority to fill any vacancies on the Board of Directors. Moreover, the Company Charter provides that directors may be removed only for cause and only by the affirmative vote of holders of at least 80% of the voting power of all the then-outstanding shares of Common Stock voting together as a single class.

  LIMITATIONS ON STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS. The Charter and By-Laws provide that stockholder action can be taken only at an annual or special meeting of stockholders, and prohibit stockholder action by written consent in lieu of a meeting. The By-Laws provide that, subject to the rights of holders of any series of the relevant preferred stock, special meetings of stockholders can be called only by the Chairman of the Board of Directors of the Company, the President or pursuant to resolution of the Board of Directors. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purpose or purposes of the meeting as stated in the notice of the meeting.

  ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS. The By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders.

  PREFERRED STOCK. The Charter authorizes the Board to establish series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or otherwise special rights and such qualifications, limitations or restrictions thereof as are stated in the board resolutions providing for such series. The number of authorized shares of Preferred Stock is 10,000,000. Although the Board does not have any intention at the present time of doing so, it could issue a series of Preferred Stock that could, subject to certain limitations imposed by applicable securities laws and stock exchange rules, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For instance, such series of Preferred Stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction.

  AMENDMENT OF CERTAIN CHARTER PROVISIONS AND THE BY-LAWS. The Charter contains provisions requiring the affirmative vote of the holders of at least 80% of the outstanding Common Stock to amend the provisions pertaining to classification of the Board, the number of directors, filling vacancies in the Board of Directors, removal of directors and the requirement that stockholders can act only at annual or special meetings and not by written consent. The Charter also requires the vote of at least 80% of the outstanding Common Stock for stockholders to adopt, amend or repeal any provision of the By-Laws.

  PREFERRED SHARE PURCHASE RIGHTS. The Rights described above may have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company and thereby effect a change in the composition of the Board on terms not approved by the Board, including by means of a tender offer at a premium to the market price, other than an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or business combination approved by the Board since the Rights may be redeemed by the Company at the applicable redemption price prior to the time that a person or group triggers the exercise of the Rights.

                       DESCRIPTION OF DEPOSITARY SHARES

GENERAL

  The following summary of each of the Deposit Agreement, the Depositary Shares and the Depositary Receipts (each as defined below) does not purport to be complete and is qualified in its entirety by reference to the Deposit Agreement and Depositary Receipts with respect to the Depositary Shares relating to any particular series of Preferred Stock, the forms of which are filed as, or will be incorporated by reference as, exhibits to the Registration Statement of which this Prospectus is a part in connection with the issuance of such Depositary Shares.

  The following summary of the Deposit Agreement, the Depositary Shares and the Depositary Receipts relates to certain terms and conditions applicable to such Securities generally. The particular terms of any series of Depositary Shares will be described in the applicable Prospectus Supplement. If so indicated in such Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

  The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than shares of Preferred Stock. If the Company elects to do so, it will provide for the issuance by a Depositary (as described below) to the public of receipts for Depositary Shares, each of which will represent a fractional interest (to be set forth in the applicable Prospectus Supplement) of a share of Preferred Stock.

  The shares of any series of the Preferred Stock underlying any Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") between the Company and a bank or trust company selected by the Company with respect to such series, having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (with respect to such series, the "Depositary"). The applicable Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of the Preferred Stock underlying such Depositary Share, to all the rights, preferences or privileges of such Preferred Stock (including dividend, voting, redemption, conversion, exchange and liquidation rights).

  Depositary Shares will be evidenced by depositary receipts issued pursuant to the applicable Deposit Agreement (the "Depositary Receipts").

  The Depositary will distribute all cash dividends or other cash distributions received by the Depositary in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the respective numbers of such Depositary Shares held by such holders on the relevant record date; provided, however, that in the case the Company or Depositary shall be required to withhold and shall withhold from any cash dividend or other cash distribution an amount on account of taxes, the amount made available for distribution shall be reduced accordingly. The Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next succeeding distribution to record holders of such Depositary Shares.

  In the event of a distribution other than in cash, the Depositary will distribute securities or property received by it to the record holders of Depositary Shares entitled thereto in proportion to the respective numbers of such Depositary Shares held by such holders on the relevant record date, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the Company's approval, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the public or private sale of such securities or property. The net proceeds from any such sale shall be distributed to such holders as provided in the case of a distribution received in cash.

  Each Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock of the applicable series will be made available to holders of Depositary Shares.

  Upon surrender of Depositary Receipts at the office of the Depositary (unless the related Depositary Shares have previously been called for redemption), the holder of the Depositary Shares evidenced thereby will be entitled to delivery at such office, to or upon such holder's order, of the number of whole shares of the related series of Preferred Stock and all money and other property, if any, underlying such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Preferred Stock on the basis set forth in the applicable Prospectus Supplement, but holders of such whole shares of such Preferred Stock will not thereafter be entitled to deposit such Preferred Stock or to receive receipts evidencing Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Preferred Stock or Series A Junior Preferred Stock to be withdrawn, the Depositary will deliver to such holder or upon such holder's order at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

  The terms, if any, on which the Depositary Shares relating to the Preferred Stock of any series may be redeemed will be set forth in the applicable Prospectus Supplement.

  Upon receipt of notice of any meeting at which the holders of the Preferred Stock of any series are entitled to vote, the applicable Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of whole shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action that may be deemed necessary by the Depositary in order to enable the Depositary to do so. To the extent the Depositary does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock, it will abstain from voting such shares of Preferred Stock, unless otherwise indicated by the holders of such Depositary Shares.

  The form of Depositary Receipt evidencing the Depositary Shares and any provision of the applicable Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, no amendment that materially and adversely alters the rights of the existing holders of Depositary Shares will be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed and any accumulated and unpaid dividends on the Preferred Stock represented by the Depositary Shares, together with all other moneys and property, if any, to which holders of Depositary Receipts are entitled, have been paid or distributed, (ii) all Preferred Stock has been withdrawn or (iii) there has been a final distribution in respect of the Preferred Stock of the applicable series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of any depositary arrangements. The Company will pay all charges of each Depositary in connection with the initial deposit of the Preferred Stock of any series, any redemption of such

Preferred Stock and any withdrawals of such Preferred Stock by holders of Depositary Shares. Holders of Depositary Shares will be required to pay any other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

  Each Depositary will forward to the holders of the applicable Depositary Shares all notices, reports and communications from the Company which are delivered to such Depositary and which the Company is required to furnish the holders of the Depositary Receipts or Preferred Stock of the applicable series.

  Neither any Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any Deposit Agreement. Neither any Depositary nor the Company will assume any obligation or be subject to any liability under any Deposit Agreement other than for its negligence or willful misconduct, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless indemnity satisfactory to them is furnished. The Depositary will agree to perform its duties as are specifically set forth in the Deposit Agreement using its reasonable best efforts and in good faith. Any Depository or the Company may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed by it to be competent and on documents believed by them to be genuine.

  A Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove a Depositary, and such resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                        DESCRIPTION OF DEBT SECURITIES

  The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate ("Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Offered Debt Securities.

  Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will constitute senior, senior subordinated or subordinated (including, if applicable, junior subordinated) debt of the Company and will be issued under a Senior Debt Indenture (the "Senior Debt Indenture") or a Subordinated Debt Indenture (the "Subordinated Debt Indenture"). The Chase Manhattan Bank (the "Trustee") will serve as the trustee under the Senior Debt Indenture. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes referred to below individually as an "Indenture" and collectively as the "Indentures." If and to the extent set forth in the applicable Prospectus Supplement, the Debt Securities may be convertible into Preferred or Common Stock of the Company or issued as part of Units of Debt Securities and other Securities. If Debt Securities are to be issued as part of Units of Debt Securities and other Securities or are to be issued in exchange for Preferred Stock, the Prospectus Supplement will describe any applicable material federal income tax consequences.

  The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete. Except to the extent set forth in the Prospectus Supplement with respect to a particular issue of Debt Securities, the Indentures are substantially identical, except for the provisions relating to subordination, including the fact that Senior Debt Securities will rank senior to the Subordinated Debt Securities.

GENERAL

  The Indentures for the Debt Securities will not limit the amount of additional indebtedness the Company or any of its subsidiaries may incur, except as may be provided in the applicable Prospectus Supplement. The Debt Securities will be senior or subordinated obligations of the Company, as set forth in the accompanying Prospectus Supplement.

  The applicable Prospectus Supplement will contain the following terms of and information relating to any Debt Securities (to the extent such terms are applicable to such Debt Securities and have not been otherwise disclosed): (a) the specific title, aggregate principal amount, denomination and form; (b) the date of maturity; (c) the interest rate or rates (or the method by which such rate will be determined), if any; (d) the date from which interest will accrue, the dates on which any such interest will be payable and the record date for any interest payable on the interest payment date; (e) if other than the corporate trust office of the trustee for such Debt Securities, the place or places where the principal of, premium, if any, and interest, if any, on the Debt Securities will be payable; (f) the portion of the principal amount of Debt Securities of the series payable upon certain declarations of acceleration or the method by which such portion shall be determined; (g) the currency, currencies or currency unit in which payments will be made, if other than U.S. dollars; (h) whether the Debt Securities are senior or subordinated Debt Securities; (i) any redemption, repayment or sinking fund provisions, including the period or periods within which, the currency, currencies or currency units in which and the other terms and conditions upon which Debt Securities may be redeemed; (j) whether the Debt Securities are convertible into Common Stock or Preferred Stock and the terms of the security into which they are convertible (see "Description of Capital Stock"), the conversion price, other terms related to conversion and any anti-dilution protections;
(k) whether the Debt Securities will be sold as part of Units consisting of Debt Securities and other Securities; (l) if the amount of payments of principal of or any premium or interest on any Debt Securities of the series may be determined with reference to an index, formula or other method, the index, formula or other method by which such amounts shall be determined; (m) whether and by what method the Debt Securities of the series (or certain covenants under the related Indenture) may be defeased and discharged by the Company; (n) whether the Debt Securities of the series shall be issued in whole or in part as book-entry securities; (o) any applicable material federal income tax consequences; and (p) any other material specific terms of the Debt Securities, including any material additional events of default or covenants provided for with respect to the Debt Securities and any material terms that may be required by or advisable under applicable laws or regulations.

  Debt Securities may bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate or as part of Units consisting of Debt Securities and other Securities may be sold or deemed to be sold at a discount below their stated principal amount. With respect to any Debt Securities as to which the Company has the right to defer interest, the holders of such Debt Securities may be allocated interest income for federal and state income tax purposes without receiving equivalent, or any, interest payments. Any material federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par that are treated as having been issued at a discount for federal income tax purposes will be described in the applicable Prospectus Supplement.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

  Any Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent and in the manner to be set forth in the Indenture, to all "Senior Debt" of the Company. "Senior Debt" means, without duplication, the principal, premium (if any) and unpaid interest on all present and future
(i) indebtedness of the Company for borrowed money, (ii) obligations of the Company evidenced by bonds, debentures, notes or similar instruments, (iii) indebtedness incurred, assumed or guaranteed by the Company in connection with the acquisition by it or a Subsidiary of any business, properties or assets (except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles), (iv) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, (v) reimbursement obligations of the Company in respect of letters of credit relating to indebtedness or other obligations of the Company that qualify as indebtedness or obligations of the kind referred to in clauses (i) through
(iv) above, and (vi) obligations of the Company under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above, in each case unless in the instrument creating or evidencing the indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to Senior Debt Securities.

CERTAIN COVENANTS OF THE COMPANY

  RESTRICTION ON LIENS. The Senior Debt Indenture provides that the Company will not, nor will it permit a Restricted Subsidiary to, secure indebtedness for money borrowed by placing a Lien on any Operating Property owned or leased by the Company or any Restricted Subsidiary or on any shares of stock or Debt of any Restricted Subsidiary without equally and ratably securing the Debt Securities, unless (i) the principal amount of such indebtedness plus (ii) the Attributable Debt in respect of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions the proceeds of which are applied as provided under (b) of the following paragraph) does not exceed 10% of the Consolidated Net Assets of the Company and its consolidated subsidiaries. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for purposes of this restriction, certain permitted liens, including (a) liens existing as of the date of the Indenture, (b) liens existing at the time any corporation becomes a Restricted Subsidiary, (c) liens on property existing at the time of acquisition and certain purchase money or similar liens, (d) liens to secure certain development, operation, construction, alteration, repair or improvement costs, (e) liens securing indebtedness owing to the Company or another Restricted Subsidiary by a Restricted Subsidiary, (f) liens in connection with either government contracts, including the assignment of moneys due or to become due thereon or obligations issued by a state or a commonwealth or certain other governmental entities, (g) certain liens in connection with legal proceedings or arising in the ordinary course of business and not in connection with the borrowing of money and (h) extensions, substitutions, replacements or renewals of the foregoing. (Section 1007)

  RESTRICTION ON SALE AND LEASEBACK TRANSACTIONS. The Senior Debt Indenture further provides that the Company will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless either (a) the Attributable Debt in respect thereto and all other sale and leaseback transactions entered into after the date of the Senior Debt Indenture (other than those the proceeds of which are applied to reduce indebtedness under (b) following), plus the aggregate amount of then outstanding secured indebtedness not otherwise permitted or excepted without equally and ratably securing the Debt Securities, does not exceed 10% of the Consolidated Net Assets of the Company and its consolidated subsidiaries, or (b) an amount equal to the fair value of the Operating Property leased is applied within 120 days to (i) the purchase of any asset or any interest in an asset which would qualify after purchase, as an Operating Property or (ii) the retirement of the Debt Securities or other indebtedness maturing more than one year thereafter. (Section 1008)

  CERTAIN DEFINITIONS. Attributable Debt, in respect of the sale and leaseback transactions described above, means, as of the time of determination, the total obligation (discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with like term in accordance with generally accepted accounting principles) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such sale and leaseback transaction. (Section 101)

  Consolidated Net Assets is the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities (excluding certain renewable or extendible indebtedness) as shown on the latest balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles. (Section 101)

  An Operating Property is any real property or equipment located within the United States and used primarily for manufacturing by the Company or any of its Subsidiaries that has a net book value (after deduction of accumulated depreciation) in excess of 2.0% of Consolidated Net Assets, other than any such property or equipment (i) which is financed by obligations issued by a state, commonwealth, territory or possession of the United States of America, or any political subdivision or governmental authority of any of the foregoing, or (ii) which, in the opinion of the Company's Board of Directors, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole. (Section 101)

  A Restricted Subsidiary is any Subsidiary of the Company that owns any Operating Property.

  A Sale and Leaseback Transaction is any arrangement with any bank, insurance company or other lender or investor (other than the Company or another Restricted Subsidiary) providing for the leasing by the Company or any Restricted Subsidiary of any Operating Property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such Operating Property by the lessee will be discontinued), which was or is owned or leased by the Company or a Restricted Subsidiary and which has been or is to be sold or transferred, more than 120 days after the acquisition or the completion of construction and commencement of full operation thereof, by the Company or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Operating Property.

REDEMPTION

  If and to the extent set forth in the applicable Prospectus Supplement, the Company will have the right to redeem the Debt Securities, in whole or from time to time in part, after the date and at the redemption prices set forth in the applicable Prospectus Supplement.

EVENTS OF DEFAULT

  An Event of Default with respect to the Debt Securities of any series is defined in the Indentures as: default in payment of principal of or premium, if any, on any Debt Security of that series at Maturity; default for 30 days in payment of interest on any Debt Security of that series; default for 30 days in the deposit of any sinking fund payment when due in respect of that series; failure by the Company in the performance of any other of the covenants or warranties in the Indentures continued for 90 days after due notice by the Trustee or by Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series; certain events of bankruptcy, insolvency or reorganization of the Company; and any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

  The Indentures provide that, if any Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed

Securities (as defined in the Indentures), such portion of the principal amount of such Debt Securities as may be specified in the terms thereof) of all Debt Securities of that series to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or premium, if any, or interest, if any, on the Debt Securities of that series and certain other specified defaults) may be waived by the Holders of a majority in principal amount of the Outstanding Debt Securities of that series on behalf of the Holders of all Debt Securities of that series. (Sections 502 and 513)

  Reference is made to the Prospectus Supplement relating to each series of Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

  The Indentures provide that the Trustee will, within 90 days after the occurrence of a default with respect to Debt Securities of any series at the time Outstanding, give to the Holders of the Outstanding Debt Securities of that series notice of such default known to it if uncured or not waived, provided that, except in the case of default in the payment of principal of or premium, if any, or interest on any Debt Security of that series, or in the deposit of any sinking fund payment which is provided for, such notice shall not be given until 30 days after the occurrence of a default with respect to Outstanding Debt Securities of such series. The term default with respect to any series of Outstanding Debt Securities for the purpose only of this provision means the happening of any of the Events of Default specified in the Indenture and relating to such series of Outstanding Debt Securities, excluding any grace periods and irrespective of any notice requirements. (Section 602)

  The Indentures contain a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the Holders of any series of Outstanding Debt Securities before proceeding to exercise any right or power under the Indenture at the request of the Holders of such series of Debt Securities. (Section 603) The Indentures provide that the Holders of a majority in principal amount of Outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee, with respect to the Debt Securities of such series provided that the Trustee may decline to act if such direction is contrary to law or the Indentures or would expose it to personal liability. (Section 512)

DEFEASANCE OF DEBT SECURITIES OR CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

  DEFEASANCE AND DISCHARGE. Unless otherwise provided in the applicable Prospectus Supplement, the terms of any series of Debt Securities will provide that the Company will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay and discharge the principal of (and premium, if any) and interest on, and any mandatory sinking fund payments applicable to, the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may only occur if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to Holders of the Debt Securities of such series. (Article Thirteen of the Senior Debt Indenture; Article Fifteen of the Subordinated Debt Indenture)

  DEFEASANCE OF CERTAIN COVENANTS. Unless otherwise provided in the applicable Prospectus Supplement, the terms of any series of Debt Securities will provide the Company with the option to omit to comply with certain restrictive covenants, including those described in Sections 801, 1007 and 1008 of the Senior Debt Indenture. The Company, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. Government Obligations, which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on, and mandatory sinking fund payments applicable to the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indentures and such Debt Securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes. In the event the Company exercises this option and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations, as the case may be, on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

  The Prospectus Supplement will state if any defeasance provision will apply to Debt Securities offered in connection therewith.

MODIFICATION OF THE INDENTURE AND WAIVER OF COVENANTS

  The Indentures contain provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indentures or modifying the rights of the Holders of Outstanding Debt Securities of such series, except that no such supplemental indenture may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity, or reduce the principal amount, the premium, if any, thereon or the rate of payment of interest thereon, of any Debt Security of any series, (b) reduce the aforesaid percentage of Outstanding Debt Securities of any series, the consent of the Holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults thereunder or (c) effect certain other changes. (Section 902) The Indentures also permit the Company to omit compliance with certain covenants in the Indentures with respect to Debt Securities of any series upon waiver by the Holders of a majority in principal amount of Outstanding Debt Securities of such series.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Indentures contain a provision permitting the Company, without the consent of the Holders of any of the Outstanding Debt Securities under the Indenture, to consolidate with or merge into any other corporation or transfer or lease its assets substantially as an entirety to any person provided that:
(i) the successor is a corporation organized under the laws of any domestic jurisdiction; (ii) the successor corporation assumes the Company's obligations on the Debt Securities and under the Indentures; (iii) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have happened and be continuing; and (iv) certain other conditions are met. (Sections 801 and 802)

CONCERNING THE TRUSTEE

  The Chase Manhattan Bank is the Trustee under the Senior Debt Indenture. Monsanto maintains deposit accounts and banking relationships with The Chase Manhattan Bank. It is one of Monsanto's principal commercial banks and has extended substantial credit facilities to Monsanto. The Chase Manhattan Bank is a participant in revolving credit agreements with the Company and is the tender agent and paying agent for various industrial revenue bonds of the Company. The Trustee also serves as trustee under an indenture relating to the 7.09% Guaranteed Amortizing ESOP Notes and 8.13% Guaranteed Amortizing ESOP Debentures of the Monsanto Defined Contribution and Employee Stock Ownership Trust, which are guaranteed by the Company, and under indentures relating to the Company's Medium-Term Notes, Series C and D, and its 8.70% Debentures and 6.75% Debentures.

GOVERNING LAW

  Unless otherwise specified in the applicable Prospectus Supplement, the Indenture for the Debt Securities and the Debt Securities will be governed by New York law.

                            DESCRIPTION OF WARRANTS

  Except as otherwise set forth in the applicable Prospectus Supplement, the Warrants will be issued in fully registered form under a Warrant Agreement between the Company and the Warrant Agent named in the applicable Prospectus Supplement (the "Warrant Agent"). The statements in this Prospectus relating to the Warrants and the Warrant Agreement are summaries and do not purport to be complete.

  Each Warrant will entitle the registered owner (the "Warrantholder") to purchase one share of Preferred Stock, one share of Common Stock, one Depositary Share or a specified principal amount of Debt Securities, as set forth in the applicable Prospectus Supplement, subject to the call provisions referred to below, from the time the Warrants are separately transferable until the date set forth in the accompanying Prospectus Supplement. The initial exercise price of the Warrants and the date on which the Warrants become separately transferable will be set forth in the applicable Prospectus Supplement.

  The Warrants can be exercised by surrendering to the Warrant Agent a Warrant certificate signed by the Warrantholder or his, her or its duly authorized agent indicating the Warrantholder's election to exercise all or a portion of the Warrants evidenced by the certificate. Surrendered Warrant certificates must be accompanied by a written election to purchase such Warrants and payment of the aggregate exercise price of the Warrants to be exercised (the "Warrant Price"), which payment may be made in the form of wire transfer or a cashier's check equal to the exercise price or, if and to the extent set forth in the applicable Prospectus Supplement, the surrender of Debt Securities in denominations at least equal to the aggregate Warrant Prices or, if applicable, any combination of cash and such denominations of Debt Securities.

  Certificates evidencing duly exercised Warrants shall be delivered by the Warrant Agent to the transfer agent or trustee for the applicable Securities. Upon receipt thereof, the Company will be obligated to deliver or cause to be delivered, to or upon the written order of the exercising Warrantholders, certificates representing the number or principal amount of Securities so purchased. If fewer than all of the Warrants evidenced by any certificate are exercised, the Warrant Agent will be obligated to deliver to the exercising Warrantholder a new Warrant certificate representing the unexercised Warrants.

  To the extent set forth in the applicable Prospectus Supplement, the Warrant Price and the number of Securities purchasable upon the exercise of each Warrant are subject to adjustment in certain events, including: (i) the issuance of a stock dividend to holders of Securities (whichever the Warrants are exercisable for) or a combination or subdivision of the Securities (whichever the Warrants are exercisable for); (ii) the issuance of rights, warrants or options or securities convertible into, or exchangeable for, the Securities (whichever the Warrants are exercisable for), that are distributed to all holders of the Company's outstanding Securities (whichever the Warrants are exercisable for) entitling them to subscribe for or purchase such Securities; and (iii) any distribution by the Company to the holders of its Securities (whichever the Warrants are exercisable for) of evidences of indebtedness of the Company or of assets (excluding, if and to the extent set forth in the applicable Prospectus Supplement, certain cash dividends or distributions). To the extent set forth in the applicable Prospectus Supplement, no adjustment in the number of Securities purchasable upon exercise of the Warrants or in the Warrant Price will be required until cumulative adjustments require an adjustment of at least one percent thereof.

  Notwithstanding the foregoing, unless the applicable Prospectus Supplement states to the contrary, in case of any merger or consolidation or sale, transfer, lease or conveyance of all or substantially all of the assets of the Company and its subsidiaries, including a consolidation or merger in which the Company is the continuing corporation, the successor or assuming entity shall succeed to and be substituted for the Company, with the same effect as if it had been named in the Warrant Agreement and in the Warrant Certificates as the Company.

  Adjustments to the Warrant Price (and, possibly, adjustment to the number of Securities purchasable upon the exercise of each Warrant), or the failure to make such adjustments, may in certain circumstances result in distributions that could be taxable as dividends under the Internal Revenue Code of 1986, as amended, to holders of the Warrants or to holders of shares of Securities issued upon exercise thereof. The Company will reserve the right (but will not be obligated) to make such adjustments to the Warrant Price or in the number of Securities purchasable upon the exercise of each Warrant, in addition to those required in the foregoing provisions, as it shall determine to be advisable in order that certain stock-related distributions which may hereafter be made by the Company to its stockholders after the date of the applicable Prospectus Supplement shall not be taxable to them.

  If all or any portion of the Warrants are callable at the option of the Company, the call provisions, including the call price and the date through which the Warrants may be exercised, will be set forth in the applicable Prospectus Supplement. If upon expiration the unexercised Warrants will convert into Securities, the manner and rate of such conversion will be set forth in the applicable Prospectus Supplement.

  Holders of Warrants are not entitled, by virtue of being holders, to receive dividends or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, to vote at any such meeting or to exercise any rights whatsoever as stockholders of the Company. The Warrant Agreement and the Warrants will provide that no director, officer, employee or shareholder of the Company, as such, will have any liability under the Warrants or the Warrant Agreement. The Warrant Agreement and the Warrants will also each provide that each holder of the Warrants, by accepting the Warrants, waives and releases all such liability.

  Unless otherwise specified in the applicable Prospectus Supplement, the Warrant Agreement and the Warrants will be governed by New York law.

       DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

  Unless otherwise specified in the applicable Prospectus Supplement, the Company may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The consideration per share of Common Stock or Preferred Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by a specific reference to a formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as part of Units ("Stock Purchase Units") consisting of a Stock Purchase Contract and Debt Securities, Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock or the Preferred Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

  PLEDGED SECURITIES AND PLEDGE AGREEMENT. The securities related to the Stock Purchase Contracts (collectively, the "Pledged Securities") will be pledged to a collateral agent (the "Collateral Agent"), for the benefit of the Company, pursuant to the Pledge Agreement to secure the obligations of holders of Stock Purchase Contracts to purchase Common Stock or Preferred Stock under the related Stock Purchase Contracts. The rights of holders of Stock Purchase Contracts to the related Pledged Securities will be subject to the Company's security interest therein created by the Pledge Agreement. No holder of Stock Purchase Contracts will be permitted to withdraw the Pledged Securities related to such Stock Purchase Contracts from the pledge arrangement except upon the termination or Early Settlement of the related Stock Purchase Contracts. Subject to such security interest and the terms of the Purchase Contract Agreement and the Pledge Agreement, each holder of a Stock Purchase Contract will retain full beneficial ownership of the related Pledged Securities.

  Except as described in the applicable Prospectus Supplement, the Collateral Agent will, upon receipt of distributions on the Pledged Securities, distribute such payments to the Company or the Purchase Contract Agent, as provided in the Pledge Agreement. The Purchase Contract Agent will in turn distribute payments it receives as provided in the Purchase Contract Agreement.

  The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not necessarily be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                       DESCRIPTION OF GLOBAL SECURITIES

  Unless otherwise specified in the applicable Prospectus Supplement, Securities other than Common Stock will be issued in the form of one or more book-entry certificates (collectively, with respect to each series or issue of Securities, the "Global Securities") registered in the name of a depositary or a nominee or a depositary. Unless otherwise specified in the applicable Prospectus Supplement, the depositary will be The Depository Trust Company ("DTC"). The Company has been informed by DTC that its nominee will be Cede & Co. ("Cede"). Accordingly, Cede is expected to be the initial registered holder of all Securities that are issued in book-entry form. No person that acquires a beneficial interest in such Securities will be entitled to receive a certificate representing such person's interest in the Securities except as set forth herein or in the applicable Prospectus Supplement. Unless and until definitive Securities are issued under the limited circumstances described below, all references to actions by holders of Securities issued in book-entry form shall refer to actions taken by DTC upon instruction from its Participants (as defined below), and all references herein to payments and notices to holders shall refer to payments and notices to DTC or Cede, as the registered holder of such Securities.

  DTC has informed the Company that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing company" within the meaning of the New York

Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act, and that it was created to hold securities for its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions among Participants through electronic book-entry, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

  Persons that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Securities may do so only through Participants and Indirect Participants. Under a book-entry format, Holders may experience some delay in their receipt of payments, as such payments will be forwarded by the agent designated by the Company to Cede, as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or Holders. Holders will not be recognized by the applicable registrar, transfer agent, Trustee, Depositary or Warrant Agent as registered holders of the Securities entitled to the benefits of the Certificate or the applicable Indenture, Deposit Agreement or Warrant Agreement. Beneficial owners that are not Participants will be permitted to exercise their rights as such only indirectly through and subject to the procedures of Participants and, if applicable, Indirect Participants.

  Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect (the "Rules"), DTC will be required to make book-entry transfers of Securities among Participants and to receive and transmit payments to Participants. Participants and Indirect Participants with which beneficial owners of Securities have accounts with respect to the Securities similarly are required by the Rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

  Because DTC can act only on behalf of Participants, who in turn act only on behalf of Participants or Indirect Participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of Securities issued in book-entry form to pledge such Securities to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Securities, may be limited due to the unavailability of physical certificates for such Securities.

  DTC has advised the Company that DTC will take any action permitted to be taken by a registered holder of any Securities under the Charter or the applicable indenture, Deposit Agreement or Warrant Agreement only at the direction of one or more Participants to whose accounts with DTC such Securities are credited.

  Unless otherwise specified in the applicable Prospectus Supplement, a Global Security will be exchangeable for the relevant definitive Securities registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Company that it is unwilling or unable to continue as depository for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered in order to act as such depository and the Company does not appoint a successor within 90 days, (ii) the Company executes and delivers to the applicable registrar, transfer agent, Trustee, Depositary and/or Warrant Agent an order complying with the requirements of the Charter or the applicable Indenture, Deposit Agreement and/or Warrant Agreement that such Global Security shall be so exchangeable or (iii) there has occurred and is continuing a default in the payment of any amount due in respect of the Securities or, in the case of Debt Securities, an Event of Default or an event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to such Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence will be exchangeable for Securities registered in such names as DTC directs.

  Upon the occurrence of any event described in the immediately preceding paragraph, DTC is generally required to notify all Participants of the availability through DTC of definitive Securities. Upon surrender by DTC of the Global Security representing the Securities and delivery of instructions for re-registration, the registrar, transfer agent, Trustee, Depositary or Warrant Agent, as the case may be, will reissue the Securities as definitive Securities, and thereafter such persons will recognize the holders of such definitive Securities as registered holders of Securities entitled to the benefits of the Certificate or the applicable Indenture, Deposit Agreement and/or Warrant Agreement.

  Except as described above a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary appointed by the Company. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a Global Security evidencing all or part of any Securities unless such beneficial interest is in an amount equal to an authorized denomination for such Securities.

  None of the Company, the Trustees, any registrar and transfer agent, any Warrant Agent or any Depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC's or any Participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

                             PLAN OF DISTRIBUTION

  The Company may sell the Securities to or through one or more underwriters or dealers or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement. The Company may sell Securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

  Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize dealers or agents to offer and sell the Securities upon such terms and conditions as may be set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

  The Common Stock is listed on the New York Stock Exchange under the symbol "MTC." The Depositary Shares, Debt Securities, the Preferred Stock and the Warrants will be new issues of securities with no established trading market. Any underwriters or agents to or through which

Securities are sold by the Company may make a market in such Securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any Depositary Shares, Debt Securities, Preferred Stock or Warrants.

                                 LEGAL MATTERS

  The validity of the Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Common Stock Warrants, Preferred Stock Warrants, Debt Warrants, Depositary Share Warrants and Stock Purchase Contracts covered by this Prospectus will be passed upon for the Company by Winston & Strawn, Chicago, Illinois. The validity of the Securities offered by this Prospectus may be passed on for any underwriters or agents by counsel named in the Prospectus Supplement.

                                    EXPERTS

  The consolidated financial statements of Monsanto at December 31, 1997 and 1996 and for each of the three years in the period ending December 31, 1997 incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such statements are incorporated herein by reference in reliance upon such report given upon the authority of Deloitte & Touche LLP as experts in accounting and auditing.

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     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                              ----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................  S-1
Risk Factors............................................................... S-11
Use of Proceeds............................................................ S-15
Price Range of Common Stock and Dividend Policy............................ S-16
Capitalization............................................................. S-17
Management's Discussion and Analysis
 of Financial Condition and Results of Operations.......................... S-18
Disclosure Regarding Forward-Looking Information........................... S-28
Accounting Treatment....................................................... S-32
Description of Units....................................................... S-33
Certain Federal Income Tax Consequences.................................... S-51
Underwriting............................................................... S-57
Validity of Securities..................................................... S-58
Experts.................................................................... S-58

                                  Prospectus

Available Information......................................................    2
Information Incorporated By Reference......................................    2
The Company................................................................    3
Use of Proceeds............................................................    3
Ratio of Earnings to Fixed Charges.........................................    3
Description of Capital Stock...............................................    4
Description of Depositary Shares...........................................    7
Description of Debt Securities.............................................    9
Description of Warrants....................................................   15
Description of Stock Purchase Contracts and Stock Purchase Units...........   16
Description of Global Securities...........................................   17
Plan of Distribution.......................................................   19
Legal Matters..............................................................   20
Experts....................................................................   20

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                                       Units

                               MONSANTO COMPANY

                                  % Adjustable
                                Conversion-rate
                             Equity Security Units

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                          Joint Book-Running Managers

                             GOLDMAN, SACHS & CO.

                             SALOMON SMITH BARNEY

                      Representatives of the Underwriters

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